UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☒ Preliminary Proxy Statement	☐ Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement

☐ Definitive Additional Material

☐ Soliciting Material Under Rule 14a-12

IMPAC Medical Systems, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

common stock, par value $0.001 per share, of IMPAC

(2)	Aggregate number of securities to which transactions applies:

10,795,876 shares of common stock, including (i) 9,949,964 shares of common stock issued and outstanding as of January 31, 2005, (ii) the anticipated issuance of approximately 39,138 shares of common stock in April 2005 pursuant to the 2002 Employee Stock Purchase Plan and (iii) 806,774 shares of common stock subject to in-the-money options outstanding as of January 31, 2005

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

$24.00 per share, which represents the price to be paid in cash per share of IMPAC common stock pursuant to the Agreement and Plan of Merger, dated as of January 17, 2005, by and among IMPAC, Elekta AB (publ) and Erbium Acquisition Corporation

(4)	Proposed maximum aggregate value of transaction:

$250,658,214.77 (which is equal to the sum of (A) 9,989,102 shares of common stock multiplied by $24.00 per share and (B) in-the-money options to purchase 806,774 shares of common stock multiplied by $13.5351 per share (which is the difference between $24.00 and $10.4649, the weighted average exercise price per share of the in-the-money options))

(5)	Total fee paid:

$29,502.47 (calculated pursuant to Section 14(g) of the Exchange Act by multiplying the proposed maximum aggregate value of the transaction by 0.00011770)

☐	Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

100 West Evelyn Avenue

Mountain View, California 94041

[                    ] [    ], 2005

To Our Stockholders:

You are cordially invited to attend the 2005 annual meeting of stockholders of IMPAC Medical Systems, Inc. to be held on [                    ], 2005 at 8:00 a.m. Pacific Time at the offices of Orrick, Herrington & Sutcliffe LLP, The Orrick Building, 405 Howard Street, San Francisco, California 94105.

At the annual meeting, we will ask you to consider and vote upon the proposed acquisition of IMPAC by Elekta AB (publ), to be effected by means of a merger of IMPAC with Erbium Acquisition Corporation, an indirect wholly owned subsidiary of Elekta. If the merger is completed, you will be entitled to receive $24.00 in cash for each share of IMPAC common stock that you own (without interest and less applicable withholding taxes).

At the annual meeting, we will also ask you to consider and vote upon a proposal to elect two directors to serve on our board of directors. If the merger proposal is approved and the merger is consummated, our board of directors will be replaced by the board of directors of Erbium at the effective time of the merger.

After careful consideration, our board of directors has determined that the terms and conditions of the merger and the related merger agreement are advisable, fair to, and in the best interests of, IMPAC and its stockholders, and unanimously recommends that you vote “FOR” the merger proposal. Among the factors that our board of directors considered was the fairness opinion delivered orally to our board of directors on January 16, 2005 by our financial advisor, William Blair & Company, L.L.C., and subsequently confirmed in writing, to the effect that, as of such date and based upon and subject to qualifications and limitations stated in the written opinion, the merger price of $24.00 per share is fair from a financial point of view to our stockholders. The full text of the fairness opinion is attached as Annex C to the proxy statement, and we urge you to read it carefully.

Your vote is very important. We cannot complete the merger unless the merger agreement is approved and adopted by holders of a majority of our outstanding shares of common stock. Whether or not you plan to attend the meeting, please complete, date, sign and promptly return the enclosed proxy in the enclosed postage prepaid envelope prior to the meeting so that your shares will be represented at the meeting. Returning the proxy does not deprive you of your right to attend the meeting and to vote your shares in person.

The enclosed proxy statement provides you with detailed information about the proposals to be acted upon at the annual meeting. We urge you to read the entire proxy statement carefully.

We hope to see you at the meeting.

Sincerely,

Joseph K. Jachinowski
President and Chief Executive Officer

This proxy statement is first being mailed to IMPAC stockholders on or about [                    ] [    ], 2005.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

100 West Evelyn Avenue

Mountain View, California 94041

To Our Stockholders:

Notice is hereby given that we will hold the 2005 annual meeting of stockholders of IMPAC Medical Systems, Inc. on [                    ], 2005 at 8:00 a.m. Pacific Time at the offices of Orrick, Herrington & Sutcliffe LLP, The Orrick Building, 405 Howard Street, San Francisco, California 94105.

At the meeting, you will be asked to consider and vote upon the following matters:

(1) A proposal to approve and adopt the Agreement and Plan of Merger, dated as of January 17, 2005, by and among IMPAC, Elekta AB (publ) and Erbium Acquisition Corporation, an indirect wholly owned subsidiary of Elekta, and to approve the acquisition of IMPAC by Elekta by means of a merger of IMPAC with Erbium Acquisition Corporation. If the merger is completed, IMPAC will become an indirect wholly owned subsidiary of Elekta and each outstanding share of IMPAC common stock will be converted into the right to receive $24.00 in cash.

(2) A proposal to grant IMPAC management discretionary authority to adjourn the annual meeting one or more times, but not to a date later than May 31, 2005.

(3) A proposal to elect two directors to serve on our board of directors.

(4) Any other proposal to transact business that may properly come before the meeting or any adjournment of the meeting.

These items of business are more fully described in the proxy statement accompanying this notice.

The board of directors has chosen [                    ], 2005 as the record date used to determine the stockholders that will be eligible to vote at the annual meeting and at any adjournment thereof. If you owned stock of IMPAC as of the record date, you are invited to attend the annual meeting and to vote on the merger. At the close of business on the record date, there were [                    ] shares of IMPAC common stock outstanding and entitled to vote.

Your vote is very important. We cannot complete the merger unless the merger agreement is approved and adopted by holders of a majority of the outstanding shares of our common stock. Whether or not you plan to attend the meeting, please complete, date, sign and promptly return the enclosed proxy in the enclosed postage prepaid envelope prior to the meeting so that your shares will be represented at the meeting. Returning the proxy does not deprive you of your right to attend the meeting and to vote your shares in person.

By Order of the Board of Directors

David A. Auerbach
Secretary

Mountain View, California

[                    ] [    ], 2005

i

ii

FORWARD-LOOKING STATEMENTS

This proxy statement contains certain forward-looking statements and information relating to IMPAC that are subject to safe harbors created under the U.S. federal securities laws. These forward-looking statements include, among other things, statements concerning whether and when the proposed transaction with Elekta will close, whether conditions to the proposed merger will be satisfied, the effect of the proposed merger on our business and operating results, and other statements qualified by words such as “anticipate,” “believe,” “intend,” “may,” and other words of similar import. These statements are based on our current expectations and beliefs and are subject to numerous risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements, including, among others:

•	the requirement that our stockholders adopt and approve the merger agreement and approve the proposed merger with Elekta;

•	the receipt of necessary approvals under applicable antitrust laws and other relevant regulatory authorities;

•	failure by us or Elekta to satisfy other conditions to the merger; and

•	the effect of the announcement of the merger on our customer relationships, operating results and business generally, including our ability to retain key employees and any litigation with respect to the merger.

Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those described herein.

The statements made in this proxy statement represent our views as of the date of this proxy statement, and it should not be assumed that the statements made herein remain accurate as of any future date. We undertake no duty to any person to update the statements in this proxy statement under any circumstances, except as otherwise required by law.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND THE PROPOSED MERGER

The following questions and answers are provided for your convenience, and briefly address some commonly asked questions regarding the proposed merger and the IMPAC annual meeting of stockholders. The questions and answers may not address all questions that may be important to you as an IMPAC stockholder. You should carefully read this entire proxy statement, including each of the annexes, for a more complete description of the matters to be acted upon at the annual meeting.

Q:	What am I being asked to vote on?

A:	Proposal 1—Proposal 1 asks you to approve and adopt the Agreement and Plan of Merger, dated as of January 17, 2005, by and among IMPAC, Elekta and Erbium Acquisition Corporation, an indirect wholly owned subsidiary of Elekta, and to approve the acquisition of IMPAC by Elekta by means of a merger of IMPAC with Erbium Acquisition Corporation. As a result of the merger, IMPAC will cease to be an independent, publicly traded company, and will become an indirect wholly owned subsidiary of Elekta.

Proposal 2—Proposal 2 asks you to grant IMPAC management discretionary authority to adjourn the annual meeting. If this proposal is passed, we may adjourn the annual meeting one or more times (but not to a date later than May 31, 2005). If, for example, we do not receive proxies from stockholders holding a sufficient number of shares to approve the proposed transaction described in Proposal 1, we could use the additional time to solicit additional proxies in favor of the merger.

Proposal 3—Proposal 3 asks you to vote in favor of the election of Joseph K. Jachinowski and Gregory M. Avis to our board of directors. If the merger proposal is approved and the merger is consummated, our board of directors will be replaced by the board of directors of Erbium Acquisition Corporation.

Q:	What will I receive in the merger and when will I receive it?

A:	If the merger is completed, each outstanding share of IMPAC stock, other than shares held by IMPAC stockholders who validly exercise their appraisal rights as discussed in this proxy statement, will automatically be converted into the right to receive $24.00 in cash, without interest and less any applicable withholding taxes. Upon completion of the merger, Elekta will arrange for a letter of transmittal to be sent to each IMPAC stockholder. The merger consideration will be paid to each stockholder promptly after each stockholder submits the letter of transmittal, properly endorsed stock certificates and other required documentation.

Q:	What will holders of options to purchase IMPAC stock receive in the merger?

A:	Upon completion of the merger, all outstanding in-the-money options, including unvested options, will be cancelled and extinguished and will be automatically exchanged for the right to receive a cash payment equal to the number of shares of IMPAC stock subject to the option multiplied by the difference between $24.00 and the per share exercise price of the option. An in-the-money option is any option that has an exercise price per share that is less than $24.00 per share, the amount of cash consideration per share to be paid in the merger. All options that are not in-the-money options will be cancelled and extinguished upon completion of the merger without consideration.

Q:	Will the merger be taxable to me?

A:	Generally, yes. For U.S. federal income tax purposes, you generally will recognize a taxable gain or loss as a result of the merger measured by the difference, if any, between $24.00 per share and your adjusted tax basis in that share. However, you are urged to consult your own tax advisors to determine your particular tax consequences. For a more complete description of the tax consequences, see the section entitled “The Merger—Material United States federal income tax consequences of the merger” on page 31.

Q:	Does the board of directors of IMPAC recommend voting in favor of the merger proposal?

A:	Yes. Our board of directors unanimously recommends that you vote to approve the merger proposal. After careful consideration of many factors, our board of directors has determined that the terms and conditions of the merger and the merger agreement are advisable, fair to, and in the best interests of, IMPAC and its stockholders. Please see the section entitled “The Merger—IMPAC’s reasons for the merger” on page 19.

Q:	What vote is required to approve the merger?

A:	Under Delaware law, the holders of a majority of the outstanding shares of IMPAC common stock are required to vote to approve and adopt the merger agreement and approve the merger. The holders of approximately 33.1% of the outstanding shares of IMPAC common stock, including three of our directors and executive officers, have entered into stockholder agreements with Elekta pursuant to which they have agreed to vote all shares of IMPAC stock for which they have voting power in favor of the merger proposal and against any alternative acquisition proposal or any action or agreement that would interfere with the completion of the merger.

Q:	When do you expect the merger to be completed?

A:	We are working to complete the merger as quickly as possible. In addition to obtaining stockholder approval, we must also obtain clearance under applicable antitrust laws and satisfy other closing conditions before we can complete the merger. We hope to complete the merger shortly after the annual meeting of stockholders, although the meeting could be adjourned or the closing could be delayed if closing conditions have not been satisfied or waived.

Q:	What happens if the merger is not completed?

A:	If the merger is not completed, both IMPAC and Elekta will continue to operate as independent companies. We may be required to pay a $10.0 million termination fee to Elekta if the merger is not completed for certain reasons.

Q:	How do I vote any shares that are held in my own name?

A.	You may appoint representatives to vote for you. The proxy card enables you to appoint Joseph K. Jachinowski, James P. Hoey and David A. Auerbach as your representatives at the annual meeting. By completing and returning the proxy card, you are authorizing Mr. Jachinowski, Mr. Hoey or Mr. Auerbach to vote your shares at the annual meeting as you have instructed them on the proxy card, whether or not you attend the annual meeting. If you do not include instructions on how to vote your properly signed proxy, your shares will be voted “FOR” the merger and the adjournment proposals and “FOR” the election of the nominees for director. Even if you plan to attend the annual meeting, we encourage you to complete and return your proxy card in advance of the annual meeting, just in case your plans change.
You may vote in person. We will pass out written ballots to anyone who is entitled to and wants to vote at the annual meeting. However, if your shares are not held in your name, you must request a proxy from the registered holder. Typically, shares purchased through a stockbroker are held in the name of an entity designated by the brokerage firm, which is referred to as a “street name” holder. Any shares held in “street name” cannot be voted without a proxy from your broker.

Q:	What if I do not vote?

A.

If you do not submit a proxy card or vote in person at the annual meeting, or if you abstain from voting, it will have the effect of a vote against the merger proposal but will have no effect on the outcome of the election of directors. If you do not submit a proxy card or vote in person at the annual meeting, your shares will not be counted for or against the adjournment proposal, but if you mark “ABSTAIN” with respect to the adjournment proposal, this will have the effect of a vote against the proposal.

Q:	If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A:	No. Your broker will vote your shares only if you provide instructions on how to vote by following the directions provided to you by your broker regarding how to instruct your broker to vote your shares. Failure to provide specific instructions to your broker will have the same effect as a vote against the merger.

Q:	What do I do if I want to change my vote?

A:	If you want to change your vote, send the Corporate Secretary of IMPAC a signed proxy card bearing a date after the date of your original proxy before the annual meeting or attend the annual meeting and vote in person. You may also revoke your proxy by sending written notice to the Corporate Secretary of IMPAC before the annual meeting. If you have instructed a broker to vote your shares, you must follow directions received from your broker to change those instructions.

Q:	Should I send in my IMPAC stock certificates now?

A:	No. After the merger is completed, you will receive instructions regarding how to exchange your IMPAC stock certificates for cash.

Q:	Am I entitled to dissenters’ or appraisal rights?

A:	Yes. Under Section 262 of the Delaware General Corporation Law, holders of IMPAC common stock are entitled to appraisal rights in connection with the merger. If you make a written demand for appraisal of your shares prior to the annual meeting, do not vote your shares in favor of the merger proposal, continue to hold your shares of record through the date of the merger and otherwise follow the procedural requirements of Section 262, you will be entitled to have your shares appraised by the Delaware Court of Chancery and receive the fair value of your shares in cash, as determined by the court, which may be more than, equal to or less than $24.00 per share. You may also be required to pay all or a portion of the costs and expenses incurred in connection with the appraisal proceeding. Please see the section entitled “The Merger—Appraisal rights of IMPAC stockholders” on page 29 and Annex D for the procedures to be followed in asserting appraisal rights.

Q:	Who should I contact with questions?

A:	If you have any questions, please contact Joseph K. Jachinowski, President and Chief Executive Officer of IMPAC, by telephone at (650) 623-8800, or by e-mail at ir@impac.com.

SUMMARY

This summary highlights important information discussed in greater detail elsewhere in this proxy statement. This summary may not contain all of the information that is important to you. You should read this entire document carefully, including all of the documents attached as annexes, for a more complete understanding of the transaction. In particular, we encourage you to review the merger agreement attached as Annex A, as this is the primary legal document that governs the proposed transaction.

The parties (see page 13)

IMPAC Medical Systems, Inc.

IMPAC Medical Systems, Inc., a Delaware corporation, is a leading provider of oncology IT solutions that streamline both clinical and business operations to help improve the process of delivering quality patient care. With systems designed for anatomic pathology, medical oncology, radiation oncology, imaging, clinical laboratory, and cancer registry, IMPAC supports the entire team of healthcare professionals who contribute to the care of the cancer patient. Supporting more than 2,500 installations worldwide, IMPAC provides practical solutions that deliver better overall communication, process efficiency and quality patient care.

Our common stock is traded on the Nasdaq National Market under the symbol “IMPC.”

Elekta AB (publ)

Elekta AB (publ) is an international medical technology company, providing highly advanced clinical solutions for high precision radiation treatment of cancer and for non- or minimally invasive treatment of brain disorders. Elekta’s systems and solutions are used at over 2,000 hospitals around the world to treat cancer and to diagnose and treat brain disorders, including tumors, vascular malformations and functional disorders.

Elekta was founded in 1972 and is headquartered in Stockholm, Sweden. The company is listed on Stockholmsbörsen (Stockholm Stock Exchange) under the ticker EKTAb.

Erbium Acquisition Corporation

Erbium Acquisition Corporation, which is referred to in this proxy statement as “Merger Sub,” is a Delaware corporation and an indirect wholly owned subsidiary of Elekta. Merger Sub was formed in January 2005 solely for the purpose of effecting the proposed transaction. If the transaction is consummated, Merger Sub will cease to exist after it merges with IMPAC.

Summary of the transaction

The merger (see page 14) and the merger agreement (see page 33)

Elekta, Merger Sub and IMPAC have entered into a merger agreement that provides for the acquisition of IMPAC by Elekta, to be effected by the merger of IMPAC with Merger Sub. As a result of the merger, IMPAC will cease to be an independent, publicly traded company, and will become an indirect wholly owned subsidiary of Elekta. The merger will be completed when all of the conditions to completion of the merger are satisfied or waived, including approval and adoption of the merger agreement and approval of the merger by IMPAC’s stockholders. However, the merger agreement may be terminated, and the merger not completed, under certain circumstances that are described in this proxy statement and in the merger agreement.

Upon completion of the merger, each outstanding share of IMPAC common stock, other than shares held by stockholders exercising appraisal rights, will be converted into the right to receive $24.00 in cash (without interest and less applicable withholding taxes).

Upon completion of the merger, each outstanding option to purchase IMPAC common stock, including unvested options, with an exercise price less than $24.00 will be cancelled and the holder of such option will be entitled to receive a one-time cash payment (net of any statutory tax withholdings) equal to the number of shares of IMPAC stock subject to the option, multiplied by the difference between $24.00 and the per share exercise price of the option. Each outstanding option to purchase IMPAC common stock with an exercise price equal to or greater than $24.00 will be cancelled without payment.

The merger agreement is attached to this proxy statement as Annex A. We urge you to read it carefully.

IMPAC market price information (see page 60)

IMPAC’s common stock is quoted on The Nasdaq National Market under the symbol “IMPC.” On January 14, 2005, the last full trading day before the public announcement of the proposed merger, the closing price of our common stock was $19.75. On [                    ], 2005, the most recent practicable date prior to the mailing of this proxy statement, the closing price of our common stock was $[            ].

Annual meeting of IMPAC stockholders (see page 10)

IMPAC will hold the 2005 annual meeting of its stockholders on [                    ], 2005 at 8:00 a.m. Pacific Time at the offices of Orrick, Herrington & Sutcliffe LLP, The Orrick Building, 405 Howard Street, San Francisco, California 94105. At the meeting, IMPAC stockholders will consider and vote on a proposal to approve the merger and approve and adopt the merger agreement. In addition, IMPAC stockholders will consider and vote on a proposal to grant IMPAC management the discretionary authority to adjourn the annual meeting one or more times, but not to a date later than May 31, 2005.

Only holders of record of IMPAC common stock on [                    ], 2005, the record date for the annual meeting, are entitled to notice of and to vote at the annual meeting.

The approval and adoption of the merger agreement requires the affirmative vote of a majority of the shares of IMPAC common stock outstanding at the close of business on the record date. The proposal to grant IMPAC management discretionary authority to adjourn the annual meeting requires the approval of the holders of at least a majority of the shares held by those present or represented by proxy at the annual meeting and eligible to vote on the proposal that are voted “for,” “against” or “abstain” with respect to the proposal.

The directors and executive officers of IMPAC and their affiliates own approximately 33.3% of the shares entitled to vote at the annual meeting. The holders of approximately 33.1% of the outstanding shares of IMPAC common stock, including three of our directors and executive officers and their respective affiliates, have entered into stockholder agreements with Elekta and Merger Sub pursuant to which they have agreed to vote all shares of IMPAC stock for which they have voting power in favor of the merger proposal and against any alternative acquisition proposal or any other action or agreement that would interfere with the completion of the merger.

Opinion of IMPAC’s financial advisor (see page 21)

In deciding to approve the merger, our board of directors considered, among other things, an opinion from William Blair & Company, L.L.C. (“William Blair”), our financial advisor, as to the fairness of the $24.00 price per share merger consideration from a financial point of view. The opinion of William Blair is attached as Annex C. We urge you to read it carefully to understand the procedures followed, assumptions made, matters considered and limitations on the review undertaken by William Blair. This opinion is directed to our board of directors and is not a recommendation to any stockholder with respect to any matter relating to the merger.

Conditions to closing the merger (see page 38)

Completion of the merger depends upon the satisfaction or waiver of a number of conditions, including the following:

•	the merger agreement must be approved by our stockholders;

•	no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the merger may be in effect;

•	all approvals, waivers and consents necessary to complete the merger must have been obtained, the waiting period required under Hart-Scott-Rodino Antitrust Improvements Act of 1976 and any other applicable antitrust laws must have expired or been terminated, and any comments or issues raised by the SEC relating to this proxy statement or any other filing with the SEC relating to the merger must have been resolved;

•	our representations and warranties and the representations and warranties of Elekta and Merger Sub (disregarding materiality qualifications) must be true and correct as of the effective time of the merger (except for representations and warranties made as of a specified date, which need be true and correct only as of the specified date), except for any failure to be true and correct which, individually or in the aggregate, could not reasonably be expected to have a material adverse effect (provided that this exception does not apply to representations and warranties relating to our capital structure) or prevent or materially delay the closing of the merger;

•	we must have performed in all material respects all of our obligations under the merger agreement required to be performed by us at or prior to the closing of the merger;

•	Elekta and Merger Sub must have performed in all material respects all of their obligations under the merger agreement required to be performed by them at or prior to the closing of the merger; and

•	no material adverse effect (as defined on page 39) on us shall have occurred after January 17, 2005.

Termination of the merger agreement (see page 39)

The merger agreement may be terminated at any time prior to the effective time of the merger, notwithstanding adoption of the merger agreement by our stockholders:

•	by mutual written consent of Elekta and us;

•	by Elekta or us, if the merger has not been completed by May 31, 2005, except that this right to terminate (a) is not available to any party whose failure to perform any of its obligations under the merger agreement caused the failure of the merger to occur by this date and (b) is not available to either party until June 30, 2005 if the merger has not been completed because of the failure to receive all required governmental approvals;

•	by Elekta or us, if any court or other governmental entity issues an order, decree or ruling or takes any other action permanently restraining, enjoining or otherwise prohibiting the merger and such order, decree or ruling or other action has become final and nonappealable;

•	by Elekta or us, if our board of directors withdraws or modifies in a manner adverse to Elekta its approval or recommendation in favor of the merger agreement, or approves, endorses or recommends an alternative acquisition proposal (as defined on page 37);

•	by Elekta or us, if there is a material inaccuracy in any of the other party’s representations or warranties, which is not cured within 10 days after receiving notice thereof, or if the other party materially breaches any covenant or agreement in the merger agreement and such party does not cure such breach within 15 days after receiving notice thereof; or

•	by Elekta, if our stockholders fail to adopt the merger agreement by May 31, 2005.

Termination fee (see page 40)

We are obligated to pay Elekta a termination fee equal to $10 million in cash if the merger agreement is terminated because our board of directors has withdrawn or modified in a manner adverse to Elekta its approval or recommendation in favor of the merger or approved, endorsed or recommended an alternative acquisition proposal. We are also obligated to pay Elekta the $10 million termination fee if (A) Elekta terminates the merger agreement because (i) there is a material inaccuracy in any of our representations or warranties or a material breach of our covenants and agreements in the merger agreement or (ii) our stockholders fail to adopt the merger agreement by May 31, 2005, and (B) within 12 months following such termination, we consummate a business combination, as defined on page 27.

Restrictions on solicitation (see page 37)

Until the merger is completed or the merger agreement is terminated, we have agreed not to take any of the following actions directly or indirectly:

•	initiate, solicit or encourage any acquisition proposal;

•	enter into, maintain or continue discussions or negotiations with any person in furtherance of any acquisition proposal;

•	furnish any information to any other person with respect to any acquisition proposal; or

•	approve, agree to, endorse or recommend any acquisition proposal.

However, if we receive an unsolicited acquisition proposal and our board of directors determines, after consulting with our advisors, that such proposal is a superior proposal, as defined on page 37, and that failure to act on such proposal would be reasonably likely to be a breach of the board’s fiduciary duties, then, if certain other conditions are satisfied:

•	we may furnish the same information as was previously furnished to Elekta to the person making the proposal, and discuss or negotiate the proposal with such person; and

•	our board of directors may withdraw its approval of the merger agreement and its recommendation in favor of the proposed merger with Elekta and approve or recommend the acquisition proposal to our stockholders.

If we receive an acquisition proposal, then we must provide notice thereof (including the identity of the person making the proposal and the material terms of the proposal) to Elekta within 24 hours and keep Elekta informed of the status of such proposal. In any event, unless the merger agreement is terminated, we may not enter into a letter of intent, agreement in principle, acquisition agreement or other similar agreement relating to an acquisition proposal.

Interests of executive officers and directors of IMPAC in the merger (see page 27)

When considering the recommendation of our board of directors in favor of the merger, you should be aware that certain of our executive officers and members of our board of directors may have interests in the merger that are different from, or in addition to, the interests of our stockholders generally. Such interests include the following:

•	our officers, employees and directors with unvested options to acquire our common stock will have these options fully accelerated as a result of the merger and cashed out based on any positive spread between the per share cash amount payable in the merger and the exercise price for such options;

•	the terms of the merger agreement provide for the continued indemnification of our current and former directors and officers and for continued directors’ and officers’ liability insurance coverage for six years following the merger; and

•	certain of our officers and employees may receive severance payments and continuation of health insurance, life insurance and other similar benefits if their employment is terminated under certain circumstances after the completion of the merger.

Regulatory matters (see page 32)

The merger is subject to U.S. and certain foreign antitrust laws. We have made the required filings with the Department of Justice and the Federal Trade Commission, and are currently awaiting expiration of (and seeking early termination of) the applicable waiting periods. The Department of Justice, the Federal Trade Commission or any foreign agency, as well as a state or private person, could take action under the antitrust laws, including seeking to enjoin the merger.

Appraisal rights of IMPAC stockholders (see page 29 and Annex D)

Stockholders who do not wish to accept the $24.00 per share cash consideration payable in the merger may seek, under Delaware law, judicial appraisal of the fair value of their shares by the Delaware Court of Chancery. This value could be more or less than or the same as the merger consideration of $24.00 in cash per share. This right of appraisal is subject to a number of restrictions and technical requirements. Generally, in order to exercise appraisal rights, among other things: you must not vote in favor of the proposal to approve the merger and approve and adopt the merger agreement; you must make a written demand on us for appraisal in compliance with Delaware law before the annual meeting; and you must hold your shares of record continuously from the time of making a written demand for appraisal until the merger occurs.

Merely voting against the merger agreement will not preserve your right of appraisal under Delaware law. Also, if you submit a proxy that is not marked “AGAINST” or “ABSTAIN,” this proxy will be voted for the merger proposal, and will result in the waiver of your appraisal rights. If you hold shares in the name of a broker or other nominee, you must instruct your nominee to take the steps necessary to enable you to assert appraisal rights. If you or your nominee fails to follow all of the steps required by the statute, you will lose your right of appraisal. Please see the section entitled “Appraisal rights of IMPAC stockholders” and Section 262 of the Delaware General Corporation Law, which sets forth the appraisal rights and is attached as Annex D to this proxy statement, for more information.

INFORMATION CONCERNING THE ANNUAL MEETING AND VOTING OF PROXIES

Date, time and place of annual meeting

Date and Time:	[ ][ ], 2005 at 8:00 a.m., Pacific Time

Location:	Orrick Herrington & Sutcliffe LLP The Orrick Building 405 Howard Street San Francisco, California 94105

Purpose of the annual meeting

At the annual meeting, you will be asked to consider and vote upon the following items:

•	a proposal to approve the acquisition of IMPAC at a price of $24.00 per share in cash by means of a merger with Merger Sub, an indirect wholly owned subsidiary of Elekta, and to approve and adopt the merger agreement with Elekta and Merger Sub;

•	a proposal to grant IMPAC management discretionary authority to adjourn the annual meeting one or more times, but not later than May 31, 2005;

•	a proposal to elect Joseph K. Jachinowski and Gregory M. Avis to our board of directors; and

•	any other matters that may properly come before the annual meeting or any adjournment or postponement of the annual meeting.

We do not currently anticipate that any other matters of business will be brought before the meeting.

Record date and outstanding shares

Only stockholders of record as of [                    ], 2005, the record date for the annual meeting, are entitled to notice of and to vote at the meeting. You will be entitled to exercise one vote for each share of IMPAC common stock you owned as of the record date.

As of the record date, there were [            ] shares of IMPAC common stock outstanding and entitled to vote, held of record by approximately [            ] stockholders. As of the record date, directors, executive officers and other affiliated stockholders of IMPAC as a group beneficially owned [            ] shares of IMPAC common stock. These shares constituted approximately [    ]% of all of the outstanding shares of IMPAC common stock as of the record date.

Quorum requirement

In order to conduct business at the annual meeting, a quorum must be present. The presence, in person or by proxy, of the holders of at least a majority of the issued and outstanding shares of IMPAC common stock that are entitled to vote as of the record date constitutes a quorum. If you submit a properly executed proxy card, even if you abstain from voting, you will be considered part of the quorum. Broker non-votes will also count as present at the annual meeting for establishing a quorum. A broker non-vote occurs with respect to any proposal when a broker is not permitted to vote on that proposal without instruction from the beneficial owner of the shares and no instruction is given. If a quorum is not present at the annual meeting, the annual meeting will be adjourned or postponed to solicit additional proxies.

Votes necessary to approve the proposals

Proposal No. 1—Approval of the Acquisition of IMPAC, Including the Merger, and Approval and Adoption of the Merger Agreement. This proposal must be approved by the holders of at least a majority of the shares of IMPAC common stock outstanding on the record date.

Proposal No. 2—Discretionary Authority to Adjourn the Annual Meeting. This proposal must be approved by the holders of at least a majority of the shares held by those present or represented by proxy at the annual meeting and eligible to vote on this proposal that are voted “FOR”, “AGAINST” or “ABSTAIN” with respect to this proposal.

Proposal No. 3—Election of Joseph K. Jachinowski and Gregory M. Avis to our Board of Directors. With regard to the election of directors, the nominees receiving the most votes are elected as directors.

IMPAC stockholders holding approximately 33.1% of the outstanding shares of IMPAC common stock as of the record date have agreed to vote all of their shares of IMPAC common stock in favor of the merger proposal and the adjournment proposal. See the section entitled “The Merger—Stockholder agreements” on page 26.

Voting in person

If you plan to attend the meeting and wish to vote in person, we will provide you with a ballot at the meeting. We encourage you to vote by proxy even if you plan to attend the meeting. You can always change your vote at the meeting (although note that attendance at the meeting does not, in and of itself, constitute a revocation of your proxy).

Voting of proxies

General. All shares represented by a properly signed and dated proxy will be voted at the annual meeting in accordance with the instructions indicated on the proxy. Proxies that are properly signed and dated but which do not contain voting instructions will be voted “FOR” the merger proposal, “FOR” the adjournment proposal and “FOR” the election of the nominees for director. The proxy holder may vote the proxy in its discretion as to any other matter that is properly brought before the meeting, if any.

Abstentions. You may abstain from voting on any or all proposals. IMPAC will count a properly executed proxy, even if you mark “ABSTAIN” with respect to all proposals, as present for purposes of determining whether a quorum is present. However, the shares represented by that proxy will not be voted at the annual meeting. Because the affirmative vote of at least a majority of the outstanding shares of IMPAC common stock on the record date is required to approve the merger proposal, if you mark your proxy “ABSTAIN” with respect to the merger proposal, it will have the effect of a vote against this proposal. Likewise, because the affirmative vote of at least a majority of the shares represented in person or by proxy at the annual meeting and eligible to vote on the adjournment proposal that are voted “FOR”, “AGAINST” or “ABSTAIN” with respect to this proposal are required to approve the adjournment proposal, if you mark your proxy “ABSTAIN” with respect to the adjournment proposal, it will have the effect of a vote against this proposal. With respect to the election of nominees to our board of directors, if you withhold your authority to vote for any nominee, your vote will not count for or against the nominee.

Broker non-votes. If your broker holds your shares in its name, the broker cannot vote your shares on the merger proposal or the adjournment proposal without your instructions. If you fail to provide these instructions, this results in a “broker non-vote.” You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares. Because the affirmative vote of at least a majority of the outstanding shares of IMPAC common stock is required to approve the merger proposal, if you do not instruct your broker how to vote, it will have the effect of a vote against this proposal. Because only shares actually voted on the adjournment proposal will determine the outcome of any vote on the adjournment proposal, if you do not instruct your broker how to vote, your proxy will have no effect on the adjournment proposal. With respect to the election of nominees to our board of directors, a broker non-vote will not count for or against the nominee.

Voting shares in person that are held through brokers. If your shares are held by your broker or another nominee and you wish to vote those shares in person at the annual meeting, you must obtain from the nominee holding your IMPAC common stock a properly executed legal proxy identifying you as an IMPAC stockholder, authorizing you to act on behalf of the nominee at the annual meeting and identifying the number of shares with respect to which the authorization is granted.

How to revoke your proxy

You may revoke your proxy at any time before it is exercised at the annual meeting by taking any of the following actions:

•	delivering to the Corporate Secretary of IMPAC prior to the annual meeting a written notice, bearing a date subsequent to the date of your original proxy, stating that your original proxy is revoked;

•	signing and delivering to the Corporate Secretary of IMPAC, prior to the vote at the annual meeting, a proxy relating to the same shares and bearing a date subsequent to the date of your original proxy; or

•	attending the annual meeting and voting in person.

If you have instructed a broker to vote your shares, you must follow directions received from your broker to change those instructions.

Proxy solicitation

This proxy solicitation is made by the board of directors of IMPAC, and all proxy solicitation costs will be paid by us. We have engaged [                    ] to assist in the solicitation of proxies and to verify records relating to the solicitation. [                    ] will receive a service fee and the reimbursement of customary out-of-pocket expenses that are not expected to exceed $[            ] in the aggregate. Our directors, officers and employees may also solicit proxies, without additional remuneration, by telephone, facsimile, electronic mail and in person. We also will reimburse brokers and other custodians, nominees and fiduciaries for their expenses in sending these materials to you and obtaining your voting instructions.

You should send in your proxy by mail without delay, but please do not send in any stock certificates with your proxy. After the merger, Elekta will arrange for instructions to be sent to you regarding how to exchange your IMPAC stock certificates for the $24.00 per share cash payment (without interest and less applicable withholding taxes) to be paid in the merger.

PROPOSAL 1—ACQUISITION OF IMPAC BY ELEKTA

THE PARTIES

IMPAC Medical Systems, Inc.

100 West Evelyn Avenue

Mountain View, California 94041

Tel: (650) 623-8800

IMPAC Medical Systems, Inc., a Delaware corporation, is a leading provider of oncology IT solutions that streamline both clinical and business operations to help improve the process of delivering quality patient care. With systems designed for anatomic pathology, medical oncology, radiation oncology, imaging, clinical laboratory, and cancer registry, IMPAC supports the entire team of healthcare professionals who contribute to the care of the cancer patient. Supporting more than 2,500 installations worldwide, IMPAC provides practical solutions that deliver better overall communication, process efficiency and quality patient care.

Our common stock is traded on the Nasdaq National Market under the symbol “IMPC.”

Elekta AB (publ)

Kungstensgatan 18

Box 7593 SE-103 93

Stockholm, Sweden

Tel: 46-8-587-254-00

Elekta is an international medical technology company, providing highly advanced clinical solutions for high precision radiation treatment of cancer and for non- or minimally invasive treatment of brain disorders. Clinical solutions include among others Leksell Gamma Knife® for non-invasive treatment of brain surgery and Elekta Synergy® for image guided radiation therapy (IGRT) as well as associated software systems.

Elekta’s systems and solutions are used at over 2,000 hospitals around the world to treat cancer and to diagnose and treat brain disorders, including tumors, vascular malformations and functional disorders.

By developing clinical solutions through close collaborative relationships with clinical partners in research and advanced product development, Elekta is addressing the healthcare system’s need for reduced hospitalization costs and also patients’ wish for less traumatic treatment options. All of Elekta’s solutions employ non-invasive or minimally invasive techniques and are therefore clinically effective, gentle on the patient and cost-effective.

Elekta was founded in 1972 and is headquartered in Stockholm, Sweden. The company is listed on Stockholmsbörsen (Stockholm Stock Exchange) under the ticker EKTAb.

Erbium Acquisition Corporation

4775 Peachtree Industrial Blvd.

Building 300, Suite 300

Norcross, Georgia 30092

Tel: (770) 300-9725

Erbium Acquisition Corporation, which is referred to in this proxy statement as “Merger Sub” is a Delaware corporation and an indirect wholly owned subsidiary of Elekta. Merger Sub was formed in January 2005 solely for the purpose of effecting the proposed transaction. If the transaction is consummated, Merger Sub will cease to exist after it merges with IMPAC.

Significant transactions between IMPAC and Elekta

In March 2003, IMPAC and Elekta began exploring development of an enhanced interface between each company’s products, as well as possible co-marketing efforts in the global market. Throughout late 2003, discussions continued regarding possible joint product offerings, and on December 2, 2003, IMPAC and Elekta jointly announced an agreement to develop a standards-based interface to connect the Elekta product lines of digital linear accelerators with IMPAC’s oncology information management products. Coordinated product development efforts continued through the next year, and in October 2004, IMPAC and Elekta jointly announced that they had entered into a two-year renewable sales consulting agreement under which Elekta was granted non-exclusive rights to offer IMPAC’s oncology information system products and services in select markets throughout the world. In October 2004, IMPAC and Elekta also announced that they had entered into an agreement to collaborate on future development of enhanced interfaces to connect the Elekta product lines with IMPAC’s software.

THE MERGER

This section of the proxy statement describes certain aspects of the proposed merger. While we believe that the description covers the material terms of the merger and the related transactions, this summary may not contain all of the information that is important to you. You should read this entire document and the other documents we refer to, including the merger agreement attached hereto as Annex A, carefully for a more complete understanding of the merger.

Background of the merger

In October 2003, representatives of IMPAC and Elekta were engaged in discussions about possible opportunities for the companies to collaborate in their respective markets. As a follow up to those discussions, on October 21, 2003, Laurent Leksell, President and Chief Executive Officer of Elekta, arranged to meet with Joseph Jachinowski, President and Chief Executive Officer of IMPAC, in Salt Lake City, Utah to discuss the potential benefits of a possible business combination between IMPAC and Elekta.

On January 25 and 26, 2004, Mr. Jachinowski and Mr. Leksell, along with representatives of Elekta’s financial advisors, met in New York to continue their discussions of the potential benefits of a business combination between IMPAC and Elekta.

On March 5, 2004, IMPAC’s board of directors held a regularly scheduled meeting and discussed various strategic matters, including Mr. Jachinowski’s discussions with Mr. Leksell regarding a possible business combination with Elekta. IMPAC’s board discussed the relative benefits and disadvantages of a potential business combination with Elekta and other potential business combination opportunities.

On March 24, 2004, IMPAC and Elekta entered into a mutual confidentiality agreement relating to their discussions of a potential business combination.

On April 13 and 14, 2004, Mr. Jachinowski, James Hoey, Executive Vice President and Chief Operating Officer of IMPAC, David Auerbach, Executive Vice President of IMPAC, and Kendra Borrego, Chief Financial Officer of IMPAC, met with Mr. Leksell, Tomas Puusepp, Executive Vice President of Sales, Marketing and Service, and Volker Stieber, Executive Vice President of Technology Development and Operations, of Elekta and representatives of Elekta’s financial advisor in New York to discuss further a possible business combination between IMPAC and Elekta and various due diligence matters. During this meeting, representatives of IMPAC and Elekta discussed their companies’ financial information, products, technology, customer base and sales and marketing activities.

Between April 2004 and June 2004, Elekta continued its preliminary due diligence efforts with respect to IMPAC. Elekta requested various financial, legal and operational information from IMPAC, and IMPAC responded to certain of these inquiries.

On April 26, 2004, Elekta formally engaged Banc of America Securities, Ltd. to act as its financial advisor in connection with a potential business combination with IMPAC.

On April 27, 2004, Mr. Jachinowski and Ms. Borrego of IMPAC, representatives of the investment banking firm William Blair, on behalf of IMPAC, and representatives of IMPAC’s independent accounting firm held a call with Håkan Bergström, Chief Financial Officer of Elekta, and representatives of Banc of America Securities to discuss the restated financial statements that IMPAC had recently filed with the SEC.

On May 17, 2004, IMPAC’s board of directors convened a meeting at which Mr. Jachinowski provided an update on recent discussions with Elekta regarding a potential business combination.

On May 25, 2004, IMPAC’s board of directors held a regularly scheduled meeting. Representatives of William Blair reported to the board on various strategic and financial alternatives, including various potential business combinations. IMPAC’s board discussed the relative benefits and disadvantages of pursuing a potential business combination. IMPAC’s board then authorized management to allow further due diligence by Elekta and to pursue further discussions with Elekta.

On June 8, 2004, Mr. Bergström and a representative of Banc of America Securities met with Mr. Jachinowski, Ms. Borrego and representatives of William Blair at IMPAC’s offices in Mountain View, California to discuss financial due diligence.

On June 23, 2004, Mr. Leksell called Mr. Jachinowski and indicated that, based on the information made available to date, Elekta estimated an initial valuation range for IMPAC’s stock of $20 to $22 per share.

On June 30, 2004, representatives of William Blair spoke with representatives of Banc of America Securities about the proposed valuation offered by Elekta and informed Banc of America that IMPAC would only continue discussions if the proposed valuation were at a minimum of $22.00 per share.

On July 2, 2004, IMPAC formally engaged William Blair to act as its financial advisor in connection with a potential business combination.

Between July 2004 and September 2004, Elekta made several preliminary financial and operational due diligence inquiries, and IMPAC responded to each of these inquiries.

On August 31, 2004 and September 1, 2004, a due diligence meeting was held in San Francisco, California to further discuss financial, legal and other due diligence matters. The meeting was attended by Mr. Jachinowski, Ms. Borrego, Mr. Hoey and Mr. Auerbach of IMPAC, several representatives of Elekta, and representatives of both companies’ financial advisors.

On September 2, 2004, IMPAC’s board of directors held a regularly scheduled meeting. Representatives of William Blair reported on recent discussions with Elekta and noted that they expected to receive a specific indication of interest from Elekta within the next few weeks. Mr. Jachinowski then led a discussion regarding a possible transaction with Elekta, potential alternative transactions and other strategic opportunities. IMPAC’s management and members of IMPAC’s board of directors instructed William Blair to contact additional potential acquirers regarding a possible business combination with IMPAC.

On September 7, 2004, William Blair initiated contact with certain additional potential acquirers regarding a possible business combination with IMPAC. Subsequently, certain of these parties executed confidentiality agreements with IMPAC and were provided financial and operational due diligence materials.

On September 9, 2004 and September 10, 2004, representatives of IMPAC and Elekta and their respective financial advisors met in Chicago, Illinois for further discussions regarding due diligence matters, price considerations and the strategic rationale for a business combination between IMPAC and Elekta.

On September 17, 2004, Mr. Jachinowski and Ms. Borrego of IMPAC and a representative of Elekta held a due diligence call during which they discussed the status of IMPAC’s restatement of its financial statements.

On September 23, 2004, Elekta provided IMPAC with an oral non-binding indication of interest in pursuing an acquisition of IMPAC at an estimated per share price of $22, with such price being subject to detailed due diligence and further financial analysis.

On September 26, 2004, IMPAC’s board of directors convened a meeting to discuss the company’s strategic alternatives, including the current status of the company’s discussions with Elekta and the non-binding indication of interest received from Elekta on September 23, 2004, the status of the company’s ongoing consideration of other potential acquirers, and the results of discussions with certain other potential acquirers that William Blair had contacted at the request of IMPAC’s management and members of its board, as well as the merits and risks of remaining as an independent company. William Blair presented to IMPAC’s board its assessment of potential business combinations with Elekta and certain other potential acquirers, and IMPAC’s outside legal counsel advised the board as to its fiduciary duties to IMPAC’s stockholders. The IMPAC board instructed management and William Blair to continue to explore the various strategic alternatives for IMPAC.

During October 2004, representatives of IMPAC and William Blair had various contacts with certain other potential acquirers regarding due diligence matters.

On October 5, 2004, Mr. Jachinowski and Mr. Leksell met at the American Society for Therapeutic Radiation and Oncology conference in Atlanta, Georgia to discuss the broad economic terms of a possible business combination between IMPAC and Elekta.

On October 8, 2004, Mr. Jachinowski and Ms. Borrego of IMPAC, IMPAC’s outside legal counsel, representatives of Elekta and Elekta’s outside legal counsel held a due diligence call during which they discussed the stockholder lawsuits that had been filed against IMPAC following IMPAC’s financial restatement earlier in the year.

From October 14 through October 20, 2004, representatives of IMPAC, representatives of Elekta and representatives of both companies’ financial advisors held extensive due diligence meetings in Palo Alto, California. In addition, IMPAC granted Elekta and its financial, legal and accounting advisors access to certain due diligence materials. Elekta and its advisors continued their due diligence efforts throughout the remainder of October and November 2004.

On October 25, 2004, one of the other potential acquirers (the “Other Potential Acquirer”) submitted a written preliminary non-binding initial indication of interest.

On October 26 and October 27, 2004, Mr. Jachinowski of IMPAC met with Mr. Leksell and Mr. Puusepp and representatives of Elekta’s financial advisors at the European Society for Therapeutic Radiation and Oncology conference in Amsterdam to further discuss the broad economic terms of a potential business combination.

From October 28 through November 10, 2004, Elekta continued its due diligence review of IMPAC at sites in San Jose, California, Mountain View, California, Henderson, Nevada and Boston, Massachusetts. During this period, representatives of Elekta’s accounting and legal advisors reviewed IMPAC’s customer contracts and representatives of Elekta met with representatives of IMPAC to discuss various due diligence issues.

On October 31, 2004, IMPAC’s board of directors convened a meeting to continue to discuss the company’s strategic alternatives, including the current status of the company’s discussions with Elekta, the status of the company’s ongoing consideration of other potential acquirers, and the results of discussions with certain other potential acquirers that William Blair had contacted, as well as the merits and risks of remaining as an independent company. William Blair reported to the board that all of the other potential acquirers other than Elekta and the Other Potential Acquirer had ultimately decided not to pursue a business combination with IMPAC, and IMPAC’s outside legal counsel advised the board as to its fiduciary duties to IMPAC’s stockholders.

During November 2004, the Other Potential Acquirer continued its review of financial, legal and operational due diligence materials and held several due diligence calls with representatives of IMPAC.

On November 23, 2004, Elekta’s outside legal counsel delivered an initial draft of the merger agreement and form of stockholder agreement to IMPAC and IMPAC’s financial and legal advisors. The terms of the proposed merger agreement included a termination fee of $11.0 million, plus Elekta’s expenses up to $2,500,000, payable by IMPAC upon termination of the merger agreement if the agreement was terminated because IMPAC withdrew its approval of the merger or recommended an alternative transaction or breached a representation or warranty or a covenant contained in the merger agreement. The terms of the proposed form of stockholder agreement included an option, to be granted to Elekta by certain significant IMPAC stockholders, that would allow Elekta to purchase the shares of IMPAC common stock beneficially owned by such stockholders at a price equal to the per share price to be offered in the merger. The options would vest upon termination of the merger agreement and expire 18 months from vesting. Further, should IMPAC consummate an alternative business combination during the period in which the options were vested (but before Elekta exercised the options), the stockholders party to such agreement would be required to pay to Elekta any per share amount in excess of the exercise price that they received as consideration in the alternative business combination.

From November 2004 through early December 2004, representatives of Elekta continued to conduct due diligence activities, but in light of IMPAC’s pending financial restatements and fiscal 2004 year-end audit, they were not granted access to IMPAC’s independent auditors.

On November 30, 2004, the Other Potential Acquirer submitted a revised preliminary non-binding initial indication of interest.

On December 1, 2004, IMPAC’s board of directors held a regularly scheduled meeting and discussed the status of negotiations with Elekta and IMPAC’s ongoing market check. Representatives of William Blair updated the board on the status of IMPAC’s ongoing discussions with Elekta and the Other Potential Acquirer and discussed the indication of interest submitted by the Other Potential Acquirer. IMPAC’s board then authorized management to allow continued due diligence by Elekta and the Other Potential Acquirer and to pursue negotiations with both Elekta and the Other Potential Acquirer.

On December 3, 2004, after having been informed by Mr. Jachinowski that representatives of Elekta would not be able to have access to IMPAC’s independent auditors until after IMPAC completed its year-end audit and filed its Form 10-K for the fiscal year ended September 30, 2004, Mr. Leksell and Mr. Bergström sent a letter to Mr. Jachinowski in which they stated that they believed they could not proceed with any further discussions regarding a possible transaction until they were able to conduct accounting-related due diligence with IMPAC’s independent auditors. Further, they stated that Elekta was suspending discussions with IMPAC until such time as further due diligence could take place, and that at that time Elekta would determine whether there were opportunities to proceed with a possible transaction.

On December 5, 2004, IMPAC’s board of directors convened a meeting to discuss the company’s strategic alternatives, including the current status of the company’s discussions with Elekta, the status of the company’s discussions with the Other Potential Acquirer and the merits and risks of remaining as an independent company.

On December 7, 2004 and December 8, 2004, representatives of IMPAC, William Blair and the Other Potential Acquirer met at IMPAC’s offices in Mountain View, California to discuss various financial, legal and operational due diligence matters.

On December 14, 2004, IMPAC filed its Form 10-K for the fiscal year ended September 30, 2004 with the SEC. Shortly thereafter, representatives of IMPAC contacted representatives of Elekta to reaffirm IMPAC’s desire to discuss a possible transaction and to indicate that IMPAC was willing to grant Elekta’s accounting advisors access to IMPAC’s independent auditors in order to conduct further due diligence. In response, Elekta authorized its financial, legal and accounting advisors to resume their due diligence efforts, which activities continued through late December 2004 and early January 2005.

On December 17, 2004, IMPAC’s outside legal counsel distributed to Elekta’s outside legal counsel proposed revisions to the draft merger agreement and form of stockholder agreement.

In late December 2004, the Other Potential Acquirer informed William Blair that they were no longer interested in pursuing a business combination with IMPAC.

On January 5, 2005, IMPAC’s board of directors convened a meeting to discuss the company’s strategic alternatives, including the current status of the company’s discussions with Elekta, the status of the company’s discussions with other potential acquirers following the termination of discussions with the Other Potential Acquirer, and the merits and risks of remaining as an independent company.

On January 7, 2005, Elekta’s outside legal counsel delivered revised drafts of the merger agreement and form of stockholder agreement to IMPAC and its financial and legal advisors.

Between January 7, 2005 and January 16, 2005, the management teams of IMPAC and Elekta and their respective financial advisors and outside legal counsel had a series of negotiations involving a number of significant issues that remained unresolved, including: the amount of the merger consideration; the amount, and conditions triggering payment, of the termination fee to be payable by IMPAC should the merger agreement be terminated; the threshold that would allow IMPAC to enter into negotiations with third parties to discuss an alternative transaction; and the terms of the option to be granted by certain significant IMPAC stockholders; as well as the remaining terms of the merger agreement, the form of stockholder agreement and related transaction documents. During the course of these negotiations, Elekta ultimately agreed to increase its per share offer price for the merger to $24 and to provide for accelerated vesting of all unvested options exercisable for shares of IMPAC’s common stock.

On January 15, 2005, representatives of IMPAC held a final due diligence call with representatives of Elekta.

On January 16, 2005, IMPAC’s board of directors convened a meeting. IMPAC’s outside legal counsel advised the board as to its fiduciary duties to IMPAC’s stockholders in considering a possible sale of the company. Representatives of William Blair reviewed the terms of the proposed acquisition by Elekta and verbally provided William Blair’s opinion that the $24.00 per share cash merger consideration was fair to IMPAC’s stockholders from a financial point of view, and stated that William Blair would deliver the written fairness opinion prior to execution of a definitive agreement. IMPAC’s board and management discussed the proposed transaction. IMPAC’s outside legal counsel presented a summary of terms of the definitive merger agreement and the form of stockholder agreement, each of which had been previously circulated to the board. Following a thorough discussion, IMPAC’s board of directors unanimously determined that the merger and the merger agreement were advisable, fair to and in the best interests of IMPAC and its stockholders, and unanimously approved the merger, the merger agreement and the stockholder agreements. The board also unanimously recommended that IMPAC’s stockholders approve the merger and the merger agreement.

On January 17, 2005, Elekta’s board of directors held a meeting at which they considered the merger and authorized the execution and delivery of the merger agreement, the stockholder agreements and related documents.

Later that day, following resolution of various remaining terms of the transaction, the parties executed the merger agreement, and the holders of approximately 33.1% of the outstanding shares of IMPAC stock, including three of IMPAC’s directors and executive officers, entered into stockholder agreements with Elekta.

On January 18, 2005, prior to the commencement of daily trading on the Nasdaq National Market, the parties issued a joint press release announcing the transaction.

IMPAC’s reasons for the merger

In the course of reaching its decision to approve the merger, our board of directors consulted with our management, William Blair and our outside legal counsel. The board also sought and received William Blair’s written opinion as to the fairness, as of the date of such opinion, from a financial point of view, to our stockholders of the consideration to be received by our stockholders in the merger. The board also consulted with outside legal counsel regarding the board’s fiduciary duties, legal due diligence matters, and the terms of the merger agreement and related agreements. Based on these consultations and opinions, and the factors discussed below, the board concluded that entering into the merger agreement with Elekta would yield the highest value for our stockholders and is in the best interests of our stockholders.

The decision of our board of directors was based upon a number of potential benefits of the transaction, including the following:

•	the merger consideration relative to the current and historical market prices of our common stock, and in particular the fact that the $24.00 per share merger consideration represents a 21.5% premium over the closing price of our common stock on January 14, 2005, the last trading day before the announcement of the proposed transaction, a 19.8% premium over the average closing price of our common stock during the thirty day period ended January 14, 2005, a 56.2% premium over the average closing price of our common stock during the six-month period ended January 14, 2005, and a 32.4% premium over the average closing price during the one-year period ended January 14, 2005;

•	the opinion of William Blair that, as of the date of the opinion, and based on the matters considered and the limitations on the review undertaken described in the opinion, the $24.00 per share cash merger consideration proposed by Elekta was fair to our stockholders from a financial point of view, and the analysis therein;

•	the merger consideration is all cash, which provides certainty of value to our stockholders compared to a transaction in which they would receive stock or other non-cash consideration;

•	the likelihood that the merger would be consummated, in light of Elekta’s strong strategic rationale for the transaction, reputation and financial capability, and in light of the absence of any financing condition to Elekta’s obligation to complete the merger;

•	the merger agreement allows our board of directors, in the exercise of its fiduciary duties, to authorize the company to participate in discussions and negotiations with and furnish information to a third party in connection with an unsolicited bid, withdraw or modify its approval of the merger agreement and its recommendation in favor of the merger with Elekta, and approve or recommend a transaction with another acquirer, subject to the limitations described under “The Merger Agreement—Restrictions on solicitation” on page 37, and in some cases subject to the payment of a termination fee of $10 million, which constitutes approximately 4.0% of the merger consideration; and

•	we are not obligated to pay the $10 million termination fee upon a termination of the merger agreement due to our stockholders failing to approve the merger unless we consummate a business combination with a third party within 12 months following termination.

Our board of directors also considered several additional factors, including the following:

•	our prospects and the potential stockholder value that could be expected to be generated as well as the risks that we would face if we were to remain an independent, publicly traded company;

•	the solicitation of interest in acquiring IMPAC by certain other parties conducted by us and our financial advisors, and the results of those efforts; and

•	the risk that conducting a further solicitation of interest in acquiring IMPAC from additional parties might jeopardize the continued availability of the offer from Elekta, and our board’s assessment that it seemed unwarranted to take that risk given that, based on the market check that we conducted and the advice of William Blair, accepting the $24.00 per share cash merger consideration represented the best course of action to maximize stockholder value.

Finally, our board of directors also identified and considered a number of countervailing factors in its deliberations concerning the proposed transaction, including the following:

•	that a cash transaction prevents our stockholders from being able to participate in any further value creation that we could generate going forward, as well as any future control premium, and similarly that our stockholders will not participate in the expected synergies between IMPAC and Elekta;

•	the fact that gains from this transaction will be taxable to our stockholders for U.S. federal income tax purposes;

•	the restrictions that the merger agreement imposes on actively soliciting competing bids, and the fact that we would be obligated to pay a termination fee of $10 million in certain circumstances;

•	the limitations that the merger agreement imposes on our ability to operate our business until the transaction closes or is terminated;

•	the risk that the transaction might not be consummated due to the potential failure to satisfy one or more of the closing conditions; and

•	in the event that the transaction is not consummated, the possible negative effects of the announcement of the merger on our relationships with customers, suppliers and employees, including the potential loss of key employees, and on our sales, operating results and stock price, as well as the negative impact that the transaction costs incurred in connection with the proposed merger would have on our cash reserves and operating results.

The preceding discussion is not meant to be an exhaustive description of the information and factors considered by our board of directors, but is believed to address the material information and factors considered. In view of the wide variety of factors considered in connection with its evaluation of the merger and the complexity of these matters, our board of directors did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weights to the various factors considered in reaching its determination. In considering the factors described above, individual members of the board may have given different weight to different factors.

Recommendation of IMPAC’s board of directors

After careful consideration, our board of directors has determined that the terms of the merger are advisable, fair to, and in the best interests of, IMPAC and its stockholders, has approved and adopted the merger agreement and the merger, and recommends to our stockholders that they vote “FOR” the proposal to approve the merger and to approve and adopt the merger agreement.

In considering the recommendation of our board of directors with respect to the merger, you should be aware that certain directors and executive officers of IMPAC have interests in the merger that are different from, or are in addition to, the interests of IMPAC stockholders generally. Please see the section entitled “The Merger—Interests of executive officers and directors of IMPAC in the merger” on page 27.

Opinion of William Blair & Company, L.L.C.

William Blair was retained to act as a financial advisor to IMPAC in connection with the proposed merger involving IMPAC. As part of its engagement, IMPAC requested William Blair to render an opinion as to whether the consideration to be received by the holders of the common stock of IMPAC was fair to such holders from a financial point of view. On January 16, 2005, William Blair delivered its oral opinion, subsequently confirmed in writing, to the effect that, as of that date and based upon and subject to the assumptions and qualifications stated in its opinion, the consideration of $24.00 in cash per share of common stock of IMPAC was fair, from a financial point of view, to the holders of the outstanding shares of common stock of IMPAC.

William Blair provided the opinion described above for the information and assistance of the IMPAC board of directors in connection with its consideration of the merger. William Blair’s opinion to the IMPAC board of directors was one of many factors taken into consideration by the IMPAC board of directors in making its determination to approve the merger agreement. The terms of the merger agreement, however, were determined through negotiations between IMPAC and Elekta and were approved by the IMPAC board of directors.

The full text of William Blair’s written opinion, dated January 17, 2005, is attached as Annex C to this proxy statement and incorporated into this proxy statement by reference. You are urged to read the entire opinion carefully to learn about the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of the review undertaken by William Blair in rendering its opinion. William Blair’s opinion relates only to the fairness, from a financial point of view, to IMPAC’s stockholders of the consideration to be received in the proposed merger, does not address any other aspect of the proposed merger or any related transaction, and does not constitute a recommendation to any stockholder as to how that stockholder should vote with respect to the approval of the merger agreement or the merger. William Blair did not address the merits of the underlying decision by IMPAC to engage in the merger. The following summary of William Blair’s opinion does not purport to be a complete description of the analysis performed by William Blair in connection with such opinion and is qualified in its entirety by reference to the full text of the written opinion of William Blair attached to this proxy statement as Annex C. William Blair’s opinion was directed to the IMPAC board of directors for its benefit and use in evaluating the fairness of the common stock merger consideration. We urge you to read the opinion carefully and in its entirety.

In connection with rendering its opinion and performing its related financial analyses, William Blair examined or discussed:

•	A draft of the merger agreement dated as of January 15, 2005, based on the assumption that the final form of this document would not differ in any material respect from the draft provided to William Blair;

•	the audited financial statements of IMPAC for the three years ended September 30, 2004;

•	the report on Form 10-K for the year ended September 30, 2004 for IMPAC;

•	the report on Form 10-K/A for the year ended September 30, 2003 for IMPAC;

•	certain internal business, operating and financial information and forecasts of IMPAC (the “Forecasts”), prepared by the senior management of IMPAC;

•	the financial position and operating results of IMPAC compared with those of certain publicly traded companies William Blair deemed relevant;

•	information regarding publicly available financial terms of certain other business combinations William Blair deemed relevant; and

•	certain other information relating to IMPAC.

William Blair also held discussions with members of the senior management of IMPAC to discuss the foregoing, considered other matters which it deemed relevant to its inquiry, and took into account such accepted financial and investment banking procedures and considerations as it deemed relevant. In connection with its engagement, William Blair was requested to approach, and held discussions with, certain third parties to solicit indications of interest in a possible acquisition of IMPAC.

In rendering its opinion, William Blair assumed and relied upon, without independent verification, the accuracy and completeness of all the information examined by or otherwise reviewed or discussed with William Blair for purposes of its opinion, including, without limitation, the Forecasts provided by senior management. William Blair did not make or obtain an independent valuation or appraisal of the assets, liabilities or solvency of IMPAC. William Blair was advised by senior management of IMPAC that the Forecasts were reasonably prepared on bases reflecting the best currently available estimates and judgments of the senior management of IMPAC. In that regard, William Blair assumed, with the consent of the IMPAC board of directors, that (i) the Forecasts would be achieved and (ii) all material assets and liabilities (contingent or otherwise) of IMPAC were as disclosed in IMPAC’s financial statements or other information made available to William Blair. William Blair expressed no opinion with respect to the Forecasts or the estimates and judgments on which they were based. William Blair further expressed no opinion with respect to the terms of the stockholder agreements dated January 17, 2005 between Elekta, Merger Sub and certain stockholders of IMPAC.

William Blair’s opinion did not address the merits of the underlying decision by IMPAC to engage in the merger, and the opinion does not constitute a recommendation to any stockholder as to how such stockholder should vote with respect to the proposed merger. William Blair’s opinion was based upon economic, market, financial and other conditions existing on, and other information disclosed to William Blair as of, the date of such opinion. Although subsequent developments may affect its opinion, William Blair does not have any obligation to update, revise or reaffirm its opinion. William Blair relied as to all legal matters on advice of counsel to IMPAC, and assumed that the merger would be consummated on the terms described in the merger agreement, without any waiver of any material terms or conditions by IMPAC.

The following is a summary of the material financial analyses performed and material factors considered by William Blair to arrive at its opinion. William Blair performed certain procedures, including each of the financial analyses described below, and reviewed with the IMPAC board of directors the assumptions upon which such analyses were based, as well as other factors. Although the summary does not purport to describe all of the analyses performed or factors considered by William Blair in this regard, it does discuss those considered by William Blair to be material in arriving at its opinion.

Summary table. The following table summarizes the implied per share equity value for IMPAC derived from the analyses indicated, as described in each respective section. The following table does not include the premiums paid analysis, which is not conducive to determining an implied value per share of the merger consideration. In applying the various valuation methodologies to IMPAC’s business and operations and the circumstances of the proposed merger, William Blair made qualitative judgments as to the significance and relevance of each analysis. The methodologies and imputed value ranges derived from these analyses should be considered as a whole and in the context of their narrative description, including the methodologies and assumptions underlying these analyses. Considering the imputed value ranges without considering the full narrative description of the financial analyses, including underlying methodologies and assumptions, could create a misleading or incomplete view of the financial analyses performed by William Blair.

Valuation Methodology	Implied Per Share Equity Value Range
Comparable Public Company Analysis	$13.16 - $37.96
Comparable Transactions Analysis	$15.06 - $63.43
Discounted Cash Flow Analysis	$26.80 - $36.55
Merger Consideration per Share	$24.00

Comparable public company analysis. William Blair reviewed and compared certain financial information relating to IMPAC to corresponding financial information, ratios and public market multiples for certain publicly traded companies with operations in the healthcare information technology market and market capitalizations in excess of $40 million that William Blair deemed relevant. The comparable companies selected by William Blair were AllScripts Healthcare Solutions, Inc., Cedara Software Corp., Mediware Information Systems, Inc., Merge Technologies Incorporated, NetSmart Technologies, Inc., Quality Systems, Inc., Cerner Corporation, Computer Programs and Systems, Inc., Eclipsys Corporation, IDX Systems Corporation, Quadramed Corporation, Varian Medical Systems, Inc. and Elekta. William Blair selected these companies because they are the publicly traded companies that engage in businesses reasonably comparable to IMPAC’s business.

Among the information William Blair considered were revenue, EBITDA and net income. The operating results and the corresponding derived multiples for IMPAC and the comparable companies were based on each company’s most recent available publicly disclosed financial information, closing share prices as of January 13, 2005 and consensus Wall Street analysts’ earnings per share estimates for calendar year 2005.

William Blair then derived a range of implied per share equity values for IMPAC by applying the multiples from the selected comparable companies to the corresponding data for IMPAC. Information regarding the multiples from William Blair’s analysis of selected comparable publicly traded companies, including the range of implied per share equity values for IMPAC derived from these multiples, is provided in the following table.

	Comparable Company Multiple Range		Implied Transaction Per Share Equity Value Range
Multiple	Low	High	Low	High
Total Value/LTM Revenue	1.05x	8.11x	$12.24	$59.18
Total Value/LTM EBITDA	7.2x	21.2x	$12.05	$25.25
Equity Value/Calendar 2005 Projected Net Income	19.6x	38.0x	$15.19	$29.46

The mean of the low and high implied transaction per share equity values for IMPAC implied by the comparable public company analysis is approximately $13.16 per share and $37.96 per share, respectively, as compared to the purchase price for IMPAC of $24.00 per share.

None of the selected companies is identical to IMPAC. Accordingly, any analysis of the selected comparable publicly traded companies necessarily involved complex considerations and judgments concerning the differences in financial and operating characteristics and other factors that would necessarily affect the analysis of trading multiples of the selected comparable publicly traded companies.

Comparable transactions analysis. William Blair performed an analysis of selected recent business combinations consisting of transactions in excess of $50 million in value, announced subsequent to January 1, 2000 and involving domestic healthcare information technology companies based on publicly available information. In total, William Blair examined seven transactions that were chosen based on William Blair’s judgment that they were generally similar, in whole or in part, to the proposed merger. The selected transactions were not intended to be representative of the entire range of possible transactions in the healthcare information technology industry. The seven transactions examined were (target/acquirer):

•	VitalWorks Inc. (medical division)/Cerner Corporation

•	PracticeWorks Inc./Eastman Kodak Co.

•	A.L.I. Technologies, Inc./McKesson Corp.

•	Sunquest Information Systems, Inc./Misys PLC

•	Healthcare.com Corp./XCare.net

•	Shared Medical Systems Corporation/Siemens Medical Engineering Group

•	Medical Manager Corp./Healtheon/WebMD Corp.

William Blair reviewed the consideration paid in the selected comparable transactions in terms of the total value of such transactions as a multiple of revenue and EBITDA for the latest twelve months (“LTM”) prior to the announcement of such transactions. William Blair then derived a range of implied per share equity values for IMPAC by applying the multiples from the selected comparable transactions to the corresponding data for IMPAC. Information regarding the multiples from William Blair’s analysis of selected comparable transactions, including the range of implied per share equity values for IMPAC derived from these multiples, is provided in the following table:

	Comparable Transaction Multiple Range		Implied Transaction Per Share Equity Value Range
Multiple	Low	High	Low	High
Total Value/LTM Revenue	1.43x	9.60x	$14.77	$69.09
Total Value/LTM EBITDA	10.7x	55.7x	$15.35	$57.78

The mean of the low and high implied transaction per share equity values for IMPAC implied by the comparable transactions analysis is approximately $15.06 per share and $63.43 per share, respectively, as compared to the purchase price for IMPAC of $24.00 per share.

None of these transactions or associated companies is identical to the merger or IMPAC. Accordingly, any analysis of the selected comparable transactions necessarily involved complex considerations and judgments concerning the differences in financial and operating characteristics, parties involved and terms of their transactions and other factors that would necessarily affect the implied value of IMPAC versus the values of the companies in the selected comparable transactions.

Discounted cash flow analysis. The discounted cash flow methodology is most appropriate for companies that exhibit relatively steady or somewhat predictable streams of future cash flow. For a company with limited intermediate and long-term cash flow visibility the preponderance of the value can be in the terminal value, which is extremely sensitive to assumptions about the sustainable long-term growth of the company. William Blair took the foregoing limitation into account in using this discounted cash flow methodology in the context of its overall analysis of the transaction.

William Blair utilized the Forecasts to perform a discounted cash flow analysis of IMPAC’s projected future cash flows for the period commencing January 1, 2005 and ending September 30, 2008. Using discounted cash flow methodology, William Blair calculated the present values of the projected free cash flows for IMPAC. In this analysis, William Blair calculated terminal values assuming exit multiples ranging from 7.0x to 9.0x the projected 2008 EBITDA and growth rates in perpetuity of free cash flow beyond 2008 of 1.0% to 4.0%. William Blair used discount rates ranging from 15.0% to 19.0%. William Blair selected the terminal value inputs range based on William Blair’s review of factors projected to be relevant at the time of the exit, including, among other matters, the trading multiples of certain comparable companies, the transaction multiples of certain comparable transactions and certain industry growth rates. William Blair determined the appropriate discount rate range based upon an analysis of the weighted average cost of capital of IMPAC and other comparable companies that William Blair deemed relevant in its expertise and judgment. William Blair aggregated (1) the present value of the free cash flows over the applicable forecast period with (2) the present value of the range of terminal values. The aggregate present value of these items represented the enterprise value range. An equity value was determined by adding back the current amount of net cash. William Blair calculated the implied per share equity value range by dividing the resulting equity values by the fully diluted share count of 10.4 million. The implied transaction per share equity values for IMPAC implied by the discounted cash flow analysis using EBITDA exit multiples ranged from $28.51 per share to $36.31 per share. The implied transaction per share equity values for IMPAC implied by the discounted cash flow analysis using perpetuity growth rates ranged from $25.08 per share to $36.78 per share. The mean of the low and high implied transaction per share equity values for IMPAC implied by the discounted cash flow analysis is approximately $26.80 per share and $36.55 per share, respectively, as compared to the purchase price for IMPAC of $24.00 per share.

Premiums paid analysis. William Blair reviewed data from 265 publicly available transactions occurring since January 1, 2001 and with transaction values between $100 million and $500 million in which 100% of the target was acquired. Specifically, William Blair analyzed the acquisition price as a premium to the closing share price one day, one week and four weeks prior to the announcement of the transaction, for all 265 transactions and for a subgroup of those transactions that were cash transactions. William Blair compared the resulting stock price premiums for the reviewed transactions to the premiums implied by the merger based on IMPAC’s stock prices one day, one week and four weeks prior to an assumed announcement on January 14, 2005. Information regarding the premiums from William Blair’s analysis of selected transactions is provided in the following table:

	20th Percentile of Transaction Premiums
Premium Over Stock Price at Announcement	All Consideration Types	Cash Deals	Implied Transaction Premium in Merger
1 Day Prior	8.4%	8.9%	19.7%
1 Week Prior	9.5%	11.2%	20.4%
4 Weeks Prior	10.9%	15.8%	30.8%

	50th Percentile of Transaction Premiums
Premium Over Stock Price at Announcement	All Consideration Types	Cash Deals	Implied Transaction Premium in Merger
1 Day Prior	23.4%	27.4%	19.7%
1 Week Prior	28.7%	31.6%	20.4%
4 Weeks Prior	33.1%	39.4%	30.8%

	80th Percentile of Transaction Premiums
Premium Over Stock Price at Announcement	All Consideration Types	Cash Deals	Implied Transaction Premium in Merger
1 Day Prior	51.3%	55.0%	19.7%
1 Week Prior	55.0%	62.5%	20.4%
4 Weeks Prior	68.3%	82.7%	30.8%

General. The preparation of an opinion regarding fairness is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances, and, therefore, such an opinion is not readily susceptible to partial analysis or summary description. The preparation of a fairness opinion does not involve a mathematical evaluation or weighing of the results of the individual analyses performed, but requires William Blair to exercise its professional judgment, based on its experience and expertise, in considering a wide variety of analyses taken as a whole. Each of the analyses conducted by William Blair was carried out in order to provide a different perspective on the financial terms of the proposed merger and add to the total mix of information available. William Blair did not form a conclusion as to whether any individual analysis, considered in isolation, supported or failed to support an opinion about the fairness of the consideration to be received by the holders of the common stock of IMPAC. Rather, in reaching its conclusion, William Blair considered the results of the analyses in light of each other and ultimately reached its opinion based on the results of all analyses taken as a whole. William Blair did not place particular reliance or weight on any particular analysis, but instead concluded its analyses, taken as a whole, supported its determination. Accordingly, notwithstanding the separate factors summarized above, William Blair believes that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all analyses and factors, may create an incomplete view of the evaluation process underlying its opinion. No company or transaction used in the above analyses as a comparison is directly comparable to IMPAC or the merger. In performing its analyses, William Blair made numerous assumptions with respect to industry performance, business and economic conditions and other matters. The analyses performed by William Blair are not necessarily indicative of future actual values and future results, which may be significantly more or less favorable than suggested by such analyses.

William Blair has been engaged in the investment banking business since 1935, and regularly undertakes the valuation of investment securities in connection with public offerings, private placements, business combinations, estate and gift tax valuations and similar transactions. William Blair is familiar with IMPAC, having provided certain investment banking services to IMPAC from time to time, including having served as a co-managing underwriter for IMPAC’s follow-on offering of 2,734,956 shares of IMPAC common stock in May 2003 and as a financial advisor to IMPAC in connection with, and having participated in certain of the negotiations leading to, the merger agreement. Furthermore, in the ordinary course of its business, William Blair may from time to time trade the securities of IMPAC for its own account and for the accounts of its customers, and accordingly may at any time hold a long or short position in such securities.

IMPAC hired William Blair based on its qualifications and expertise in providing financial advice to companies and its reputation as a nationally recognized investment banking firm. Pursuant to a letter agreement dated July 2, 2004, IMPAC agreed to pay William Blair upon consummation of the merger, a fee equal to a percentage of the total consideration received by the Company and its stockholders as a result of the merger, which is an amount approximately equal to $2.4 million, less the amount of $500,000 which was payable to William Blair upon the delivery of its opinion as to the fairness, from a financial point of view, of the consideration to be received by IMPAC’s common stockholders and less the amount of $100,000 which was payable to William Blair upon the signing of the engagement letter. In addition, IMPAC has agreed to reimburse William Blair for all of its out-of-pocket expenses (including fees and expenses of its counsel) reasonably incurred by it in connection with its services and will indemnify William Blair against potential liabilities arising out of its engagement.

Stockholder agreements

Elekta and Merger Sub have entered into stockholder agreements with several significant IMPAC stockholders, including Joseph Jachinowski, James Hoey and David Auerbach, each of whom is a director and executive officer of IMPAC, and their respective affiliates. The stockholder agreements require these IMPAC stockholders to vote all shares of IMPAC stock for which they have voting power in favor of the adoption of the merger agreement and approval of the merger, against any acquisition proposal or any action or agreement that would interfere with the completion of the merger and, unless Merger Sub instructs otherwise, against certain other corporate actions, including any change in our board of directors or amendment of our certificate of incorporation. In order to secure these obligations, these stockholders also granted Merger Sub a proxy and power of attorney with respect to these matters. The stockholder agreements apply only to the exercise of voting rights attaching to IMPAC shares and do not limit the discretion of any stockholder who is a director of IMPAC with respect to his duties as a director.

The stockholder agreements also provide Merger Sub an option to purchase all or any portion of the IMPAC common stock owned by these stockholders at a price of $24.00 per share at any time within 12 months following the termination of the merger agreement, but only if the merger agreement is terminated because our board of directors has withdrawn or modified in a manner adverse to Elekta its approval or recommendation in favor of the merger proposal or approved, endorsed or recommended an alternative acquisition proposal. In addition, these stockholders agreed not to transfer any IMPAC stock except in connection with the merger or to Merger Sub as provided under the stockholder agreements.

The stockholder agreements also provide that if we consummate a business combination, as defined below, within 12 months following the termination of the merger agreement and any or all of the shares of our common stock that are subject to a stockholder agreement are sold to any person other than Elekta at a price in excess of $24.00 per share, then the amount by which the per share price exceeds $24.00 will be shared equally between Elekta and the stockholder who is a party to the stockholder agreement.

For purposes of the stockholder agreements and the merger agreement, a “business combination” means (A) a merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction pursuant to which our stockholders immediately preceding such transaction hold less then 50% of the aggregate equity interests of the surviving or resulting entity of such transaction or any direct or indirect parent thereto; (B) a sale or other disposition by us or our subsidiaries of assets (in a transaction or series of transactions) representing in excess of 50% of the aggregate fair market value of our business immediately prior to such sale; or (C) the acquisition by any person or group (including by way of a tender offer or an exchange offer or issuance by us), directly or indirectly, of beneficial ownership or a right to acquire beneficial ownership of shares representing in excess of 50% of the voting power of the then outstanding shares of our common stock.

The voting requirements and the transfer restrictions provided in the stockholder agreements will terminate upon the earliest to occur of the termination of the merger agreement or the completion of the merger, except that if the merger agreement is terminated, the transfer restrictions will survive for 12 months following termination of the merger agreement.

As of the record date, the IMPAC stockholders who entered into a stockholder agreement collectively held 3,291,765 shares of outstanding IMPAC common stock, representing approximately 33.1% of the outstanding shares of IMPAC common stock. None of the IMPAC stockholders who are parties to a stockholder agreement were paid additional consideration in connection with entering into the stockholder agreement.

The form of stockholder agreement is attached as Annex B, and we urge you to read it carefully.

Interests of executive officers and directors of IMPAC in the merger

When considering the recommendation of our board of directors in favor of the merger, you should be aware that certain of our executive officers and members of our board of directors may have interests in the merger that are different from, or in addition to, the interests of our stockholders generally. Such interests include the following:

•	officers, employees and directors of IMPAC with unvested options to acquire IMPAC common stock will have these options fully accelerated as a result of the merger and cashed out based on any positive spread between the per share cash amount payable in the merger and the exercise price for such options;

•	the terms of the merger agreement provide for the continued indemnification of our current and former directors and officers; and

•	certain of our officers may receive severance payments and continuation of health insurance, life insurance and other similar benefits if their employment is terminated under certain circumstances after the completion of the merger.

These interests are described below in greater detail. Our board of directors was aware of, and considered the interests of, our directors and executive officers in approving the merger agreement and the merger.

Stock options. Certain of our executive officers and directors hold unvested options to purchase shares of IMPAC common stock and will be entitled to full acceleration of vesting of their unvested stock options as of the effective time of the merger. Upon completion of the merger, each outstanding option to purchase IMPAC common stock with an exercise price less than $24.00 will be cancelled and the holder of such option will be entitled to receive a one-time cash payment (net of any statutory tax withholdings) equal to the number of shares of IMPAC stock subject to the option, multiplied by the difference between $24.00 and the per share exercise price of the option. Each outstanding option to purchase IMPAC common stock with an exercise price equal to or greater than $24.00 will be cancelled without payment.

The following table sets forth for each of our directors and executive officers the total number of unvested option shares that will accelerate upon closing and the net value thereof, assuming a closing date of April 30, 2005 for hypothetical purposes, as well as the total number of vested options held by the director or executive officer at the closing and the net value thereof:

Name	Shares subject to options that will accelerate due to the merger	Value of acceleration ($24.00 less exercise price)	Total number of options that will be vested at the closing	Value of all stock options ($24.00 less exercise price)
Joseph K. Jachinowski*	2,709	$29,799	45,000	$810,400
James P. Hoey	—	—	—	—
David A. Auerbach	—	—	—	—
Kendra A. Borrego	37,336	$386,075	65,210	$741,640
Gregory M. Avis	—	—	5,000	—
Robert J. Becker, M.D.	—	—	5,000	—
Christopher M. Rose, M.D., F.A.C.R.	—	—	15,000	$175,000
Gregory T. Schiffman	11,459	$49,274	40,000	$223,600

*	Represents options held by Mr. Jachinowski’s wife, Suzanne Jachinowski, who is our Director of Product Marketing.

Indemnification of directors and executive officers and insurance. The merger agreement provides that Elekta will cause the surviving corporation to continue to provide all rights of indemnification for acts or omissions occurring at or prior to the effective time of the merger that exist in favor of our directors or executive officers as provided in our certificate of incorporation or bylaws for a period of six years after the merger. Elekta has also agreed to cause the surviving corporation in the merger to fulfill and honor in all respects all of our obligations pursuant to any indemnification agreements between us and our directors and officers in effect as of the date of the merger agreement.

Prior to the effective time of the merger, we will purchase a “run-on” directors’ and officers’ liability insurance policy that will cover those persons who are covered by our directors’ and officers’ liability insurance policies as of the effective time of the merger for a period of six years after the effective time and provide coverage with respect to matters occurring prior to the effective time that is at least equal to the coverage provided under our current directors’ and officers’ liability insurance policies. If such run-on policy is not available, the surviving corporation will maintain in effect directors’ and officers’ liability insurance policies for six years after the effective time that will provide coverage that is at least equal to the coverage provided under our current directors’ and officers’ liability insurance policies to those persons who are covered by our directors’ and officers’ liability insurance policies as of the effective time at an annual cost not greater than 150 percent of the premium for our current directors’ and officers’ liability insurance policies. However, if such insurance cannot be maintained at such cost, the surviving corporation will maintain as much of such insurance as can be maintained at a cost equal to 150 percent of our current annual premiums for such insurance.

Severance and other benefits upon termination. We entered into a change of control severance agreement with Kendra Borrego, our Chief Financial Officer, in January 2005. The agreement provides that if Ms. Borrego’s employment is terminated as a result of involuntary termination (as defined in the agreement) within twelve months after a change of control of IMPAC, including the proposed merger, she will receive a severance payment equal to 100% of her base salary (as in effect immediately prior to the change of control) for six months and continued coverage in health insurance, life insurance and other similar benefits in effect on the date of termination for a period of six months.

No employment agreements. Although it is not a condition to closing the merger, our current executive officers are expected to continue employment with Elekta following the merger on terms and at compensation levels generally commensurate to what they currently receive at IMPAC. As of the date of this proxy statement, however, none of our executive officers has entered into an employment agreement with Elekta.

Appraisal rights of IMPAC stockholders

Under Section 262 of the Delaware General Corporation Law, IMPAC stockholders have the right to object to the merger and demand in writing that IMPAC pay the fair value of their shares. Determination of fair value is based on all relevant factors, but excludes any appreciation or depreciation in anticipation of the applicable merger. Stockholders who elect to exercise appraisal rights must comply with all of the procedures set forth in Section 262 to preserve those rights. These procedures are complicated and must be followed completely. Failure to comply with Section 262 may cause a termination of your appraisal rights. The following information is only a summary of the required procedures and is qualified in its entirety by reference to the provisions of Section 262. Please review Section 262, a copy of which is attached to this proxy statement as Annex D, for the complete procedures. Neither Elekta nor IMPAC will give you any notice other than as described in this document and as required by the Delaware General Corporation Law.

General requirements. Section 262 generally requires the following:

•	Notice of appraisal rights. Section 262 requires that we notify our stockholders that appraisal rights will be available not less than 20 days before the meeting at which the merger will be submitted for approval. This proxy statement constitutes IMPAC’s notice to our stockholders of the availability of appraisal rights.

•	Written demand for appraisal. You must deliver a written demand for appraisal to IMPAC before the vote on the merger is taken at the IMPAC stockholders’ meeting. The written demand for appraisal must be in addition to, and separate from, any proxy or vote you take abstaining from or voting against approval of the merger and adoption of the merger agreement. A failure to return the proxy or returning the proxy with instructions to vote against the merger will not alone constitute demand for appraisal. You should read the paragraphs below for more details on making a demand for appraisal.

•	Refrain from voting for the merger proposal. You must not vote in favor of the merger agreement or the merger. Returning a properly executed proxy that is not marked “AGAINST” or “ABSTAIN” with respect to the merger proposal or otherwise voting in favor of the merger agreement or the merger will constitute a waiver of your right to appraisal, even if you previously filed a written demand for appraisal.

•	Continuous ownership of IMPAC shares. You must continuously hold your shares of IMPAC stock from the date you make the demand for appraisal through the closing of the merger.

Requirements for written demand for appraisal. A written demand for appraisal of IMPAC stock must be signed by, or in the name of, the stockholder of record who owns the shares at the time the demand is made and should be signed as the stockholder’s name appears on the stock certificates. If you are the beneficial owner of IMPAC stock but not the stockholder of record, you must have the stockholder of record submit the demand for appraisal.

If you hold IMPAC stock in a fiduciary capacity, including as a trustee, guardian or custodian, you must disclose the fact that you are signing the demand for appraisal in that capacity.

If you own IMPAC stock with more than one person, such as in a joint tenancy or tenancy in common, all of the owners must sign, or have signed for them, the demand for appraisal. An authorized agent, which could include one or more of the joint owners, may sign the demand for appraisal for a stockholder of record; however, the agent must expressly disclose who the stockholder of record is and that he is signing the demand as that stockholder’s agent.

If you are a record owner, such as a broker, who holds IMPAC stock as a nominee for others, you may exercise appraisal rights with respect to shares held for one or more beneficial owners, while not exercising appraisal rights for other beneficial owners. In this case, you should specify in the written demand for appraisal the number of shares as to which you wish to demand appraisal. If the demand does not expressly specify the number of shares as to which appraisal is sought, we will assume that it covers all the shares of IMPAC stock that are in your name.

If you elect to exercise your appraisal rights, you should address the written demand to IMPAC Medical Systems, Inc., 100 West Evelyn Avenue, Mountain View, California 94041, Attention: Corporate Secretary. As required by Section 262, we must receive all written demands for appraisal before the vote concerning the merger is taken. As explained above, this written demand should be signed by, or on behalf of, the stockholder of record. The written demand for appraisal should specify the stockholder’s name and mailing address, the number of shares of stock owned, and that the stockholder is demanding appraisal of such stockholder’s shares. If you hold your shares of IMPAC common stock in a brokerage account or in other nominee form and you wish to exercise appraisal rights, you should consult with your broker or other nominee to determine the appropriate procedures for the making of a demand for appraisal by the nominee.

Written notice. Within ten days after the closing of the merger, we must give written notice that the merger has become effective to each stockholder who has made proper demand for appraisal and who has not voted for or consented to the merger.

Petition with the chancery court. Within 120 days after the closing of the merger, either IMPAC or any stockholder who has complied with the conditions of Section 262, may file a petition in the Delaware Court of Chancery requesting that the court determine the value of the shares of IMPAC stock held by all of the stockholders who are entitled to appraisal rights. If you intend to exercise your rights of appraisal, you should file such a petition with the court. We have no intention at this time to file such a petition. Because we have no obligation to file such a petition, if you do not file such a petition within 120 days after the closing, you will lose your rights of appraisal.

Withdrawal of demand. If you demand appraisal rights, upon the closing of the merger you will not be entitled to receive payment of the consideration provided for in the merger agreement. If you change your mind and decide you no longer want to pursue your appraisal rights, you may withdraw your demand for appraisal rights at any time within 60 days after the closing of the merger. After the 60th day after the closing of the merger, you may withdraw your demand for appraisal rights only with the written consent of IMPAC. If you withdraw your demand for appraisal rights, you will receive the merger consideration provided in the merger agreement.

Request for appraisal rights statement. If you have complied with the conditions of Section 262, you are entitled to receive a statement from us setting forth the number of shares that have demanded appraisal rights and the number of stockholders who own those shares. In order to receive this statement, you must send a written request to us within 120 days after the closing of the merger. We have ten days after receiving such a request to mail the statement to the stockholder.

Chancery court procedures. If you properly file a petition for appraisal in the Court of Chancery and deliver a copy to us, we will then have 20 days to file in the office of the Register in Chancery a list of the names and addresses of all stockholders who have demanded appraisal rights and have not reached an agreement with us as to the value of their shares. If the court decides it is appropriate, it has the power to conduct a hearing to determine whether the stockholders have fully complied with Section 262 of the Delaware General Corporation Law and whether they are entitled to appraisal rights. If ordered by the court, the Register in Chancery will then send notice of the time and place fixed for the hearing to all of the stockholders on the list provided by us. The court may also require you to submit your stock certificates to the Register in Chancery so that it can note on the certificates that an appraisal proceeding is pending. If you do not follow the court’s directions, you may be dismissed from the proceeding.

Appraisal of chancery shares. After the Court of Chancery determines which stockholders are entitled to appraisal rights, the court will appraise their shares of IMPAC stock. To determine the fair value of the shares, the court will consider all relevant factors except for any appreciation or depreciation due to the anticipation or accomplishment of the merger. After the Court of Chancery determines the fair value of the shares, it will direct us to pay that value to the stockholders who are entitled to appraisal rights. The court can also direct us to pay interest, simple or compound, on that value if the court determines that interest is appropriate. In order to receive the fair value for your shares, you must surrender your stock certificates to us.

The Court of Chancery could determine that the fair value of shares of IMPAC stock is more than, the same as, or less than the merger consideration. In other words, if you demand appraisal rights, you could receive less consideration than you would under the merger agreement.

Costs and expenses of appraisal proceeding. The costs of the appraisal proceeding may be assessed against IMPAC and the stockholders participating in the appraisal proceeding, as the Court of Chancery deems equitable under the circumstances. You may also request that the court allocate the expense of the appraisal action incurred by any stockholder pro rata against the value of all of the shares entitled to appraisal.

Loss of stockholder’s rights. If you demand appraisal rights, after the closing of the merger you will not be entitled to:

•	vote your shares of stock, for any purpose, for which you have demanded appraisal rights;

•	receive payment of dividends or any other distribution with respect to such shares, except for dividends or distributions, if any, that are payable to holders of record as of a record date prior to the effective time of the merger; or

•	receive the payment of the consideration provided for in the merger agreement.

If no petition for appraisal is filed within 120 days of the closing of the merger, or if you deliver a written withdrawal of your demand for appraisal, either within 60 days after the closing of the merger or with our written consent, then your rights to appraisal will cease and you will be entitled to receive the cash payment for your shares provided by the terms of the merger agreement. However, an appraisal proceeding in the Court of Chancery cannot be dismissed without the court’s approval. The court may condition its approval upon any terms that it deems just.

If you fail to comply strictly with these procedures you will lose your appraisal rights. Consequently, if you wish to exercise your appraisal rights, we strongly urge you to consult a legal advisor before attempting to exercise your appraisal rights.

Material U.S. federal income tax consequences of the merger

The following is a summary of United States federal income tax consequences of the merger to our stockholders. The discussion is for general information only and does not purport to consider all aspects of United States federal income taxation that might be relevant to our stockholders. The discussion is based on the Internal Revenue Code of 1986, as amended, Treasury regulations, administrative rulings and court decisions in effect as of the date of this proxy statement, all of which are subject to change at any time, possibly with retroactive effect. The discussion applies only to stockholders who hold shares of our common stock as capital assets, and may not apply to shares of our common stock received in connection with the exercise of employee stock options or otherwise as compensation, or to certain types of stockholders (including insurance companies, mutual funds, tax-exempt organizations, financial institutions, broker-dealers, and persons who hold their shares as part of a hedge, straddle or conversion transaction) who may be subject to special rules. This discussion does not discuss the tax consequences to any stockholder who, for United States federal income tax purposes, is a non-resident alien individual, foreign corporation, foreign partnership or foreign estate or trust, and does not address any aspect of state, local or foreign tax laws.

The receipt of cash for shares of IMPAC common stock in the merger will be a taxable transaction for United States federal income tax purposes. In general, a stockholder who surrenders shares of our common stock for cash in the merger will recognize capital gain or loss for United States federal income tax purposes equal to the difference, if any, between the amount of cash received and the stockholder’s adjusted tax basis in the shares of our common stock surrendered. Gain or loss will be determined separately for each block of shares (i.e., shares acquired at the same cost in a single transaction) surrendered for cash in the merger. This gain or loss will be long-term capital gain or loss provided that a stockholder’s holding period for the shares is more than one year at the time of the consummation of the merger. Capital gains of individuals derived in respect of capital assets held for more than one year are eligible for reduced rates of taxation. There are limitations on the deductibility of capital losses.

Backup withholding may apply to the payments to which a holder of shares or other payee is entitled under the merger agreement, unless the stockholder or other payee provides a taxpayer identification number (social security number, in the case of individuals, or employer identification number, in the case of other stockholders), certifies that the number is correct, and otherwise complies with the backup withholding tax rules. Each of our stockholders and, if applicable, each other payee, should complete and sign the Substitute Form W-9 included as part of the letter of transmittal to be mailed to you shortly after completion of the merger in order to provide the information and certification necessary to avoid backup withholding tax, unless an exemption applies and is established in a manner satisfactory to the paying agent. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against the holder’s United States federal income tax liability provided the required information is furnished to the Internal Revenue Service.

The United States federal income tax consequences set forth above are for general information purposes only and are not intended to constitute a complete description of all tax consequences relating to the merger. Because individual circumstances may differ, each stockholder is urged to consult the stockholder’s tax advisor regarding the applicability of the rules discussed above to the stockholder and the particular tax effects to the stockholder of the merger, including the application of state, local and foreign tax laws.

Litigation related to the merger

On January 21, 2005, an alleged holder of IMPAC common stock filed a purported class action lawsuit, “Stakely v. IMPAC Medical Systems, Inc., et al.” in California Superior Court for the County of Santa Clara. The complaint names as defendants IMPAC and each member of our board of directors. The complaint alleges that, in pursuing the merger with Elekta and approving the merger agreement, the directors violated their fiduciary duties to the holders of IMPAC common stock by, among other things, failing to implement a process designed to maximize stockholder value, engaging in self-dealing and securing benefits for certain officers and directors of IMPAC at the expense of the plaintiffs and other stockholders. The prayer for relief seeks a preliminary and permanent injunction to enjoin the company from consummating the merger, as well as attorneys’ fees and other remedies.

Regulatory matters

The proposed transaction is subject to the requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976. The Hart-Scott-Rodino Act prevents certain transactions from being completed until required information and materials are furnished to the Antitrust Division of the Department of Justice and the Federal Trade Commission and the appropriate waiting periods expire or are terminated. On January 26, 2005, IMPAC and Elekta filed pre-merger notifications with the Department of Justice and the Federal Trade Commission. The waiting period will expire on February 27, 2005, unless earlier terminated, or extended by a request for additional information and materials by the Antitrust Division or the Federal Trade Commission.

The Antitrust Division of the Department of Justice or the Federal Trade Commission may challenge the merger on antitrust grounds either before or after expiration of the waiting period. Accordingly, at any time before or after the completion of the merger, either the Antitrust Division of the Department of Justice or the Federal Trade Commission could take action under the antitrust laws. Other persons could take action under the antitrust laws, including seeking to enjoin the merger. Additionally, at any time before or after the completion of the merger, notwithstanding that the applicable waiting period expired or ended, any state could take action under the antitrust laws. A challenge to the merger could be made and if a challenge is made there is no assurance that we would prevail.

We are not aware of any other material governmental or regulatory approval required for completion of the merger, other than compliance with the applicable corporate law of Delaware.

If the merger is completed, IMPAC common stock will be delisted from the Nasdaq National Market and will be deregistered under the Securities Exchange Act of 1934.

THE MERGER AGREEMENT

This section of the document describes selected portions of the merger agreement. While we believe that the description covers the material terms of the merger agreement, this summary may not contain all of the information that is important to you. The merger agreement is attached to this document as Annex A and we urge you to carefully read this document in its entirety.

The merger and merger consideration

The merger agreement provides for the acquisition of IMPAC by Elekta to be effected through a merger of Merger Sub, a newly formed and indirect wholly owned subsidiary of Elekta, with and into IMPAC. As a result of the merger, Merger Sub will cease to exist, and IMPAC will survive the merger and will become an indirect wholly owned subsidiary of Elekta. The merger will be completed when all of the conditions to completion of the merger are satisfied or waived, and will become effective upon the filing of a certificate of merger with the Secretary of State of the State of Delaware.

At the effective time of the merger, each outstanding share of IMPAC common stock, other than shares held by stockholders who properly exercise and perfect their appraisal rights, will be converted into the right to receive $24.00 in cash, without interest and less applicable withholding taxes. At the effective time of the merger, all outstanding shares of IMPAC common stock will automatically be cancelled and no shares will remain outstanding.

Conversion of shares and procedures for exchange of stock certificates for cash

The conversion of your shares of IMPAC stock into the right to receive $24.00 per share in cash will occur automatically at the effective time of the merger. As soon as reasonably practicable after the effective time of the merger, [                    ], the paying agent, will send to each IMPAC stockholder as of the effective time a letter of transmittal and instructions for surrendering stock certificates in exchange for the merger consideration. Please do not surrender any of your IMPAC stock certificates until you receive the letter of transmittal and other materials for such surrender from the paying agent. After you deliver your IMPAC stock certificates to the paying agent along with an executed letter of transmittal and any other required documents, your IMPAC stock certificates will be canceled and you will be entitled to receive the cash payment of $24.00 per share, without interest and less applicable withholding taxes.

In the event of a transfer of ownership of shares of common stock which is not registered in our transfer records, payment of the merger consideration for the transferred shares may be made to the transferee if the stock certificate representing such shares is presented to the paying agent, accompanied by all documents reasonably required by the paying agent to evidence the transfer and evidence that any applicable stock transfer taxes relating to the transfer have been paid.

If your stock certificate has been lost, stolen or destroyed, the paying agent will deliver to you the applicable merger consideration for the shares represented by that certificate if:

•	you make an affidavit claiming such certificate has been lost, stolen or destroyed; and

•	if requested by Elekta or the paying agent, you post a bond in a reasonable amount to indemnify Elekta against any claim that may be made with respect to that certificate.

Please do not send in your stock certificates now. You should deliver your stock certificates only pursuant to instructions set forth in the letter of transmittal that will be mailed to you after the effective time. In all cases, the merger consideration will be provided only in accordance with the procedures set forth in the letter of transmittal.

The paying agent will deliver to Elekta any funds made available to the paying agent which have not been disbursed to holders of IMPAC stock certificates 180 days after the effective time of the merger. Anyone still holding IMPAC stock certificates after that time may only seek payment of the merger consideration directly from Elekta.

The cash paid to you upon conversion of your shares of IMPAC common stock will be issued in full satisfaction of all rights relating to your shares of IMPAC common stock.

Treatment of IMPAC stock options

At the effective time of the merger, each outstanding option to purchase IMPAC common stock, including unvested options, with an exercise price less than $24.00 per share will be cancelled and the holder of such option will be entitled to receive a one-time cash payment (net of any statutory tax withholdings) equal to the number of shares of IMPAC stock subject to the option multiplied by the difference between $24.00 and the per share exercise price of the option. Each outstanding option to purchase IMPAC common stock with an exercise price equal to or greater than $24.00 per share will be cancelled without payment.

Treatment of IMPAC’s employee stock purchase plan

Our employee stock purchase plan will be terminated immediately prior to the effective time of the merger. Any purchase rights outstanding at the time of termination of the purchase plan will be exercised, and each share of IMPAC common stock acquired upon exercise of such purchase right will be converted in the merger into the right to receive $24.00 in cash, without interest and less applicable withholding taxes.

Representations and warranties

The merger agreement contains various customary representations and warranties that we made to Elekta and Merger Sub, including, among others, representations and warranties relating to:

•	our corporate organization, valid existence and good standing, and the corporate organization, valid existence and good standing of our subsidiaries;

•	our corporate power and authority to enter into the merger agreement and consummate the merger, and whether the consummation of the merger violates our charter documents or contracts that we are a party to, or any laws, rules, regulations or orders applicable to us;

•	required consents, approvals and authorizations from governmental authorities in connection with the merger;

•	our capital structure;

•	our filings and reports with the Securities and Exchange Commission, our financial statements and our disclosure controls and procedures;

•	the absence of material adverse changes or events and undisclosed material liabilities;

•	the accuracy of information provided in this proxy statement;

•	our properties and leases;

•	the inapplicability of state anti-takeover statutes and regulations;

•	our intellectual property rights;

•	our material contracts;

•	litigation matters;

•	compliance with applicable laws;

•	environmental matters;

•	our tax obligations and compliance with tax laws;

•	our employee benefit plans and labor matters;

•	brokers’ and finders’ fees in connection with the merger;

•	our receipt of a fairness opinion from our financial advisor;

•	the required vote to approve the merger; and

•	our customer contracts.

The merger agreement also contains various customary representations and warranties that Elekta and Merger Sub made to us, including, among others, representations and warranties relating to:

•	the corporate organization, valid existence and good standing of Elekta and Merger Sub;

•	the corporate power and authority of Elekta and Merger Sub to enter into the merger agreement and consummate the merger, and whether the consummation of the merger violates their charter documents or contracts that they are a party to, or any laws, rules, regulations or orders applicable to them;

•	required consents, approvals and authorizations from governmental authorities in connection with the merger;

•	the accuracy of information supplied by Elekta and Merger Sub for inclusion in the proxy statement;

•	the ability of Elekta to finance the transaction;

•	prior activities engaged in by Merger Sub; and

•	brokers’ and finders’ fees in connection with the transaction.

The representations and warranties in the merger agreement are complicated and are not easily summarized. We urge you to read the sections of the merger agreement entitled “Representations and Warranties of the Company,” and “Representations and Warranties of Parent and Merger Sub” carefully.

Covenants regarding the conduct of IMPAC’s business

We have agreed that from the date of the merger agreement until the earlier of the termination of the merger agreement and the effective time of the merger, we will conduct our business only in the ordinary course consistent with past practice, and will use all reasonable efforts to preserve our current business organization, retain the services of our current key officers and employees and preserve the goodwill of those engaged in material business relationships with us. To that end, except as otherwise provided for in the merger agreement, we will not, without the prior consent of Elekta:

•

declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) with respect to our capital stock, split, combine or reclassify any of our capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of our capital stock, purchase, redeem or otherwise acquire any shares of our capital stock or any rights, warrants or options to acquire any such shares, except from holders of options to acquire our stock in full or partial payment of the exercise price payable by the holder upon exercise of the options;

•	issue, sell, grant, pledge or otherwise encumber any shares of our capital stock or any rights, warrants, or options to acquire any such shares other than upon the exercise of options outstanding on the date of the merger agreement and the issuance of shares of our common stock to participants in our employee stock purchase plan;

•	amend our certificate of incorporation or bylaws;

•	acquire, make any investment in, or make any capital contribution to any person other than in the ordinary course of business consistent with past practice;

•	sell, pledge or otherwise dispose of or encumber any of our properties or assets that are material to our business other than in the ordinary course of business consistent with past practice;

•	incur any indebtedness for borrowed money or guarantee any such indebtedness of another person or make any loans or advances to any person other than routine advances to our employees consistent with past practice;

•	making any capital expenditures in excess of $100,000 individually or $1,000,000 in the aggregate;

•	enter into, amend or terminate any material contracts or waive, release or assign any material rights under such contracts;

•	settle or take any other material action with respect to any litigation, action, suit, claim, proceeding or investigation other than prosecution, defense and settlement of routine matters in the ordinary course of business;

•	grant any increase in compensation to any officer, employee or consultant, establish any new compensation or benefit plans or amend any existing compensation plans, except as required under existing agreements or by law;

•	accelerate the payment, right to payment or vesting of any bonus, severance, profit sharing, retirement, deferred compensation, stock option, insurance or other compensation or benefits;

•	enter into or amend any employment, consulting, severance or similar agreement, except with respect to new hires of non-officer employees in the ordinary course of business consistent with past practice;

•	adopt or enter into a plan of liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other material reorganization, except as provided in the merger agreement;

•	make or rescind any tax election or settle or compromise any income tax liability involving on an individual basis more than $50,000;

•	change any accounting method, practice or policy, except as required by any changes in generally accepted accounting principles;

•	enter into any agreement that restrains, limits or impedes our ability to compete with or conduct any business or line of business;

•	plan, announce, implement or effect any reduction in force, lay-off, early retirement program, severance program or other program to terminate the employment of any employees; or

•	take any action that would result in any of our representations and warranties becoming untrue or any of the conditions to the consummation of the merger not being satisfied.

These covenants are complicated and not easily summarized. We urge you to read the section of the merger agreement entitled “Conduct of Business of Company” carefully.

Restrictions on solicitation

Until the merger is completed or the merger agreement is terminated, we have agreed not to take any of the following actions directly or indirectly:

•	initiate, solicit or encourage any acquisition proposal, as defined below;

•	enter into, maintain or continue discussions or negotiations with any person in furtherance of any acquisition proposal;

•	furnish any information to any other person with respect to any acquisition proposal; or

•	approve, agree to, endorse or recommend any acquisition proposal.

However, if we receive an unsolicited, written, bona fide acquisition proposal prior to consummation of the proposed merger with Elekta and if the conditions specified below are met, we may furnish the same information as was previously furnished to Elekta to, and enter into, maintain or continue discussions or negotiations with, any person that makes an acquisition proposal (provided that the person enters into a confidentiality agreement on terms at least as favorable to us as Elekta’s confidentiality agreement with us), but only after we have provided 24 hours advance notice to Elekta of our intention to do so. Before we may take any of the above actions, our board of directors must have reasonably determined in good faith, after consultation with and based upon the advice of our financial advisor and independent legal counsel, that the failure to take such actions would be reasonably likely to constitute a breach of its fiduciary duties to our stockholders, and that the acquisition proposal is a superior proposal, as defined below.

In addition, if our board of directors makes the determinations set forth in the preceding sentence, the board may (i) withdraw or modify its approval of the merger agreement and its recommendation in favor of the merger or (ii) approve or recommend the alternative acquisition proposal, provided that (a) at least three business days have elapsed following delivery to Elekta of written notice that our board has made the required determinations and (b) the board continues to reasonably believe at the end of such three business day period that the acquisition proposal constitutes a superior proposal. If we receive an acquisition proposal, then we must provide notice thereof (including the identity of the person making the proposal and the material terms of the proposal) to Elekta within 24 hours and keep Elekta informed of the status of such proposal. In any event, unless the merger agreement is terminated, we may not enter into a letter of intent, agreement in principle, acquisition agreement or other similar agreement relating to an acquisition proposal.

An “acquisition proposal” means any contract, proposal or other indication of interest from a third party regarding:

•	any merger, consolidation, share exchange, recapitalization, business combination or other similar transaction;

•	any sale, lease, exchange, mortgage, pledge, transfer or other disposition of all or substantially all of our assets, in a single transaction or series of related transactions;

•	any purchase of or tender offer or exchange offer for or other acquisition of 20% percent or more of the outstanding shares of our capital stock or the filing of a registration statement under the Securities Act of 1933 in connection therewith; or

•	any public announcement of an intention to do any of the foregoing or any agreement to do any of the foregoing.

A “superior proposal” means an acquisition proposal involving at least two-thirds of the shares of our capital stock or all or substantially all of our assets that our board of directors determines, after consulting with our financial advisors and independent legal counsel, to be more favorable to our stockholders than the merger (after considering any adjustment to the terms and conditions of the merger in response to an acquisition proposal) and is reasonably likely of being completed.

Other agreements

Access to information. We have agreed to provide Elekta with reasonable access to our books and records, subject to confidentiality obligations and other restrictions.

Public announcements. We and Elekta have agreed to consult with each other before issuing, and provide the other party the opportunity to review and comment upon, any press release, SEC filing or other public statement regarding the proposed merger, and neither we nor Elekta shall issue any such press release or make any such public statement prior to such consultation, except as may be required by law or the rules of any national securities exchange or the Nasdaq National Market.

Consents, approvals and filings. We and Elekta have agreed to promptly make all required regulatory filings and to use commercially reasonable efforts to take all appropriate action necessary to consummate the merger, including obtaining all required consents and approvals.

Employee benefit matters. Elekta has agreed to honor all accrued obligations and benefits under our employee benefit plans and any employment or severance agreements between us and any of our current or former employees. Elekta has also agreed to offer our employees who continue to be employed by the surviving corporation employee benefits commensurate in all material respects with the benefits provided to Elekta’s U.S. employees. In addition, Elekta has agreed to pay retention bonuses to certain IMPAC managers and sales representatives in July 2006, or, in some cases, at Elekta’s option, in October 2005, and to provide additional incentives to IMPAC sales personnel for sales to certain customers.

Indemnification of officers and directors. See “The Merger—Interests of executive officers and directors of IMPAC in the merger” on page 27 for a summary of this provision.

Section 16 matters. We have agreed to take all such steps as may be required (to the extent permitted under applicable law) to cause any dispositions of our common stock (including derivative securities with respect thereto) in connection with the merger by each individual who is subject to the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934 with respect to our common stock to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Conditions to closing the merger

The parties’ respective obligations to complete the merger are subject to the satisfaction or waiver of each of the following conditions:

•	the merger agreement must be approved by our stockholders;

•	no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the merger may be in effect; and

•	all approvals, waivers and consents necessary to complete the merger must have been obtained, the waiting periods required under Hart-Scott-Rodino Antitrust Improvements Act of 1976 and any other applicable foreign antitrust laws must have expired or been terminated, and any comments or issues raised by the SEC relating to this proxy statement or any other filing with the SEC relating to the merger must have been resolved.

Elekta’s obligations to complete the merger are subject to the satisfaction or waiver of each of the following additional conditions:

•

our representations and warranties (disregarding materiality qualifications) must be true and correct as of the effective time of the merger (except for representations and warranties made as of a specified date, which need be true and correct only as of the specified date), except for any failure to be true and correct which, individually or in the aggregate, could not reasonably be expected to have a material adverse effect on us (provided that this exception does not apply to representations and warranties relating to our capital structure) or prevent or materially delay the closing of the merger;

•	we must have performed in all material respects all of our obligations under the merger agreement required to be performed by us at or prior to the closing of the merger; and

•	no material adverse effect on us shall have occurred after January 17, 2005.

Our obligations to complete the merger are subject to the satisfaction or waiver of each of the following additional conditions:

•	Elekta’s and Merger Sub’s representations and warranties (disregarding materiality qualifications) must be true and correct as of the effective time of the merger (except for representations and warranties made as of a specified date, which need be true and correct only as of the specified date), except for any failure to be true and correct which, individually or in the aggregate, could not reasonably be expected to have a material adverse effect on Elekta’s ability to pay the merger consideration or prevent or materially delay the closing of the merger; and

•	Elekta and Merger Sub must have performed in all material respects all of their obligations under the merger agreement required to be performed by them at or prior to the closing of the merger.

For purposes of the merger agreement, a “material adverse effect” with respect to us means a material adverse effect (i) on our ability to perform our obligations under the merger agreement or to consummate the transactions contemplated thereby, or (ii) on us resulting from a change, development or event involving our business, financial condition or results of operation, provided that any decrease in the market price or trading volume of our common stock, in and of themselves, will not be deemed to be a material adverse effect. In addition, a material adverse effect does not include such an effect resulting from:

•	general economic conditions in the United States or Western Europe which do not have a materially disproportionate effect on us;

•	changes in conditions generally applicable to persons engaged in the businesses engaged in by us which do not have a materially disproportionate effect on us;

•	the direct impact of the merger agreement, the announcement or the performance of the merger agreement and the transactions contemplated thereby (including any litigation or governmental investigations in respect thereof and the impact of the merger agreement on relationships with customers, prospective customers, suppliers, distributors, employees, revenues, sales or orders); or

•	any litigation or governmental investigation based solely upon the alleged misapplication of Statement of Position 97-2 (“Software Revenue Recognition”) to the recognition of revenues by us in fiscal years ended September 30, 2001 through September 30, 2003.

Termination of the merger agreement

The merger agreement may be terminated at any time prior to the effective time of the merger, notwithstanding adoption of the merger agreement by our stockholders:

•	by mutual written consent of Elekta and us;

•	by Elekta or us, if the merger has not been completed by May 31, 2005, except that this right to terminate (a) is not available to any party whose failure to perform any of its obligations under the merger agreement caused the failure of the merger to occur by this date and (b) is not available to either party until June 30, 2005 if the merger has not been completed because of the failure to receive all required governmental approvals;

•	by Elekta or us, if a court or other governmental entity issues any order, decree or ruling, or takes any other action having the effect of permanently restraining, enjoining or otherwise prohibiting the merger and such order, decree or ruling or other action has become final and nonappealable;

•	by Elekta or us, if our board of directors (a) withdraws or modifies in a manner adverse to Elekta its approval or recommendation in favor of the merger agreement and the merger, (b) approves, endorses or recommends an acquisition proposal, or (c) publicly discloses an intention to do any of the foregoing;

•	by Elekta or us, if there is a material inaccuracy in any of the other party’s representations or warranties, which is not cured within 10 days after receiving notice thereof, or if the other party materially breaches any covenant or agreement in the merger agreement and such party does not cure such breach within 15 days after receiving notice thereof; or

•	by Elekta, if our stockholders fail to adopt the merger agreement by May 31, 2005.

Termination fee

We are obligated to pay Elekta a termination fee equal to $10 million in cash if the merger agreement is terminated because our board of directors has withdrawn or modified in a manner adverse to Elekta its approval or recommendation in favor of the merger or approved, endorsed or recommended an alternative acquisition proposal. We are also obligated to pay Elekta the $10 million termination fee if (A) Elekta terminates the merger agreement because there is (i) a material inaccuracy in any of our representations or warranties or a material breach of our covenants and agreements in the merger agreement or (ii) our stockholders fail to adopt the merger agreement by May 31, 2005 and (B) within 12 months following such termination, we consummate a business combination.

Our board of directors recommends that you vote “FOR” the proposal to approve the acquisition of IMPAC, including the merger, and to approve and adopt the merger agreement.

PROPOSAL 2—ADJOURNMENT OF THE IMPAC ANNUAL MEETING

If at the IMPAC annual meeting on [                    ], 2005, the number of shares of IMPAC common stock present or represented and voting in favor of approval of the merger and adoption of the merger agreement is insufficient to approve the merger under Delaware law and under our certificate of incorporation, our management may move to adjourn the annual meeting in order to enable our board of directors to continue to solicit additional proxies in favor of the merger and adoption of the merger agreement. In that event, we will ask you to vote only upon the adjournment proposal, and not the merger proposal.

In this proposal, we are asking you to authorize the holder of any proxy solicited by our board of directors to vote in favor of adjourning the annual meeting, and any later adjournments, to a date or dates not later than May 31, 2005. If the stockholders approve the adjournment proposal, we may adjourn the annual meeting, and any adjourned session of the annual meeting, to a date not later than May 31, 2005 and use the additional time to solicit additional proxies in favor of the merger proposal, including the solicitation of proxies from stockholders that have previously voted against the merger proposal. Among other things, approval of the adjournment proposal could mean that, even if we had received proxies representing a sufficient number of votes to defeat the merger proposal, we may adjourn the annual meeting without a vote on the merger proposal and seek to convince the holders of those shares to change their votes to votes in favor of the merger proposal.

The adjournment proposal requires the approval of a majority of the votes represented in person or by proxy at the annual meeting and eligible to vote on the proposal. Accordingly, broker non-votes will have no effect on the outcome of this proposal, but abstentions will have the effect of a vote against this proposal. No proxy that is specifically marked “AGAINST” approval of the merger proposal will be voted in favor of the adjournment proposal, unless it is specifically marked “FOR” the discretionary authority to adjourn the annual meeting to a later date.

Our board of directors believes that if the number of shares of IMPAC common stock present or represented at the annual meeting and voting in favor of the merger is insufficient to approve the merger proposal, it is in the best interests of our stockholders to enable the board, for a limited period of time, to continue to seek to obtain a sufficient number of additional votes in favor of the merger to bring about its approval.

Our board of directors recommends that you vote “FOR” the proposal to authorize the adjournment of the annual meeting to a date or dates not later than May 31, 2005.

PROPOSAL 3—ELECTION OF DIRECTORS

IMPAC’s board of directors is divided into three classes serving staggered three-year terms. At the annual meeting, you and the other stockholders will elect two individuals to serve as directors until the 2008 annual meeting. If the merger is completed, the nominees for director elected by our stockholders at the annual meeting will serve as directors only until the effective time of the merger. Each of the nominees is now a member of our board of directors.

The individuals named as proxyholders will vote your proxy for the election of the two nominees unless you direct them to withhold your votes. If any nominee becomes unable to serve as a director before the meeting (or decides not to serve), the individuals named as proxyholders may vote for a substitute.

Our board of directors recommends that you vote “For” each of the nominees.

Below are the names and ages of the nominees and directors, the years they became directors, their principal occupations or employment for at least the past five years and certain of their other directorships.

Nominees for election for a three-year term ending with the 2008 annual meeting

• Joseph K. Jachinowski	Age 49. Mr. Jachinowski co-founded IMPAC in January 1990 and has served as President, Chief Executive Officer and Chairman of the Board since that time. Prior to co-founding IMPAC, Mr. Jachinowski held multiple management positions at Varian Medical Systems, Inc. from 1983 to 1990. Mr. Jachinowski holds an M.S. degree in Electrical Engineering from Washington State University and a B.S. degree in Electrical Engineering from Ohio University.

• Gregory M. Avis	Age 46. Mr. Avis has been a director of IMPAC since February 1998. Mr. Avis is a Founding Managing Partner of Summit Partners, a private equity and venture capital firm, where he has been employed since the firm’s founding in 1984. Currently, Mr. Avis also serves as a director of Ditech Communications Corporation, a telecommunications equipment company and RightNow Technologies, a provider of CRM software and services. Mr. Avis holds an M.B.A. degree from Harvard Business School and a B.A. degree in Political Economy from Williams College.

Directors continuing in office until the 2006 annual meeting

• David A. Auerbach	Age 45. Mr. Auerbach co-founded IMPAC in January 1990 and has served as Executive Vice President, Treasurer, Secretary and a director since that time. From January 1990 to February 2000, Mr. Auerbach also served as IMPAC’s Chief Financial Officer. Mr. Auerbach has served as President of IMPAC Global Systems, Inc., a wholly owned subsidiary of IMPAC, since October 2001 and as President of IMPAC Medical Systems Limited, a wholly owned subsidiary of IMPAC, since January 2002. Mr. Auerbach also served as President of CareCore, Inc., a healthcare information technology company, from July 1999 to March 2001. Prior to co-founding IMPAC, Mr. Auerbach served as Manager of Research and Development for Project Management for Varian Medical Systems, Inc. from 1987 to 1990. Mr. Auerbach holds an M.S. degree in Mechanical Engineering from Stanford University and a B.S. degree in Mechanical/Biomedical Engineering from Carnegie Mellon University.

• Robert J. Becker, M.D.	Age 82. Dr. Becker has been a director of IMPAC since June 1996. Dr. Becker has served as the President of Becker Consulting Corporation, a healthcare consulting firm, since 1990. Prior to founding Becker Consulting, Dr. Becker founded HealthCare Compare Corporation, a company specializing in healthcare utilization review (now First Health Group Corporation, a health benefits company) and served as Chairman from 1982 to 1990. Dr. Becker holds an M.D. degree from the Medical College of Wisconsin.

• Gregory T. Schiffman	Age 47. Mr. Schiffman has been a director of IMPAC since February 2003. Mr. Schiffman has served as Senior Vice President and Chief Financial Officer of Affymetrix, Inc., a biotechnology company, since October 2002, and served as Vice President and Chief Financial Officer of Affymetrix from August 2001 through October 2002. From March 2001 through August 2001, he served as Vice President, Finance of Affymetrix. Prior to joining Affymetrix, Mr. Schiffman was Vice President, Controller of Applied Biosystems from October 1998. From 1987 through 1998, Mr. Schiffman held various managerial and financial positions at Hewlett Packard Company. Mr. Schiffman holds an M.B.A. degree from J.L. Kellogg Graduate School of Management at Northwestern University and a B.S. degree in accounting from DePaul University.

Directors continuing in office until the 2007 annual meeting

• James P. Hoey	Age 46. Mr. Hoey co-founded IMPAC in January 1990 and has served as Executive Vice President and a director since that time. Mr. Hoey has also served as Chief Operations Officer since August 1999. Prior to co-founding IMPAC, Mr. Hoey served as Manager of Radiation Product Marketing for Varian Medical Systems, Inc. from 1988 to 1990. Mr. Hoey holds an M.B.A. degree from Santa Clara University and a B.A. degree in Biomedical Engineering and in Business Administrative Sciences from Yale University.

• Christopher M. Rose, M.D.	Age 55. Dr. Rose has been a director of IMPAC since June 1996. Dr. Rose has served as Secretary and a Principal of the Valley Radiotherapy Associates Medical Group, Inc., one of the largest providers of radiation therapy services in the United States, Associate Director of the Department of Radiation Oncology at Providence Saint Joseph Medical Center in Burbank, California, and as Technical Director, Radiation Oncology, for the Providence Health System, Los Angeles Service Area, since 1983. Since March 2003, Dr. Rose has also been Director, Clinical Programs of Vantage Oncology, Inc., a provider of cancer services. Dr. Rose is a past Chairman of the Board of the American Society of Therapeutic Radiation and Oncology. Dr. Rose holds an M.D. degree from Harvard Medical School and an S.B. degree in Biology from the Massachusetts Institute of Technology.

Except for Joseph K. Jachinowski and James P. Hoey, who are brothers-in-law, there are no family relationships among any of our directors or executive officers.

Board independence

Upon consideration of the criteria and requirements regarding director independence set forth in NASD Rules 4200 and 4350, the board of directors has determined that each of Dr. Rose, Mr. Avis, Dr. Becker and Mr. Schiffman has met the standards of independence established by the NASD.

Committees of the board of directors; meetings

During the fiscal year ended September 30, 2004, the board of directors held 8 meetings. Except for Robert J. Becker, each of the directors attended at least 75% of the aggregate number of meetings of the board and the committees of the board on which he or she served. The board has an Audit Committee and a Compensation Committee. The board has adopted a written Audit Committee Charter. The board does not have a nominating committee or a committee performing the functions of a nominating committee.

Audit Committee

The responsibilities of the Audit Committee include:

•	overseeing IMPAC’s accounting and financial reporting processes and the audits of IMPAC’s financial statements;

•	monitoring the integrity of IMPAC’s financial statements; and

•	evaluating and periodically reevaluating the qualifications, independence and performance of IMPAC’s independent registered public accounting firm.

For a complete listing of the Audit Committee’s responsibilities, see the Audit Committee Charter, which was filed with the Securities and Exchange Commission as an attachment to IMPAC’s proxy statement for the 2004 annual meeting of stockholders and is available at www.sec.gov.

The current members of the Audit Committee are Gregory M. Avis, Christopher M. Rose and Gregory T. Schiffman (Chairman), three independent directors. The Audit Committee met 26 times during fiscal year 2004. Upon consideration of the attributes of an audit committee financial expert as set forth in Item 401(h) of Regulation S-K promulgated by the Securities and Exchange Commission, the board of directors determined that Mr. Schiffman possessed these attributes through his experience as Senior Vice President and Chief Financial Officer of Affymetrix, Inc., and he was designated as the Audit Committee financial expert. Mr. Schiffman is independent as such term is defined in Item 7(d)(3)(iv)(A) of Schedule 14A under the Exchange Act.

Compensation Committee

The responsibilities of the Compensation Committee include:

•	establishing and reviewing our general compensation policies applicable to our Chief Executive Officer and President and our other executive officers;

•	reviewing and approving the level of compensation, including salaries, fees, benefits, executive incentive plans and perquisites, of our Chief Executive Officer and President and our other executive officers;

•	reviewing and advising our board concerning the performance of our Chief Executive Officer and President and our other executive officers;

•	reviewing and advising our board concerning both regional and industry-wide compensation practices and trends in order to assess the adequacy and competitiveness of our executive compensation programs among comparable companies in our industry;

•	administering the stock compensation plans that we may adopt from time to time, including the determination of employees and the parties who are to receive grants of stock or stock options and the terms of such grants;

•	performing such other functions and having such other powers as may be necessary or convenient to the efficient discharge of the foregoing; and

•	reporting to our board regarding the foregoing from time to time, or whenever it shall be called upon to do so.

The current members of the Compensation Committee are Gregory M. Avis (Chairman), Robert J. Becker and Christopher M. Rose, three independent directors. The Compensation Committee met 4 times during fiscal year 2004.

Director nominations

Due to the limited size of, and lack of turnover in, our board, the board has determined that it is not appropriate at this time to establish a separate nominating committee. Potential candidates are discussed by the entire board. A majority of the members of our board have been determined by the board to be independent under the standards established by the NASD. Director nominees are then selected by a majority of the independent directors meeting in executive session. Both of the nominees included on this year’s proxy card are directors standing for re-election.

The board believes that it is necessary that a majority of the members of the board be independent directors as set forth in NASD Rules 4200 and 4350 and desirable to have at least one financial expert on the board as set forth in Section 401(h) of Regulation S-K promulgated by the Securities and Exchange Commission. When considering potential director candidates, the board also considers the candidate’s character, judgment, diversity, age, skills, including financial literacy, and experience in the context of the needs of the board.

Our bylaws include a procedure whereby our stockholders can nominate persons for election to the board. A stockholder may recommend nominees for director by notifying our Corporate Secretary in writing (at our Mountain View headquarters) not less than 90 nor more than 120 days before the anniversary of the prior year’s annual meeting. The notice must include the full name, age, business and residence addresses, principal occupation or employment of the nominee, the number of shares of IMPAC common stock the nominee beneficially owns, any other information about the nominee that must be disclosed in proxy solicitations under Regulation 14A of the Exchange Act, and the nominee’s written consent to the nomination and to serving as a director, if elected. The board will consider director candidates recommended by our stockholders in a similar manner as those recommended by members of management or other directors. To date, we have not received any recommended nominees from any non-management stockholder or group of stockholders that beneficially owns five percent of our voting stock.

Stockholder communications with directors

Our board of directors welcomes communications from our stockholders. Stockholders may send communications to the board of directors, or to any director in particular, c/o IMPAC Medical Systems, Inc., 100 West Evelyn Avenue, Mountain View, CA 94041. Any correspondence addressed to the board of directors or to any one of our directors care of our offices is forwarded by us to the addressee without review by management.

We encourage, but do not require, the members of our board of directors to attend our annual meetings. Three members of our board of directors attended the 2004 annual meeting of stockholders.

STOCK OWNERSHIP

Beneficial ownership of certain stockholders, directors and executive officers

The following table sets forth information regarding the beneficial ownership of our common stock as of January 31, 2005 by:

•	each of our directors and executive officers;

•	all directors and executive officers as a group; and

•	each person who is known by us to own beneficially more than 5% of our outstanding shares of common stock.

Except as otherwise noted, the address of each person listed in the table is c/o IMPAC Medical Systems, Inc., 100 West Evelyn Avenue, Mountain View, California 94041. The table includes all shares of common stock issuable within 60 days of January 31, 2005 upon the exercise of options beneficially owned by the indicated stockholders on that date. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting and investment power over such shares. To our knowledge, except under applicable community property laws or as otherwise indicated, the persons named in the table have sole voting and sole investment control regarding all shares beneficially owned. The applicable percentage of ownership for each stockholder is based on 9,949,964 shares of common stock outstanding as of January 31, 2005, together with applicable options for that stockholder. Shares of common stock issuable upon exercise of options beneficially owned were deemed outstanding for the purpose of computing the percentage ownership of the person holding these options and other rights, but are not deemed outstanding for computing the percentage ownership of any other person.

	Amount and Nature of Common Stock Beneficially Owned
	Number of Shares Beneficially Owned		Percent of Class
Joseph K. Jachinowski (12)	787,599	(1)	7.9%

James P. Hoey (12)	1,196,272	(2)	12.0%

David A. Auerbach (12)	1,170,584	(3)	11.8%

Kendra A. Borrego	27,693	(4)	*

Gregory M. Avis	5,000	(5)	*

Robert J. Becker, M.D.	86,439	(6)	*

Christopher M. Rose, M.D., F.A.C.R.	48,628	(7)	*

Gregory T. Schiffman	28,020	(8)	*

All directors and executive officers as a group (8 persons)	3,350,235	(9)	33.3%

TimesSquare Capital Management, Inc.	752,500	(10)	7.6%

Persons and entities affiliated with Cimarron Management Company, Inc.	1,422,557	(11)	14.3%

*	Less than one percent of the outstanding shares of common stock.
(1)	Includes 42,083 shares issuable upon the exercise of outstanding stock options held by Mr. Jachinowski’s wife, Suzanne Hoey Jachinowski, which options are exercisable within 60 days of January 31, 2005, and 73,015 shares owned by Mr. Jachinowski’s wife. Does not include 11,252 shares held in trust for Mr. Jachinowski’s children, over which Mr. Jachinowski has neither voting nor dispositive power. Mr. Jachinowski disclaims beneficial ownership of all of these shares.
(2)	Includes 11,252 shares held in trust for Mr. Jachinowski’s children reported by Mr. Hoey in his capacity as trustee, and 42,570 shares held in trust for Mr. Auerbach’s children reported by Mr. Hoey in his capacity as trustee. Does not include 41,142 shares held in trust for Mr. Hoey’s children, over which Mr. Hoey has neither voting nor dispositive power, and with respect to which Mr. Hoey disclaims beneficial ownership.

(3)	Includes 41,142 shares held in trust for Mr. Hoey’s children reported by Mr. Auerbach in his capacity as trustee. Does not include 42,570 shares held in trust for Mr. Auerbach’s children, over which Mr. Auerbach has neither voting nor dispositive power, and with respect to which Mr. Auerbach disclaims beneficial ownership.
(4)	Includes 27,165 shares issuable upon the exercise of outstanding stock options exercisable within 60 days of January 31, 2005.
(5)	Includes 5,000 shares issuable upon the exercise of outstanding stock options exercisable within 60 days of January 31, 2005.
(6)	Includes 5,000 shares issuable upon the exercise of outstanding stock options exercisable within 60 days of January 31, 2005.
(7)	Includes 15,000 shares issuable upon the exercise of outstanding stock options exercisable within 60 days of January 31, 2005.
(8)	Includes 28,020 shares issuable upon the exercise of outstanding stock options exercisable within 60 days of January 31, 2005.
(9)	Includes 122,268 shares issuable upon the exercise of outstanding stock options exercisable within 60 days of January 31, 2005.
(10)	Based on a Schedule 13G/A filed February 12, 2004 containing information as of December 31, 2003. All of such shares are owned by investment advisory clients of TimesSquare Capital Management, Inc. (“TimesSquare”). In its role as investment adviser, TimesSquare has sole voting power with respect to 0 shares, shared voting power with respect to 692,500 shares, sole dispositive power with respect to 0 shares and shared dispositive power with respect to 752,500 shares. As the ultimate parent company of TimesSquare, CIGNA Corporation may be deemed to beneficially own these shares and to share voting and dispositive power with TimesSquare. The address of TimesSquare is Four Times Square, 25th Floor, New York, NY 10036 and the address of CIGNA Corporation is One Liberty Place, Philadelphia, PA 19192.
(11)	Based on a Schedule 13G/A jointly filed by the persons and entities affiliated with Cimarron Management Company, Inc. on February 17, 2004 containing information as of December 31, 2003, several Section 16 filings, and information provided by Cimarron Management Company, Inc. to IMPAC. Cimarron Management Company, Inc. administers transactions in the shares reported above for the benefit of the following persons, but does not possess the power to vote or dispose of any of the shares held by such persons. The reported shares include the following number of shares held by the persons listed below, over which shares such persons have voting and dispositive power as indicated:

	Number of Shares Beneficially Owned	Number of Shares Beneficially Owned by Filing Person with
		Sole Voting Power	Shared Voting Power	Sole Dispositive Power	Shared Dispositive Power
IGSB-Karan I, LLC	806,563	806,563	—	806,563	—

IGSB-Keenan I, LLC	244,445	244,445	—	244,445	—

Alfred K. Herbert	4,400	1,000	3,400	1,000	3,400

Brynn E. Rauth	1,000	1,000	—	1,000	—

Duca Partnership	154,463	154,463	—	154,463	—

Suzanne S. Duca	164,463	—	164,463	—	164,463

Jeanne A. Lipkovits	3,595	3,595	—	3,595	—

Jason F. Hughes	600	600	—	600	—

Karen Herbert	450	450	—	450	—

Hilda L. Law	400	400	—	400	—

Lorraine Duca	3,595	3,595	—	3,595	—

Lindsey Duca	17,701	17,701	—	17,701	—

Linda J. Herbert	3,650	250	3,400	250	3,400

	Number of Shares Beneficially Owned	Number of Shares Beneficially Owned by Filing Person with
		Sole Voting Power	Shared Voting Power	Sole Dispositive Power	Shared Dispositive Power

Maurice J. Duca	239,360	74,897	164,463	74,897	164,463

Steven L. Karan	15,749	15,749	—	15,749	—

Timothy K. Bliss	15,000	15,000	—	15,000	—

William R. Rauth III	64,099	64,099	—	64,099	—

William Rauth IV	1,000	1,000	—	1,000	—

Carol A. Streed	250	250	—	250	—

Luise M. Phelps	1,055,008	1,055,008	—	1,055,008	—

IGSB, LLC	1,051,008	1,051,008	—	1,051,008	—

IGSB IEP I, L.P	1,051,008	1,051,008	—	1,051,008	—

Kelly Fox Flint	100	100	—	100	—

3,400 shares of common stock of IMPAC reported by Alfred K. Herbert and Linda J. Herbert are held by The Herbert Family Trust and reported by Alfred Herbert and Linda Herbert in their capacities as co-trustees. Alfred Herbert and Linda Herbert share voting and disposition powers with respect to such shares.

154,463 shares of common stock of IMPAC reported by Suzanne S. Duca and Maurice J. Duca are held by the Duca Partnership and reported by Suzanne Duca and Maurice Duca in their capacities as trustees of The Maurice J. Duca Family Trust and The Suzanne S. Duca Separate Property Trust, respectively, the general partners of the Duca Partnership. Suzanne Duca and Maurice Duca share voting and disposition powers with respect to such securities.

2,095 shares of common stock of IMPAC reported by Maurice Duca are held by the Marie Duca Educational Trust and reported by Maurice Duca in his capacity as trustee.

17,701 shares of common stock of IMPAC reported by Lindsey Duca are held by The Lindsey Duca Trust and reported by Lindsey Duca in her capacity as trustee.

72,802 shares of common stock of IMPAC reported by Maurice J. Duca are held by the Investment Group of Santa Barbara Money Purchase Pension Plan FBO Maurice J. Duca and reported by Maurice J. Duca in his capacity as trustee.

64,099 shares of IMPAC common stock reported by William R. Rauth III are held as follows: 20,699 shares by The Lindsey Duca Trust #2, 9,000 shares by The Michael Duca Trust #1 and 29,400 shares by The Michael Duca Trust #2. All of such shares are reported by William R. Rauth III in his capacity as trustee.

5,000 shares of common stock of IMPAC reported by William R. Rauth III are held by City National Bank as Trustee for the Stradling Yocca Carlson & Rauth Profit Sharing Plan FBO William R. Rauth III. William R. Rauth III has sole investment control over such shares without consultation with the trustee.

806,563 and 244,445 shares of common stock of IMPAC are held by IGSB-Karan I, LLC and IGSB-Keenan I, LLC, respectively, and are reported by IGSB IEP I, L.P. in its capacity as a controlling member of IGSB-Karan I, LLC and IGSB-Keenan I, LLC. Such 1,051,008 shares of common stock of IMPAC are also reported by IGSB, LLC, in its capacity as the General Partner of IGSB IEP I, L.P. and by Luise Phelps in her capacity as President of IGSB, LLC.

10,000 shares of common stock of IMPAC reported by Suzanne S. Duca and Maurice J. Duca are held by the LaCentra-Sumerlin Charitable Remainder Unitrust and reported by Suzanne S. Duca and Maurice J. Duca in their capacities as co-trustees. Suzanne S. Duca and Maurice J. Duca share voting and disposition powers with respect to such securities.

The address of Cimarron Management Company, Inc., and of each of the filing persons above is Cimarron Management Company, Inc., 1485 East Valley Road, Suite H, Santa Barbara, California 93108.

(12)	See the section titled “The Merger—Stockholder agreements” on page 26 for information relating to certain arrangements Messrs. Jachinowski, Hoey and Auerbach have entered into with respect to their shares of IMPAC common stock.

Change in control and voting arrangements. Please see the sections titled “The Merger” on page 14, “The Merger Agreement” on page 33, “The Merger—Interests of executive officers and directors of IMPAC in the merger” on page 27 and “The Merger—Stockholder agreements” on page 26.

Section 16(a) beneficial ownership reporting compliance

Under U.S. securities laws, directors, certain executive officers and persons holding more than 10% of IMPAC’s common stock must report their initial ownership of the common stock and any changes in that ownership to the Securities and Exchange Commission. The Securities and Exchange Commission has designated specific due dates for these reports and IMPAC must identify in this Proxy Statement those persons who did not file these reports when due. Based solely on its review of copies of the reports filed with the Securities and Exchange Commission and written representations of its directors and executive officers, IMPAC believes all persons subject to reporting filed the required reports on time in fiscal year 2004, except for late filings made by Christopher M. Rose, Gregory M. Avis, Robert J. Becker and Gregory T. Schiffman, each of whom filed a late Form 4 in May 2004 reporting stock option grants received in connection with the 2004 annual meeting of stockholders on February 17, 2004.

COMPENSATION OF DIRECTORS AND THE NAMED EXECUTIVE OFFICERS

Compensation of directors

Cash Compensation. Except for reimbursement for reasonable travel expenses relating to attendance at board meetings, employee directors are not compensated for their services as directors. Directors who are non-employees receive $500 per board meeting attended. The chair of the Audit Committee also receives an annual retainer of $10,000.

Stock Options. Under our 2002 Stock Plan, each of our non-employee directors receives an option grant to purchase 25,000 shares of our common stock at fair market value on the grant date on the date they join the board. Non-employee directors also receive a stock option grant on the date of each annual meeting under our 2002 Stock Plan to purchase 5,000 shares of our common stock at fair market value on the grant date, provided he or she continues to serve on the board after such annual meeting. Assuming the re-election of all non-employee directors, each will receive such a grant on the date of this year’s annual meeting. Non-employee director options have a term of ten years and expire within 90 days of the director’s termination of service or one year if such termination is due to death or disability. The initial option grant vests as to 25% of the shares on the first anniversary of the date of grant and thereafter in 36 equal monthly installments, provided the optionee is serving as a director of IMPAC. All subsequent stock option grants to non-employee directors are fully vested upon grant. Employee directors are eligible to participate in our 2002 Stock Plan and, subject to stock ownership limits imposed by the Internal Revenue Service, our 2002 Employee Stock Purchase Plan.

Mr. Schiffman received an additional grant of options to purchase 10,000 shares of IMPAC’s common stock on September 2, 2004 at the fair market value on that date.

Compensation of the named executive officers

SUMMARY COMPENSATION TABLE

The following table provides summary information concerning the compensation paid during the fiscal years ended September 30, 2003 and September 30, 2004 to the Chief Executive Officer and each of our other three executive officers. We refer to these individuals as the “named executive officers” elsewhere in this proxy statement.

		Annual Compensation(1)				Long-Term Compensation Awards
	Fiscal Year	Salary	Bonus	Other Annual Compensation		Securities Underlying Options	All Other Compensation
Joseph K. Jachinowski President, Chief Financial Officer and Chairman	2003 2004	$336,000 336,000	$135,958 18,871	$40,167 47,369	(2) (4)	— —	$29,898 32,648	(3) (5)

James P. Hoey Executive Vice President and Chief Operations Officer	2003 2004	336,000 336,000	140,810 29,238	36,448 38,135	(6) (8)	— —	28,765 31,515	(7) (9)

David A. Auerbach Executive Vice President, Treasurer and Secretary	2003 2004	336,000 336,000	143,354 31,782	34,031 35,717	(10) (12)	— —	28,639 31,389	(11) (13)

Kendra A. Borrego Chief Financial Officer	2003 2004	165,416 188,232	48,684 6,039	— —		10,000 25,000	7,500 10,497	(14) (15)

(1)	Excludes certain perquisites and other benefits that did not exceed, in the aggregate, the lesser of $50,000 or 10% of such officer’s total salary and bonus.

(2)	Includes payments for certain automobile expenses and $23,717 paid to executive as reimbursement for taxes incurred upon the receipt of company-provided benefits.
(3)	Includes $7,500 of company contributions to our 401(k) plan and payments totaling $22,398 to cover term life, variable universal life and disability insurance premiums.
(4)	Includes payments made for certain automobile expenses and $25,636 paid to executive as reimbursement for taxes incurred upon the receipt of company-provided benefits.
(5)	Includes $10,250 of company contributions to our 401(k) plan and payments totaling $22,398 to cover term life, variable universal life and disability insurance premiums.
(6)	Includes payments for certain automobile expenses and $22,653 paid to executive as reimbursement for taxes incurred upon the receipt of company-provided benefits.
(7)	Includes $7,500 of company contributions to our 401(k) plan and payments totaling $21,265 to cover term life, variable universal life and disability insurance premiums.
(8)	Includes payments made for certain automobile expenses and $24,376 paid to executive as reimbursement for taxes incurred upon the receipt of company-provided benefits.
(9)	Includes $10,250 of company contributions to our 401(k) plan and payments totaling $21,265 to cover term life, variable universal life and disability insurance premiums.
(10)	Includes payments for certain automobile expenses and $22,666 paid to executive as reimbursement for taxes incurred upon the receipt of company-provided benefits.
(11)	Includes $7,500 of company contributions to our 401(k) plan and payments totaling $21,139 to cover term life, variable universal life and disability insurance premiums.
(12)	Includes payments for certain automobile expenses and $24,380 paid to executive as reimbursement for taxes incurred upon the receipt of company-provided benefits.
(13)	Includes $10,250 of company contributions to our 401(k) plan and payments totaling $21,139 to cover term life, variable universal life and disability insurance premiums.
(14)	Represents $7,500 of company contributions to our 401(k) plan.
(15)	Includes $10,497 of company contributions to our 401(k) plan.

OPTION/SAR GRANTS IN LAST FISCAL YEAR

The following table sets forth certain information regarding the stock options granted to each named executive officer during the fiscal year ended September 30, 2004. None of such persons received awards of stock appreciation rights during fiscal 2004.

Name	Number of Securities Underlying Options Granted(1)	Percent of Total Options Granted to Employees in Fiscal Year	Exercise Price per Share(2) ($/Share)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(3)
					5% ($)	10% ($)
Joseph K. Jachinowski	—	—	—	—	—	—

James P. Hoey	—	—	—	—	—	—

David A. Auerbach	—	—	—	—	—	—

Kendra A. Borrego	25,000	14.3%	$12.15	5/25/2014	$191,027	$484,099

(1)	All options granted vest 25% on the first anniversary of the grant date and 1/48 of the total options granted vest each month thereafter. Under the terms of our stock option plan, the Compensation Committee retains discretion, subject to plan limits, to modify the terms of outstanding options.
(2)	All options were granted at fair market value on the date of grant.
(3)

Realizable values are reported net of the option exercise price. The dollar amounts under these columns are the result of calculations at the 5% and 10% rates (determined from the price at the date of grant, not the stock’s current market value) set by the Securities and Exchange Commission and therefore are not intended to forecast possible future appreciation, if any, of our stock price. Actual gains, if any, on stock option exercises are dependent on the future performance of our common stock as well as the option holder’s continued employment through the vesting period. The potential realizable value calculation assumes that the optionholder waits until the end of the option term to exercise the option.

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTIONS/SAR VALUES

The following table provides summary information regarding options to purchase IMPAC common stock that were exercised by the named executive officers during the fiscal year ended September 30, 2004 and the number and value of unexercised in the money IMPAC options held by the named executive officers at September 30, 2004. The closing price per share of our common stock on September 30, 2004 was $13.37.

Name	Shares Acquired On Exercise(#)	Value Realized($)	Number of Securities Underlying Unexercised Options at FY-End(#)	Value of Unexercised In-the- Money Options at FY-End($)(1)
			Exercisable/ Unexercisable	Exercisable/ Unexercisable
Joseph K. Jachinowski	—	—	—	—

James P. Hoey	—	—	—	—

David A. Auerbach	—	—	—	—

Kendra A. Borrego	16,290	$347,280	22,916/42,294	$89,158/$34,200

(1)	The value of unexercised in-the-money options held at September 30, 2004 represents the total gain which an option holder would realize if he or she exercised all of the in-the-money options held at September 30, 2004, and is determined by multiplying the number of shares of common stock underlying the options by the difference between the closing stock price of $13.37 per share on September 30, 2004 and the per share option exercise price. An option is in the money if the fair market value of the underlying shares exceeds the exercise price of the option.

CERTAIN TRANSACTIONS

Compensation committee interlocks and insider participation

The members of the Compensation Committee of our board of directors are Gregory M. Avis, Robert J. Becker and Christopher M. Rose. None of these individuals has at any time been an officer or employee of ours or any of our subsidiaries.

Management indebtedness, certain relationships and related transactions

During fiscal 2004, we did not engage in any transaction or series of similar transactions in which the amount involved exceeded or exceeds $60,000 and in which any of our directors or executive officers, any holder of more than 5% of any class of our voting securities or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest, nor was any director or executive officer or any of their family members indebted to us or any of our subsidiaries in any amount in excess of $60,000 at any time, other than the transaction described below.

On April 12, 2004, Suzanne Hoey Jachinowski, our Director of Product Marketing, the wife of Joseph K. Jachinowski, our President and Chief Executive Officer, and the sister of James P. Hoey, our Executive Vice President and Chief Operations Officer, exercised options to purchase 10,000 shares of our common stock at an exercise price of $0.32 per share.

COMPENSATION COMMITTEE REPORT

Overview, philosophy and current trend

The Compensation Committee reviews and approves executive officer compensation. Executive compensation includes the following elements: base salaries, annual bonuses, stock options and various benefit plans.

The Compensation Committee is composed of three independent directors. It is the Compensation Committee’s objective that executive compensation be tied directly to the achievement of IMPAC’s performance objectives. Specifically, IMPAC’s executive compensation program is designed to reward executive performance that results in enhanced corporate and stockholder values. Published industry pay survey data is reviewed and relied upon in the Compensation Committee’s assessment of appropriate compensation levels, including the Radford Executive Survey which compiles data from companies in the computer and software industry of comparable size, performance, geographic location and growth rates.

The Compensation Committee recognizes that the industry sector in which IMPAC operates is highly competitive, with the result that there is substantial demand for qualified, experienced executive personnel. The Compensation Committee considers it crucial that IMPAC be assured of attracting and rewarding its executives who are essential to the attainment of IMPAC’s long-term strategic goals. For these reasons, the Compensation Committee believes IMPAC’s executive compensation arrangements must remain competitive with those offered by other companies of similar size, scope, performance levels and complexity of operations.

Annual cash compensation and benefits

The Compensation Committee believes that the annual cash compensation paid to executives should be commensurate with both the executive’s and IMPAC’s performance. For this reason, IMPAC’s executive cash compensation consists of base compensation (salary), variable incentive compensation (bonus), as well as, in some cases, participation in the 2002 Employee Stock Purchase Plan. Base salaries for executive officers are established considering a number of factors, including IMPAC’s profitability, the executive’s individual performance and measurable contribution to IMPAC’s success, and pay levels of similar positions with comparable companies in the industry. The Compensation Committee supports IMPAC’s compensation philosophy of moderation for elements such as base salary and benefits. The Compensation Committee decides base salaries at the summer meeting prior to the beginning of each fiscal year as part of IMPAC’s formal executive officer annual salary review process.

IMPAC has adopted a cash bonus plan pursuant to which the executive officers and certain senior employees are eligible for quarterly and annual performance awards based upon IMPAC’s overall financial performance, as measured against revenue and profit targets, and the officer or employee’s individual performance. The financial performance targets are reviewed annually to meet the changing nature of IMPAC’s business. Performance against those targets is monitored on a quarterly basis and estimated bonus payments are made as long as the minimum quarterly revenue and profit targets are achieved. The incentive portion is set as an amount commensurate with the position within the company for all key management of IMPAC.

IMPAC provides benefits to the named executive officers that are generally available to all IMPAC employees, including, in some cases, participation in the 2002 Employee Stock Purchase Plan.

Stock options

The Compensation Committee intends to use options grants to attract, retain and motivate IMPAC’s executive officers and other participants by providing them with a meaningful stake in IMPAC’s long-term success. In making its determinations, the Compensation Committee takes into consideration: (i) grants made to individuals in similar positions in comparable high technology companies, (ii) IMPAC’s then-current capital structure, (iii) participants’ contributions to IMPAC’s performance, both short- and long-term, (iv) prior stock option grants, especially as they relate to the number of options vested and unvested, and (v) the impact that total option grants made to all participants has on dilution of current stockholder ownership and IMPAC’s earnings.

In fiscal 2004, IMPAC did not make stock options grants to its Chief Executive Officer.

Chief executive officer and president’s compensation

Mr. Jachinowski’s compensation for fiscal 2004 was evaluated and approved by the Compensation Committee based upon a survey of comparable chief executive officers’ salaries in the Bay Area and comparable companies. Mr. Jachinowski’s fiscal 2004 base salary was $336,000. In fiscal year 2004, the annual financial performance targets established pursuant to IMPAC’s cash bonus plan were not met and Mr. Jachinowski did not receive an award under the cash bonus plan for the second through the fourth quarters; however, the Compensation Committee did award Mr. Jachinowski a cash bonus of $18,871 for the first quarter of fiscal 2004, in accordance with the cash bonus plan.

Tax deductibility of executive compensation

As a matter of policy, IMPAC believes it is important to retain the flexibility to maximize its tax deductions. Amendments to Section 162(m) of the Internal Revenue Code have eliminated the deductibility of most compensation over a million dollars in any given year. It is the policy of the Compensation Committee to consider the impact, if any, of Section 162(m) on IMPAC and to document as necessary specific performance goals to seek to preserve IMPAC’s tax deductions.

Compensation Committee

Gregory M. Avis, Chairman

Robert J. Becker, MD

Christopher M. Rose, MD

AUDIT COMMITTEE REPORT

The principal functions of the Audit Committee fall into three broad categories:

•	to oversee IMPAC’s accounting and financial reporting processes and the audits of IMPAC’s financial statements;

•	to monitor the integrity of IMPAC’s financial statements; and

•	to evaluate and periodically reevaluate the qualifications, independence and performance of IMPAC’s independent auditors.

The board of directors has determined that all members of the Audit Committee are “independent” as required by applicable listing standards of the Nasdaq National Market. The Audit Committee operates pursuant to a charter approved by the board of directors. The Audit Committee has implemented procedures to ensure that during the course of each fiscal year it devotes the attention that it deems necessary or appropriate to each of the matters assigned to it under the Audit Committee’s charter. To carry out its responsibilities, the Audit Committee held 26 meetings during fiscal 2004.

Management is responsible for the preparation, presentation and integrity of IMPAC’s financial statements, accounting and financial reporting principles and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. IMPAC’s independent auditors are responsible for performing an independent audit of the consolidated financial statements in accordance with auditing standards generally accepted in the United States.

In overseeing the preparation of IMPAC’s consolidated financial statements, the Audit Committee met with both management and the independent auditors to review and discuss all financial statements prior to their issuance and to discuss significant accounting issues. Management advised the Audit Committee that all financial statements were prepared in accordance with accounting principles generally accepted in the United States. The Audit Committee’s review included discussion with the independent auditors of matters required to be discussed pursuant to Statement on Auditing Standards No. 61, Communication with Audit Committees. The Audit Committee received the written disclosures and the letter from the independent auditors required by the Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees. The Audit Committee also considered whether the provision of non-audit services by the independent auditors prior and subsequent to law changes made effective by the Sarbanes-Oxley Act of 2002, was compatible with maintaining the auditors’ independence and has discussed with the auditors the auditors’ independence. In connection with monitoring IMPAC’s internal control systems, the Audit Committee periodically consulted with the independent auditors about internal controls and the fairness and accuracy of IMPAC’s financial statements.

The Audit Committee continues to monitor the adequacy of our accounting and financial reporting processes and systems of internal control, including the adequacy of the systems of reporting to the Audit Committee. Subject to the limitations on the role and responsibilities of the Audit Committee referred to in its charter, the Audit Committee recommended to the board of directors (and the board approved) the inclusion of IMPAC’s audited consolidated financial statements in its Annual Report on Form 10-K for the fiscal year ended September 30, 2004 for filing with the Securities and Exchange Commission. The Audit Committee and the board of directors also selected Burr, Pilger & Mayer LLP as our independent registered public accounting firm for the fiscal year ended September 30, 2004.

Audit Committee

Gregory T. Schiffman, Chairman

Gregory M. Avis

Christopher M. Rose, MD

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Burr, Pilger & Mayer LLP served as IMPAC’s independent registered public accounting firm for the fiscal year ended September 30, 2004 and has been selected to serve as our independent registered public accounting firm for fiscal year 2005. A Burr, Pilger & Mayer LLP representative will attend the annual meeting, will have the opportunity to make a statement if he or she desires, and will be available to respond to appropriate questions. PricewaterhouseCoopers LLP served as our independent registered public accounting firm for the fiscal year ended September 30, 2003. The table below shows the fees paid to Burr, Pilger & Mayer LLP for services provided during fiscal year 2004 and the fees paid to PricewaterhouseCoopers for services provided during fiscal year 2003.

	Fiscal Year 2003	Fiscal Year 2004
Audit fees	$396,000	$325,000
Audit-related fees	6,605	—
Tax fees	112,646	—
All other fees	—	—

Total	$515,251	$325,000

Prior to the engagement of non-audit services with Burr, Pilger & Mayer LLP, the Audit Committee is presented with an engagement letter and fee estimate for the services to be rendered. A discussion ensues between members of the Audit Committee and members of management to determine the appropriate scope of work to be performed. Once approval is obtained, the engagement letter is completed and work begins on the specified project. The Audit Committee pre-approved fees for all audit and non-audit services provided by our independent registered public accounting firm during the fiscal year ended September 30, 2004.

Audit fees

The audit fees for the years ended September 30, 2003 and September 30, 2004 were for professional services rendered for the audits of IMPAC’s consolidated financial statements, reviews of the interim condensed consolidated financial statements included in Forms 10-Q, consents and assistance with review of documents filed with the Securities and Exchange Commission. For the year ended September 30, 2003, the audit fees were also for professional services rendered in connection with the issuance of comfort letters, statutory and subsidiary audits, and income tax provision procedures.

Audit-related fees

The audit-related fees for the year ended September 30, 2003 were for assurance and related services related to due diligence related to mergers and acquisitions. IMPAC did not pay any audit-related fees to Burr, Pilger & Mayer LLP for the fiscal year ended September 30, 2004.

Tax fees

Tax fees as of the year ended September 30, 2003 were for services related to tax compliance, including the preparation of tax returns and claims for refund, tax planning and tax advice, including assistance with and representation in tax audits and appeals, advice related to mergers and acquisitions, tax services for employee benefit plans, and requests for rulings or technical advice from tax authorities. IMPAC did not pay any tax fees to Burr, Pilger & Mayer LLP for the fiscal year ended September 30, 2004.

All other fees

There were no other fees for the year ended September 30, 2003 or for the year ended September 30, 2004.

Changes in registrant’s certifying accountants

On June 4, 2004, the Audit Committee dismissed PricewaterhouseCoopers LLP as IMPAC’s independent registered public accounting firm. The Audit Committee engaged Deloitte & Touche LLP as of June 8, 2004 to serve as our independent registered public accounting firm for the fiscal year ending September 30, 2004.

PricewaterhouseCoopers’s audit reports on IMPAC’s consolidated financial statements as of and for the years ended September 30, 2003 and 2002 did not contain an adverse opinion or a disclaimer of opinion, nor were the reports qualified or modified as to uncertainty, audit scope or accounting principle except that PricewaterhouseCoopers’s report noted that we had restated our consolidated financial statements as of and for the years ended September 30, 2003 and 2002 to reflect a restatement due to compliance with Statement of Position (SOP) 97-2 “Software Revenue Recognition,” with respect to the recognition of certain revenue as well as the deferral of certain commission and travel expenses as discussed below and in the footnotes to such financial statements.

In connection with its audit of IMPAC’s financial statements as of and for the years ended September 30, 2003 and 2002 and the subsequent period through June 4, 2004, there were no disagreements with PricewaterhouseCoopers on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to PricewaterhouseCoopers’s satisfaction, would have caused PricewaterhouseCoopers to make reference to the subject matter of the disagreement in connection with its audit reports on our consolidated financial statements for such years.

During the restatement, PricewaterhouseCoopers advised management and the Audit Committee that it noted certain matters regarding software revenue recognition practices during the periods under review that it considered to be material weaknesses and “reportable events” as defined by Item 304(a)(1)(v) of Regulation S-K during the years ended September 30, 2003 and 2002 and the subsequent period through June 4, 2004. In response to the matters identified, we are taking steps to strengthen control processes and procedures to identify, rectify and prevent the recurrence of the circumstances that resulted in our determination to restate prior period financial statements. We authorized PricewaterhouseCoopers to respond fully to all inquiries of Deloitte & Touche concerning the material weaknesses in our disclosure controls and procedures identified by PricewaterhouseCoopers.

IMPAC previously provided PricewaterhouseCoopers with the above information and requested that PricewaterhouseCoopers furnish us with a letter addressed to the Securities and Exchange Commission stating whether or not PricewaterhouseCoopers agrees with the above statements. The letter provided in response by PricewaterhouseCoopers was filed as an exhibit to our Current Report on Form 8-K filed with the SEC on June 10, 2004.

During the years ended September 30, 2003 and 2002 and the subsequent period through June 4, 2004, IMPAC did not consult with Deloitte & Touche with respect to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our consolidated financial statements, or any other matters or reportable events as set forth in Items 304(a)(2)(i) and (ii) of Regulation S-K.

On August 16, 2004, Deloitte & Touche notified IMPAC that it was resigning as our independent registered public accounting firm effective immediately. From June 8, 2004 until its resignation, Deloitte did not report on any of IMPAC’s financial statements and did not complete a review or audit of our financial statements as of any date or for any period.

From Deloitte & Touche’s engagement on June 8, 2004 until its resignation and except as set forth in the following paragraph, IMPAC had no disagreements with Deloitte & Touche on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements if not resolved to the satisfaction of Deloitte & Touche would have caused it to make reference thereto in its reports on the financial statements for such period. There has been no matter that was the subject of a reportable event (as defined in Regulation S-K, Item 304(a)(1)(v)).

During its review of IMPAC’s financial statements for the third quarter of fiscal 2004 (which review was not completed), Deloitte & Touche advised us that Deloitte & Touche had not been provided with sufficient evidence from management to be in a position to concur with IMPAC’s application of SOP 97-2 with respect to the timing of its recognition of certain revenues in its restated financial statements for the fiscal years ended September 30, 2001 through 2003 filed in April 2004. Such revenues related to contracts with undelivered elements for which vendor specific objective evidence (“VSOE”) of fair value did not exist. In preparing our financial restatement, we relied on the principle of constructive cancellation in determining the period for revenue recognition with respect to approximately 40 sales agreements wherein products aggregating less than 10% of the stated sales price of the contracts in the aggregate had not been in fact delivered and we believed would never be delivered. Deloitte & Touche informed us that, absent additional evidence, Deloitte & Touche believes that revenue from these transactions should be deferred until the undelivered elements are delivered, or the customer’s right to such undelivered element has lapsed.

IMPAC’s former independent auditors, PricewaterhouseCoopers, continued to stand behind management’s application of SOP 97-2 during the restatement. When the parties could not reach consensus on the appropriate application of SOP 97-2, we decided to submit this accounting issue for review to the Office of the Chief Accountant of the Securities and Exchange Commission. We sent our submission to the SEC on August 18, 2004.

IMPAC provided Deloitte & Touche with the foregoing disclosure and requested that Deloitte & Touche furnish us with a letter addressed to the Securities and Exchange Commission stating whether or not Deloitte & Touche agrees with the above statements. The letter provided in response by Deloitte & Touche was filed as an exhibit to our Current Report on Form 8-K filed with the SEC on August 23, 2004.

On September 28, 2004, the Audit Committee engaged Burr, Pilger & Mayer LLP to serve as our independent registered public accounting firm for the fiscal year ending September 30, 2004. During the years ended September 30, 2003 and 2002 and the subsequent period through September 28, 2004, we did not consult with Burr, Pilger & Mayer LLP with respect to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our consolidated financial statements, or any other matters or reportable events as set forth in Items 304(a)(2)(i) and (ii) of Regulation S-K.

On September 26, 2004, the Audit Committee re-engaged PricewaterhouseCoopers to audit the revisions IMPAC determined were necessary to its previously issued financial statements for the fiscal years ended September 30, 2003, 2002 and 2001 and to reissue their report thereon.

STOCK PERFORMANCE GRAPH

The graph below compares the cumulative total stockholder return on IMPAC common stock with the cumulative total stockholder return of the Nasdaq National Market – US Index and the S&P 500 Healthcare Equipment & Services Index. All values assume an initial investment of $100 and the reinvestment of the full amount of all dividends and are calculated quarterly through September 30, 2004. The graph begins on November 20, 2002, the date IMPAC’s common stock began trading on the Nasdaq National Market. The stockholder return shown on the graph below is based upon historical data and is not indicative of, nor intended to forecast, future performance of our common stock.

MARKET PRICE OF AND DIVIDENDS ON IMPAC COMMON STOCK

Price range of common stock

Our common stock is traded publicly on The Nasdaq National Market under the symbol “IMPC.” The following table sets forth for the periods indicated the highest and lowest sales prices of the common stock during the most recent fiscal quarter and each quarter of the last two fiscal years:

	High	Low
Fiscal 2003
First Quarter (commencing November 20, 2002)	$18.85	$17.43
Second Quarter	22.28	16.15
Third Quarter	23.35	16.99
Fourth Quarter	25.29	17.76
Fiscal 2004
First Quarter	$27.10	$17.83
Second Quarter	27.88	21.83
Third Quarter	26.81	11.64
Fourth Quarter	15.14	11.73
Fiscal 2005
First Quarter	$22.35	$13.50

On January 14, 2005, the trading day immediately preceding the execution of the merger agreement, the closing price of our common stock on The Nasdaq National Market was $19.75 per share. On [                    ], 2005, the most recent practicable date prior to the mailing of this proxy statement, the closing price of our common stock was $[            ]. As of [                    ], 2005, there were approximately [            ] holders of record (not including beneficial holders of our common stock held in street name) of our common stock.

Dividend policy

We have not declared nor paid any cash dividends on our capital stock since inception and we do not expect to do so in the foreseeable future. Any future determination with respect to the payment of dividends will be at the discretion of our board of directors and will depend upon, among other things, our operating results, financial condition and capital requirements, the terms of then-existing indebtedness, general business conditions and such other factors as the board of directors deems relevant.

OTHER MATTERS

As of the date of this proxy statement, our board of directors is not aware of any matter to be presented for action at the annual meeting, other than the matters set forth in this proxy statement. Should any other matter requiring a vote of stockholders arise, the proxies confer to the proxy holders discretionary authority to vote on these matters in accordance with their best judgment.

Adjournments

The annual meeting may be adjourned without notice, other than by the announcement made at the annual meeting, by approval of the holders of a majority of the shares of our common stock present, in person or by proxy, and entitled to vote at the annual meeting. We are soliciting proxies to grant the authority to vote in favor of adjournment of the annual meeting. In particular, we expect this authority to be exercised if the purpose of the adjournment is to provide additional time to solicit votes in favor of the merger and adoption of the merger agreement. Our board of directors recommends that you vote in favor of the proposal to grant the authority to vote your shares to adjourn the meeting.

Stockholder proposals

If the merger occurs there will be no annual meeting of stockholders next year. If the merger is not completed and you want us to consider including a proposal in our proxy statement and form of proxy for our 2006 annual meeting of stockholders, you must deliver it to IMPAC’s Corporate Secretary no later than [                    ], 2005. Proposals must be addressed to our Corporate Secretary at IMPAC Medical Systems, Inc., 100 West Evelyn Avenue, Mountain View, California 94041.

Our bylaws, as amended and restated, provide that in order for a stockholder to bring business before the 2006 annual meeting (other than, as discussed above, a proposal submitted for inclusion in IMPAC’s proxy materials), the stockholder must give written notice to our Corporate Secretary by no later than the close of business (California time) on [                    ], 2005, and no earlier than [                    ], 2005 (i.e., not less than 90 days nor more than 120 days prior to the anniversary of the 2005 annual meeting). The notice must contain information required by our bylaws, including (i) a brief description of the business desired to be brought before the meeting, (ii) the reasons for conducting such business at the meeting, (iii) any material interest of the proposing stockholder, or the beneficial owner, if any, on whose behalf the proposal is made, in the business proposed, (iv) the name and address of the stockholder proposing the business and of the beneficial owner, if any, on whose behalf the proposal is made, (v) the number of shares of IMPAC stock owned of record by the proposing stockholder and beneficially owned by the beneficial owner, if any, on whose behalf the proposal is made and (vi) other information required to be provided by the stockholder pursuant to the proxy rules of the Securities and Exchange Commission. If a stockholder fails to submit the notice by [                    ], 2005 then the proposed business will not be considered at our 2006 annual meeting due to the stockholder’s failure to comply with our bylaws.

Also, in accordance with Rule 14a-4(c)(1) of the Exchange Act, management proxyholders intend to use their discretionary voting authority with respect to any stockholder proposal raised at our 2006 annual meeting in 2006 as to which the proponent fails to notify us on or before [                    ], 2005. Notifications must be addressed to our Corporate Secretary at IMPAC Medical Systems, Inc., 100 West Evelyn Avenue, Mountain View, California 94041. A copy of the full text of the bylaw provisions relating to our advance notice procedure may be obtained by writing to our Corporate Secretary at that address or on www.impac.com.

Annual report on Form 10-K

Upon written request to our Corporate Secretary at our principal executive offices located at 100 West Evelyn Avenue, Mountain View, CA 94041, IMPAC will mail, without charge, a copy of our Annual Report on Form 10-K for the fiscal year ended September 30, 2004, including the consolidated financial statements, financial statement schedules and list of exhibits. Exhibits will be provided upon request for a reasonable fee, which shall be limited to the reasonable expenses incurred by IMPAC in furnishing such exhibits.

Where you can find more information

IMPAC files annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information that IMPAC files at the SEC’s public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our public filings with the SEC are also available from commercial document retrieval services and at the web site maintained by the SEC at http://www.sec.gov.

*    *    *

Elekta has supplied all information contained in this proxy statement relating to Elekta and Merger Sub, and we have supplied all such information relating to IMPAC.

You should rely only on the information contained in this proxy statement. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement. This proxy statement is dated [                ] [    ], 2005. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date. Neither the mailing of this proxy statement to stockholders nor the issuance of cash in the merger creates any implication to the contrary.

*    *    *

Whether or not you plan to attend the meeting, please complete, date, sign and promptly return the accompanying proxy in the enclosed postage-paid envelope so that your shares will be represented at the meeting.

Annex A

AGREEMENT AND PLAN OF MERGER

among

ELEKTA AB (publ),

ERBIUM ACQUISITION CORPORATION

and

IMPAC MEDICAL SYSTEMS, INC.

dated as of January 17, 2005

A-i

A-ii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of January 17, 2005 (this “Agreement”), is made and entered into among Elekta AB (publ), a Swedish corporation (“Parent”), Erbium Acquisition Corporation, a Delaware corporation and an indirect, wholly owned subsidiary of Parent (“Merger Sub”), and IMPAC Medical Systems, Inc., a Delaware corporation (“Company”).

RECITALS:

A. The respective Boards of Directors of Parent, Merger Sub and Company have determined that it would be advisable and in the best interests of their respective stockholders for Parent to acquire Company, by means of a merger of Merger Sub with and into Company (the “Merger”), on the terms and subject to the conditions set forth in this Agreement.

B. Concurrently with the execution and delivery of this Agreement and as a condition to Parent’s and Merger Sub’s willingness to enter into this Agreement, Parent and Merger Sub have entered into Stockholder Agreements, each dated as of the date hereof (the “Stockholder Agreements”), with each of the Principal Stockholders (as defined in Section 8.3), in the form attached hereto as Exhibit A, pursuant to which each Principal Stockholder has (x) agreed, among other things, to vote in favor of the adoption of this Agreement and (y) granted to Parent an option to purchase all Shares (as defined in Section 2.1(b)) owned by such Principal Stockholder.

C. Parent, Merger Sub and Company desire to make certain representations and warranties and to enter into certain covenants in connection with the Merger and also to prescribe various conditions to the consummation thereof;

NOW, THEREFORE, in consideration of the representations, warranties and covenants contained in this Agreement, the parties hereto hereby agree as follows:

ARTICLE I

THE MERGER

Section 1.1 The Merger. On the terms and subject to the conditions set forth in this Agreement, and in accordance with the Delaware General Corporation Law (the “DGCL”), the Merger shall be effected and Merger Sub shall be merged with and into Company at the Effective Time (as defined in Section 1.3). At the Effective Time, the separate existence of Merger Sub shall cease and Company shall continue as the surviving corporation (as such, the “Surviving Corporation”).

Section 1.2 Closing. Unless this Agreement shall have been terminated and the transactions contemplated hereby shall have been abandoned pursuant to ARTICLE VII, and subject to the satisfaction or waiver of all of the conditions set forth in ARTICLE VI, the closing of the Merger (the “Closing”) will take place as soon as practicable, but in no event later than 10:00 a.m. on the second business day (the “Closing Date”) following satisfaction or waiver of all of the conditions set forth in ARTICLE VI, other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions, at the offices of Orrick, Herrington & Sutcliffe LLP, 405 Howard Street, San Francisco, California 94105, unless another date, time or place is agreed to in writing by the parties hereto.

Section 1.3 Effective Time. On the Closing Date (or on such other date as Parent and Company may agree), the parties hereto shall file with the Secretary of State of the State of Delaware (the “Delaware State Secretary”) a certificate of merger and any other appropriate documents, executed in accordance with the relevant provisions of the DGCL, and shall make all other filings or recordings required under the DGCL in connection with the Merger. The Merger shall become effective upon the filing of the certificate of merger with the Delaware State Secretary, or at such later time as is specified in the certificate of merger (the “Effective Time”).

Section 1.4 Effects of the Merger. The Merger shall have the effects set forth in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all property of Company and Merger Sub shall vest in the Surviving Corporation, and all liabilities and obligations of Company and Merger Sub shall become liabilities and obligations of the Surviving Corporation.

Section 1.5 Certificate of Incorporation; Bylaws. At the Effective Time, (a) the certificate of incorporation of Merger Sub as in effect at the Effective Time, a copy of which, as currently in effect, is in the form attached hereto as Exhibit B shall, from and after the Effective Time, be the certificate of incorporation of the Surviving Corporation until thereafter further changed or amended in accordance with the provisions thereof and applicable law (except that the name of the Surviving Corporation immediately after the Effective Time shall be the name of Company) and (b) the bylaws of Merger Sub as in effect at the Effective Time, a copy of which, as currently in effect, is in the form attached hereto as Exhibit C shall, from and after the Effective Time, be the bylaws of the Surviving Corporation until thereafter changed or amended in accordance with the provisions thereof and applicable law.

Section 1.6 Directors; Officers. From and after the Effective Time, (a) the directors of Merger Sub shall be the directors of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be, and (b) the officers of Company shall be the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

Section 1.7 Company Actions. (a) Company hereby consents to the Merger and represents and warrants that (i) its Board of Directors (at a meeting duly called and held) acting unanimously has (A) determined that both of this Agreement and the Merger are fair to and in the best interests of Company and its stockholders, (B) approved and declared the advisability of this Agreement and the transactions contemplated hereby, including the Merger (such approval being sufficient to render Section 203 of the DGCL inapplicable to this Agreement and the Stockholders Agreements, and the transactions contemplated hereby and thereby, including the Merger), and (C) resolved (subject to the limitations herein contained) to recommend adoption of this Agreement by the holders of Shares, and (ii) William Blair & Company has delivered to the Board of Directors of Company its opinion that the Merger Consideration to be received by the holders of Shares in the Merger is fair, from a financial point of view, to such holders.

Section 1.8 Subsequent Actions. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of Company or Merger Sub acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of either Company or Merger Sub, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of such corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

ARTICLE II

EFFECT OF THE MERGER ON THE CAPITAL STOCK

OF THE CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

Section 2.1 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of any holder of Shares or any other shares of capital stock of Company or Merger Sub:

(a) Common Stock of Merger Sub. Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

(b) Conversion of Shares. Each share of common stock, par value $.001 per share (the “Company Common Stock”), of Company (collectively, the “Shares”) issued and outstanding immediately prior to the Effective Time (other than Shares to be canceled and retired in accordance with Section 2.1(c) and any Dissenting Shares (as defined in Section 2.1(d)) shall be converted into the right to receive $24.00 per Share in cash, payable to the holder thereof, without any interest thereon (the “Merger Consideration”), less any required withholding taxes, upon surrender and exchange of a Certificate (as defined in Section 2.3).

(c) Cancellation of Treasury Shares and Parent-Owned Shares. Each Share issued and outstanding immediately prior to the Effective Time that is owned by Company or any Subsidiary of Company or by Parent, Merger Sub or any other Subsidiary of Parent (other than shares in trust accounts, managed accounts, custodial accounts and the like that are beneficially owned by third parties) shall automatically be canceled and retired and shall cease to exist, and no cash or other consideration shall be delivered or deliverable in exchange therefor.

(d) Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, Shares issued and outstanding immediately prior to the Effective Time held by any person who has the right to demand, and who properly demands, an appraisal of such Shares (“Dissenting Shares”) in accordance with Section 262 of the DGCL (or any successor provision) shall not be converted into a right to receive the Merger Consideration unless such holder fails to perfect or otherwise loses such holder’s right to such appraisal, if any. If, after the Effective Time, such holder fails to perfect or loses any such right to appraisal, each such Share of such holder shall be treated as a Share that had been converted as of the Effective Time into the right to receive the Merger Consideration in accordance with Section 2.1(b). At the Effective Time, any holder of Dissenting Shares shall cease to have any rights with respect thereto, except the rights provided in Section 262 of the DGCL (or any successor provision) and as provided in the immediately preceding sentence. Company shall give prompt notice to Parent of any demands received by Company for appraisal of Shares, and Parent shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. Company shall not, except with the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands.

Section 2.2 Stock Options.

(a) At the Effective Time, each then-outstanding option to purchase shares of Company Common Stock (collectively, the “Options”) under Company’s 1993 Stock Option Plan, as amended, 1998 Stock Option Plan, as amended, and 2002 Stock Plan, as amended (collectively, the “Stock Option Plans”), including unvested Options, shall be cancelled (i) in the case of an Option having a per share exercise price less than the Merger Consideration, for the right to receive for each share of Company Common Stock subject to such Option immediately prior to the Effective Time an amount (subject to any applicable withholding tax) in cash equal to the product of (A) the number of shares of Company Common Stock subject to such Option immediately prior to the Effective Time and (B) the amount by which the Merger Consideration exceeds the per share exercise price of such Option (such amount being hereinafter referred to as the “Option Consideration”); or (ii) in the case of an Option having a per share exercise price equal to or greater than the Merger Consideration, without the payment of cash or issuance of other securities in respect thereof. The cancellation of an Option as provided in the immediately preceding sentence shall be deemed a release of any and all rights the holder thereof had or may have had in respect of such Option. Company shall take such actions as may be necessary to accelerate all Options that are not vested Options as of the Effective Time.

(b) Prior to the Effective Time, Company shall take such actions as may be necessary to give effect to the transactions contemplated by this Section 2.2, including, but not limited to, satisfaction of the requirements of Rule 16b-3(e) under the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the “Exchange Act”).

(c) Except as otherwise agreed to by the parties, (i) the Stock Option Plans shall terminate as of the Effective Time and the provisions in any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of Company or any Subsidiary thereof shall be canceled as of the Effective Time and (ii) Company shall insure that following the Effective Time no participant in the Stock Option Plans or other plans, programs or arrangements shall have any right thereunder to acquire any equity securities of Company, the Surviving Corporation or any Subsidiary thereof and to terminate all such plans.

(d) Company shall take all actions necessary pursuant to the terms of the Company ESPP (as defined in Section 8.3) to shorten each currently ongoing purchase and/or offering period under such plan which extends beyond the Effective Time (the “Current Offerings”) such that a new purchase date for each such Current Offering shall occur prior to the Effective Time and shares shall be purchased by Company ESPP participants prior to the Effective Time. The Company ESPP shall terminate immediately prior to the earlier of (i) the Effective Time or (ii) the date upon which the Company ESPP terminates by its terms. Subsequent to the date of this Agreement, Company shall take no action, pursuant to the terms of the Company ESPP, to commence any new purchase and/or offering period.

Section 2.3 Payment for Shares.

(a) Payment Fund. When and as needed, Parent shall deposit, or shall cause to be deposited, with or for the account of EquiServe Trust Company, N.A. or another entity as reasonably designated by Parent (the “Paying Agent”), for the benefit of the holders of Shares, cash in an amount sufficient to pay the aggregate Merger Consideration payable upon the conversion of Shares pursuant to Section 2.1(b) (the “Payment Fund”).

(b) Letters of Transmittal; Surrender of Certificates. As soon as reasonably practicable after the Effective Time, Parent shall instruct the Paying Agent to mail to each holder of record (other than Company or any of its Subsidiaries or Parent, Merger Sub or any other Subsidiary of Parent) of a certificate or certificates that, immediately prior to the Effective Time, evidenced outstanding Shares (the “Certificates”), (i) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent, and shall be in such form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent together with such letter of transmittal, duly executed, and such other customary documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor cash in an amount equal to the product of (i) the number of Shares theretofore represented by such Certificate and (ii) the Merger Consideration, and the Certificate so surrendered shall forthwith be canceled. No interest shall be paid or accrued on any cash payable upon the surrender of any Certificate. If payment is to be made to a person other than the person in whose name the surrendered Certificate is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of the surrendered Certificate or established to the satisfaction of Parent and the Surviving Corporation that such taxes have been paid or are not applicable.

(c) No Further Transfers on Company Record Books. At the Effective Time, the stock transfer books of Company shall be closed and there shall not be any further registration of transfers of any shares of capital stock thereafter on the records of Company. If, at or after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be canceled and exchanged for cash as provided in Section 2.1(b). No interest shall accrue or be paid on any cash payable upon the surrender of a Certificate or Certificates which immediately before the Effective Time represented issued and outstanding Shares.

(d) Lost Certificates. In the event any Certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof as determined in accordance with Section 2.1(b); provided, however, that the Surviving Corporation or the Paying Agent may, in its discretion and as a condition precedent to the payment thereof, require the record holder of such Certificate to give the Surviving Corporation a bond in such sum as the Surviving Corporation may reasonably direct or otherwise to indemnify the Surviving Corporation in a manner reasonably satisfactory to it against any claim that may be made against the Surviving Corporation with respect to the Certificate claimed to have been lost, stolen or destroyed.

(e) Cancellation and Retirement of Shares; No Further Rights. As of the Effective Time, all Shares (other than Shares to be canceled in accordance with Section 2.1(c)) issued and outstanding immediately prior to the Effective Time shall cease to be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of any such Shares shall cease to have any rights with respect thereto or arising therefrom (including without limitation the right to vote), except the right to receive the Merger Consideration, without interest, upon surrender of such Certificate in accordance with Section 2.3(b), and until so surrendered, each such Certificate shall represent for all purposes only the right to receive the Merger Consideration, without interest. The Merger Consideration paid upon the surrender for exchange of Certificates in accordance with the terms of this Section 2.3 shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares theretofore represented by such Certificates.

(f) Investment of Payment Fund. The Paying Agent shall invest the Payment Fund, as directed by Parent, in (i) direct obligations of the United States of America, (ii) obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of principal and interest, (iii) commercial paper rated the highest quality by either Moody’s Investors Services, Inc. or Standard & Poor’s Corporation, or (iv) certificates of deposit, bank repurchase agreements or bankers’ acceptances of commercial banks with capital exceeding $500 million. Any net earnings with respect to the Payment Fund shall be the property of and paid over to Parent as and when requested by Parent.

(g) Termination of Payment Fund. Any portion of the Payment Fund which remains undistributed to the holders of Certificates for 180 days after the Effective Time shall be delivered to Parent, upon demand, and any holders of Certificates that have not theretofore complied with this Section 2.3 shall thereafter look only to Parent, and only as general creditors thereof, for payment of their claim for any Merger Consideration.

(h) No Liability. None of Parent, Merger Sub, the Surviving Corporation or the Paying Agent shall be liable to any person in respect of any payments or distributions payable from the Payment Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificates shall not have been surrendered prior to five years after the Effective Time (or immediately prior to such earlier date on which any Merger Consideration in respect of such Certificate would otherwise escheat to or become the property of any Governmental Entity (as defined in Section 3.1(c)), any amounts payable in respect of such Certificate shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

(i) Withholding Rights. Parent shall be entitled to deduct and withhold, or cause to be deducted or withheld, from the consideration otherwise payable pursuant to this Agreement to any holder of Shares, Options or Certificates such amounts as are required to be deducted and withheld with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any provision of applicable state, local or foreign tax law. To the extent that amounts are so deducted and withheld, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to such holders in respect of which such deduction and withholding was made.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Section 3.1 Representations and Warranties of Company. Company represents and warrants to Parent and Merger Sub as follows, subject to the exceptions specifically disclosed in writing in the disclosure schedule (referencing the applicable paragraph and section of this ARTICLE III) supplied by Company to Parent on or prior to, and dated as of, the date hereof and certified by a duly authorized officer of Company (the “Disclosure Schedule”), which Disclosure Schedule shall provide an exception to or otherwise qualify only the representations and warranties of Company contained in the paragraph of this Article III corresponding to such disclosure:

(a) Organization, Standing and Corporate Power. Each of Company and each Subsidiary of Company is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated and has the requisite corporate power and authority to carry on its business as now being conducted. Except as set forth in Section 3.1(a) of the Disclosure Schedule, each of Company and each Subsidiary of Company is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect (as defined in Section 8.3) on Company. Company has delivered or made available to Parent true, complete and correct copies of the certificate of incorporation and bylaws or comparable governing documents of Company and each Subsidiary of Company, in each case as amended to the date of this Agreement. A true, correct and complete list of all Subsidiaries of Company, together with the jurisdiction of incorporation of each such Subsidiary and the percentage of each such Subsidiary’s capital stock owned by Company or another Subsidiary, is set forth in Section 3.1(a) of the Disclosure Schedule (as defined in Section 8.3).

(b) Authority; Noncontravention. Company has the requisite corporate power and authority to enter into this Agreement to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Company and the consummation by Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Company, subject, in the case of the Merger, to the adoption of this Agreement by its stockholders as contemplated by Section 5.1(a). This Agreement has been duly executed and delivered by Company and constitutes a valid and binding obligation of Company, enforceable against Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally and to general principles of equity. Except as specified in Section 3.1(b) of the Disclosure Schedule, the execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, (i) conflict with any of the provisions of the certificate of incorporation or bylaws of Company or the comparable governing documents of any Subsidiary of Company, in each case as amended to the date of this Agreement, (ii) subject to the governmental filings and other matters referred to in Section 3.1(c), conflict with, result in a breach of or default (with or without notice or lapse of time, or both) under, or give rise to a material obligation, a right of termination, cancellation or acceleration of any obligation or a loss of a material benefit under, or require the consent of any person under, any indenture or other agreement, permit, concession, franchise, license or similar instrument or undertaking to which Company or any of its Subsidiaries is a party or by which Company or any of its Subsidiaries or any of their respective assets is bound or affected, or (iii) subject to the governmental filings and other matters referred to in Section 3.1(c), contravene any domestic or foreign law, rule or regulation or any order, writ, judgment, injunction, decree, determination or award currently in effect, which, in the case of clauses (ii) and (iii) above could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company.

(c) Consents and Approvals. No consent, approval or authorization of, or declaration or filing with, or notice to, any domestic or foreign governmental agency or regulatory authority (a “Governmental Entity”) which has not been received or made is required by or with respect to Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by Company or the consummation by Company of the transactions contemplated hereby, except for (i) the filing of premerger notification and report forms under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (ii) the filing with the United States Securities and Exchange Commission (the “SEC”) of (A) the Proxy Statement (as defined in Section 5.1(b)), (B) such reports under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby, (iii) the filing of the certificate of merger with the Delaware State Secretary and appropriate documents with the relevant authorities of other states in which Company is qualified to do business, (iv) such other consents, approvals, authorizations, filings or notices as are specified in Section 3.1(c) of the Disclosure Schedule, and (v) any other consents, approvals, authorizations, filings or notices the failure to make or obtain which could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company.

(d) Capital Structure. The authorized capital stock of Company consists solely of 60,000,000 shares of Company Common Stock, and 5,000,000 shares of preferred stock, par value $.001 per share (“Company Preferred Stock”). As of the date hereof:

(i) 9,948,331 shares of Company Common Stock were issued and outstanding, (ii) 833,407 shares of Company Common Stock were reserved for issuance pursuant to outstanding Options granted under the Stock Option Plans, (iii) no shares of Company Common Stock were held by Company in its treasury, (iv) approximately 39,138 shares of Company Common Stock were reserved for issuance pursuant to outstanding options granted under the Company ESPP (such figure is calculated as set forth in Section 3.1(d) of the Disclosure Schedule and is based on estimated payment amounts), and (v) no shares of Company Preferred Stock were issued and outstanding. Except as set forth in the immediately preceding sentence, as of the date hereof, no shares of capital stock or other equity securities of Company were issued, reserved for issuance or outstanding. All outstanding shares of capital stock of Company are duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. Except as specified above or in Section 3.1(d) of the Disclosure Schedule, neither Company nor any Subsidiary of Company has or is subject to or bound by or, at or after the Effective Time will have or be subject to or bound by, any outstanding option, warrant, call, subscription or other right (including any preemptive right), agreement or commitment which (i) obligates Company or any Subsidiary of Company to issue, sell or transfer, or repurchase, redeem or otherwise acquire, any shares of the capital stock of Company or any Subsidiary of Company, (ii) restricts the transfer of any shares of capital stock of Company or any of its Subsidiaries, or (iii) relates to the voting of any shares of capital stock of Company or any of its Subsidiaries. No bonds, debentures, notes or other indebtedness of Company or any Subsidiary of Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which the stockholders of Company or any Subsidiary of Company may vote are issued or outstanding. Section 3.1(d) of the Disclosure Schedule sets forth accurate information as of the date hereof regarding the exercise price, date of grant and number of Shares subject to each outstanding Option, together with the name of the holder thereof. All of the outstanding shares of capital stock of each Subsidiary of Company have been duly authorized, validly issued, fully paid and nonassessable and are owned by Company, by one or more Subsidiaries of Company or by Company and one or more such Subsidiaries, free and clear of Liens (as defined in Section 8.3).

(e) SEC Documents.

(i) Except as specified in Section 3.1(e)(i) of the Disclosure Schedule, Company has filed on a timely basis all required reports, schedules, forms, statements and other documents, and any exhibits required thereto, with the SEC since November 20, 2002 (such reports, schedules, forms, statements and other documents, and any exhibits required thereto, being hereinafter referred to as the “SEC Documents”). Except as specified in Section 3.1(e)(i) of the Disclosure Schedule, as of their respective dates, the SEC Documents complied in all material respects with the requirements of the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such SEC Documents, and none of the

SEC Documents as of such dates (or, if amended or superceded by a filing prior to the date of this Agreement, then as of the date of such subsequent filing) contained any untrue statements of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent corrected prior to the date of this Agreement by a subsequently filed SEC Document.

(ii) Except as specified in Section 3.1(e)(ii) of the Disclosure Schedule, the consolidated financial statements of Company included in the SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with accounting principles generally accepted in the United States of America (except, in the case of unaudited consolidated quarterly statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may otherwise be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited quarterly statements, to normal year-end audit adjustments and lack of certain footnotes).

(iii) Company has complied with the certification requirements under Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 in connection with the filing of its periodic reports. Company has and will have in place the “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) required in order for the Chief Executive Officer and Chief Financial Officer of Company to engage in the review and evaluation process mandated by the Exchange Act.

(f) Absence of Certain Changes or Events; No Undisclosed Material Liabilities.

(i) Except as disclosed in the SEC Documents filed and publicly available prior to the date of this Agreement (the “Filed SEC Documents”) or specified in Section 3.1(f)(i) of the Disclosure Schedule, since the date of the most recent audited financial statements included in the Filed SEC Documents, Company and its Subsidiaries have conducted their businesses only in the ordinary course, and there has not been: (A) any change, event or occurrence which has had or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company; (B) any declaration, setting aside or payment of any dividend or other distribution in respect of shares of Company’s capital stock, or any redemption or other acquisition by Company of any shares of its capital stock; (C) any increase in the rate or terms of compensation payable or to become payable by Company or its Subsidiaries to their directors, officers or key employees, except increases occurring in the ordinary course of business consistent with past practice; (D) any entry into, or amendment or modification of, any bonus, insurance, severance, pension or other employee or retiree benefit plan, payment, agreement or arrangement made to, for or with any such directors, officers or key employees, except increases occurring in the ordinary course of business consistent with past practices or as required by applicable law; (E) any entry into any agreement, commitment or transaction by Company or any of its Subsidiaries which is material to Company and its Subsidiaries taken as a whole, except for agreements, commitments or transactions entered into in the ordinary course of business consistent with past practice; (F) any change by Company in accounting methods, principles or practices, except as required or permitted by generally accepted accounting principles; (G) any write-off or write-down of, or any determination to write-off or write-down, any asset of Company or any of its Subsidiaries or any portion thereof which write-off, write-down or determination exceeds $500,000 individually or $1,000,000 in the aggregate; (H) any announcement or implementation of any reduction in force, lay-off, early retirement program, severance program or other program or effort concerning the termination of employment of employees of Company or its Subsidiaries; or (I) any announcement of or entry into any agreement, commitment or transaction by Company or any of its Subsidiaries to do any of the things described in the preceding clauses (A) through (H) otherwise than as expressly provided for herein.

(ii) Except as disclosed in the Filed SEC Documents or specified in Section 3.1(f)(ii) of the Disclosure Schedule and liabilities incurred in the ordinary course of business consistent with past practice since the date of the most recent financial statements included in the Filed SEC Documents, there are no liabilities of Company or its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, due, to become due, determined, determinable or otherwise, having or which could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company.

(g) Certain Information. Subject to Parent’s and Merger Sub’s fulfillment of their respective obligations hereunder with respect thereto, the Proxy Statement will contain (or will be amended in a timely manner so as to contain) all information which is required to be included therein in accordance with the Exchange Act and the rules and regulations thereunder and any other applicable law and will conform in all material respects with the requirements of the Exchange Act and any other applicable law, and the Proxy Statement will not, at the time it is filed with the SEC or published, sent or given to Company’s stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; provided, however, that no representation or warranty is hereby made by Company with respect to any information supplied or to be supplied by Parent or Merger Sub in writing for inclusion in the Proxy Statement.

(h) Real Property; Other Assets. (i) Company and its Subsidiaries do not own any real property.

(ii) Company has heretofore made available to Parent true, correct and complete copies of all leases, subleases and other agreements (the “Real Property Leases”) under which Company or any of its Subsidiaries uses or occupies or has the right to use or occupy, now or in the future, any real property (the “Leased Real Property”), including all modifications, amendments and supplements thereto. Except in each case where the failure could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company: (A) Company or one of its Subsidiaries has a valid and subsisting leasehold interest in each parcel of Leased Real Property free and clear of all Liens incurred either by Company or any of its Subsidiaries and each Real Property Lease is in full force and effect, (B) all rent and other sums and charges payable by Company or its Subsidiaries as tenants thereunder are current in all material respects, (C) no outstanding termination event or condition or uncured default of a material nature on the part of Company or any such Subsidiary or, to Company’s knowledge, the landlord, exists under any Real Property Lease, and (D) Company or one of its Subsidiaries is the sole undisputed lessee (or sublessee) of each Leased Real Property, is in actual possession thereof and is entitled to quiet enjoyment thereof in accordance with the terms of the applicable Real Property Lease.

(i) State Takeover Statutes. The Board of Directors of Company has taken all actions necessary so that no “fair price,” “moratorium,” “control share acquisition” or other antitakeover statute or regulation of the States of California or Delaware is applicable to the transactions contemplated by this Agreement. The Board of Directors of Company has taken all actions necessary so that the restrictions contained in Section 203 of the DGCL are not applicable to the transactions contemplated hereby or the transactions contemplated by the Stockholder Agreements or to the execution and delivery hereof and thereof.

(j) Intellectual Property; Computer Software.

(i) Section 3.1(j)(i) of the Disclosure Schedule sets forth a complete list of (i) all trademarks, trade names, service marks, service names, and brand names (whether or not any of the same are registered), and all patents and registered copyrights and all applications for the foregoing, if any (setting forth the registration, issue or serial number of the same and a description of the same) that are material and applicable to or used in the businesses of Company or any of its Subsidiaries; (ii) the owner of such intellectual property and any registration thereof or application therefor; and (iii) a complete list of all licenses granted by or to Company or any of its Subsidiaries with respect to any of the above (identified by title, date and parties). Except as set forth in Section 3.1(j)(i) of the Disclosure Schedule, all such trademarks, trade names, service marks, service names, brand names, registered copyrights and patents (other than those licensed to Company or any of its Subsidiaries) are owned by Company or one of its Subsidiaries free and clear of all liens, claims, security interests and encumbrances. Except as set forth in Section 3.1(j)(i) of the Disclosure Schedule, neither Company nor any of its Subsidiaries is currently in receipt of any notice of any violation of, and, to Company’s knowledge, neither Company nor any of its Subsidiaries is violating, the rights of others in any trademark, trade name, service mark, copyright, patent, trade secret, know-how or other intangible asset.

(ii) Section 3.1(j)(ii) of the Disclosure Schedule contains a complete and accurate list of all Owned Software, which list specifies which of Company and of its Subsidiaries is the owner thereof. Except as set forth in Section 3.1(j)(ii) of the Disclosure Schedule, Company or one of its Subsidiaries has title to the Owned Software, free and clear of all claims, including claims or rights of employees, agents, consultants, inventors, customers, licensees or other parties involved in the development, creation, marketing, maintenance, enhancement or licensing of such computer software. Except as set forth in Section 3.1(j)(ii) of the Disclosure Schedule and except for commercially available, over-the-counter “shrink-wrap” software, the Owned Software is not dependent on any Licensed Software (as defined in subsection (iii) below) in order to operate fully in the manner in which it is intended. No Owned Software has been delivered, published or disclosed to any other parties, except as set forth in Section 3.1(j)(ii) of the Disclosure Schedule, or except pursuant to contracts requiring such other parties to keep the Owned Software confidential. To the knowledge of Company, no such other party has breached any such obligation of confidentiality.

(iii) Section 3.1(j)(iii) of the Disclosure Schedule contains a complete and accurate list of all software (other than commercially available over-the-counter “shrink-wrap” software) that is material to Company’s business and under which Company or any of its Subsidiaries is a licensee, lessee or otherwise has obtained the right to use (the “Licensed Software”), and identifies by title, date and party, the license or other agreement by which such right to use has been obtained, and the duration or term thereof. Except as set forth in Section 3.1(j)(iii) of the Disclosure Schedule, Company and any of its Subsidiaries utilizing such Licensed Software has the rights and licenses to the Licensed Software as set forth in the respective license, lease or similar agreement pursuant to which the Licensed Software is licensed to Company or any of its Subsidiaries and Company and each of its Subsidiaries are in compliance in all material respects with all applicable provisions of such agreements. Except as disclosed in Section 3.1(j)(iii) of the Disclosure Schedule, none of the Licensed Software has been incorporated into or made a part of any Owned Software or any other Licensed Software. Neither Company nor any of its Subsidiaries has published or disclosed any Licensed Software to any other party except, in the case of Licensed Software that Company or one of its Subsidiaries leases or markets to others, in accordance with and as permitted by any license, lease or similar agreement relating to the Licensed Software and except pursuant to contracts requiring such other parties to keep the Licensed Software confidential. No party to whom Company or one of its Subsidiaries has disclosed Licensed Software has, to the knowledge of Company, breached such obligation of confidentiality in any material respect. Except as set forth in Section 3.1(j)(iii) of the Disclosure Schedule, the transactions contemplated herein will not cause a material breach or default under any licenses, leases or similar agreements relating to the Company Software or impair Company’s or any of its Subsidiaries ability to use the Company Software in the same manner as such computer software is currently used by Company or any of its Subsidiaries. The Licensed Software that consists of open source software is not used with respect to any Owned Software in a manner that requires the contribution of any material portion of such Owned Software into the open source software community.

(iv) The Owned Software and Licensed Software and commercially available over-the-counter “shrink-wrap” software constitute all software used in the businesses of Company and its Subsidiaries (collectively, the “Company Software”). Section 3.1(j)(iv) of the Disclosure Schedule sets forth a list of all contract programmers, independent contractors, nonemployee agents and persons or other entities (other than employees) who have performed, within the last three (3) years, computer programming services for Company or any of its Subsidiaries and identifies all contracts and agreements pursuant to which such services were performed. All such persons have executed an agreement providing that Company or a Subsidiary, as the case may be, has the exclusive ownership rights to all inventions, discoveries, improvements and other work product conceived, developed or produced in connection with the programming services provided by such persons. Except as set forth in Section 3.1(j)(iv) of the Disclosure Schedule, neither Company nor any of its Subsidiaries is infringing any intellectual property rights of any other person or entity with respect to the Company Software, and, to the knowledge of Company, no other person or entity is infringing any intellectual property rights of Company or any of its Subsidiaries with respect to the Company Software.

(v) Section 3.1(j)(v)(A) of the Disclosure Schedule lists and separately identifies all agreements pursuant to which Company or any of its Subsidiaries has been granted rights to market software owned by third parties, and Section 3.1(j)(v)(B) of the Disclosure Schedule lists and separately identifies all agreements pursuant to which the Acquired Company or any Subsidiary has granted marketing rights in the Company Software to third parties.

(k) No Infringement. Except as specified in Section 3.1(k) of the Disclosure Schedule, to Company’s knowledge, neither the existence nor the sale, license, lease, transfer, use, reproduction, distribution, modification or other exploitation by Company, any Subsidiary of Company or any of their respective successors or assigns of any Intellectual Property, as such Intellectual Property is or was sold, licensed, leased, transferred, used or otherwise exploited by such persons, does, did or will (i) infringe on any patent, trademark, copyright or other right of any other person, (ii) constitute a misuse or misappropriation of any trade secret, know-how, process, proprietary information or other right of any other person, or (iii) entitle any other person to any interest therein, or right to compensation from Company, any Subsidiary of Company or any of their respective successors or assigns, by reason thereof. Except as specified in Section 3.1(k) of the Disclosure Schedule, neither Company nor any of its Subsidiaries has received any complaint, assertion, threat or allegation or otherwise has notice of any lawsuit, claim, demand, proceeding or investigation involving matters of the type contemplated by the immediately preceding sentence. Except as specified in Section 3.1(k) of the Disclosure Schedule, there are no restrictions on the ability of Company, any Subsidiary of Company or any of their respective successors or assigns to sell, license, lease, transfer, use, reproduce, distribute, modify or otherwise exploit any Intellectual Property.

(l) Material Contracts. Except as set forth in Section 3.1(l) of the Disclosure Schedule, there have been made available to Parent and its representatives true, correct and complete copies of all of the following contracts to which Company or any of its Subsidiaries is a party or by which any of them is bound (collectively, the “Material Contracts”): (i) contracts with any current officer, director or five-percent stockholder of Company or any of its Subsidiaries; (ii) contracts (A) for the sale of stock or assets of Company or any of its Subsidiaries, or for the acquisition of stock, assets or businesses of others (by merger or otherwise), other than contracts entered into in the ordinary course of business or (B) for the grant to any person of any preferential rights to purchase any of its assets; (iii) contracts which restrict Company or any of its Subsidiaries from competing in any line of business or with any person in any geographical area or which restrict any other person from competing with Company or any of its Subsidiaries in any line of business or in any geographical area; (iv) contracts which restrict Company or any of its Subsidiaries from disclosing any information concerning or obtained from any other person or which restrict any other person from disclosing any information concerning or obtained from Company or any of its Subsidiaries; (v) indentures, credit agreements, security agreements, mortgages, guarantees, promissory notes and other contracts relating to the borrowing of money; (vi) the Customer Contracts (as defined in Section 3.1(w)); and (vii) all other agreements, contracts or instruments entered into outside of the ordinary course of business or which are material to Company except for the Customer Contracts. Except as specified in Section 3.1(l) of the Disclosure Schedule, all of the Material Contracts are in full force and effect and are the legal, valid and binding obligation of Company and/or its Subsidiaries, enforceable against them in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). Except as specified in Section 3.1(l) of the Disclosure Schedule, neither Company nor any of its Subsidiaries is in breach or default in any material respect under any Material Contract nor, to the knowledge of Company, is any other party to any Material Contract in breach or default thereunder in any material respect.

(m) Litigation, etc. Except as specified in Section 3.1(m) of the Disclosure Schedule or in the Filed SEC Documents, as of the date of this Agreement, (i) there is no suit, claim, action, proceeding (at law or in equity) or investigation pending or, to the knowledge of Company, threatened against Company or any of its Subsidiaries before any court or other Governmental Entity, and (ii) neither Company nor any of its Subsidiaries is subject to any outstanding order, writ, judgement, injunction, decree or arbitration order or award. As of the date of this Agreement, there are no suits, claims, actions, proceedings or investigations pending or, to the knowledge of Company, threatened, seeking to prevent, hinder, modify or challenge the transactions contemplated by this Agreement.

(n) Compliance with Applicable Laws. Except as set forth in Section 3.1(n) of the Disclosure Schedule, all federal, state, local and foreign governmental approvals, authorizations, certificates, filings, franchises, licenses, notices, permits and rights (“Permits”) necessary for each of Company and its Subsidiaries to own, lease or operate its properties and assets and to carry on its business as now conducted have been obtained or made, and there has occurred no default under any such Permit, except for the lack of Permits and for defaults under Permits which lack or default could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company. Except as disclosed in the Filed SEC Documents or specified in Section 3.1(n) of the Disclosure Schedule, Company and its Subsidiaries are in compliance with all applicable statutes, laws, ordinances, rules, orders and regulations of any Governmental Entity, except for non-compliance which could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company.

(o) Environmental Laws. Except as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company: (A) neither Company nor any of its Subsidiaries has received any written notice of any existing violation by Company or any of its Subsidiaries of any Environmental Law (as defined in Section 8.3); (B) neither Company nor any of its Subsidiaries has received any written notice that the Leased Real Property (including without limitation soils and surface and ground waters) are contaminated with any Hazardous Substance (as defined in Section 8.3) in quantities that require any ongoing investigation or remediation under Environmental Laws; (C) to the knowledge of Company, neither Company nor any of its Subsidiaries is liable for any off-site contamination; (D) to the knowledge of Company, neither Company nor any of its Subsidiaries has any existing liability or remediation obligation under any Environmental Law; (E) to the knowledge of Company, no assets of Company or any of its Subsidiaries are subject to pending or threatened Liens under any Environmental Law; (F) to the knowledge of Company, Company and its Subsidiaries have all material Permits required under any Environmental Law necessary to conduct its operations as currently conducted (“Environmental Permits”); and (G) to the knowledge of Company, Company and its Subsidiaries are in material compliance with their respective Environmental Permits.

(p) Taxes. Except as specified in Section 3.1(p) of the Disclosure Schedule:

(i) Each of Company and each Subsidiary of Company (and any affiliated or unitary group of which any such person was a member) has (A) timely filed all federal, state, local and foreign returns, declarations, reports, estimates, information returns and statements (“Returns”) required to be filed by or for it in respect of any Taxes (as defined in Section 8.3) and has caused such Returns as so filed to be true, correct and complete, (B) established reserves that are reflected in Company’s most recent financial statements included in the Filed SEC Documents and that as so reflected are adequate for the payment of all Taxes not yet due and payable with respect to the results of operations of Company and its Subsidiaries through the date of such financial statements, and (C) timely withheld and paid over to the proper taxing authorities all Taxes and other amounts required to be so withheld and paid over. Each of Company and each Subsidiary of Company (and any affiliated or unitary group of which any such person was a member) has timely paid all Taxes that are currently due and payable, except for those contested in good faith and for which adequate reserves are reflected in the most recent financial statements included in the filed SEC Documents.

(ii) (A) All Returns of Company and its Subsidiaries either have been examined by and settled with the appropriate taxing authority or are immune from examination by virtue of the expiration of the applicable limitation period, (B) Company is not aware of any proposed examination of any Return of Company or any of its Subsidiaries by the Internal Revenue Service (the “IRS”) or any other taxing authority, and (C) except for alleged deficiencies which have been finally and irrevocably resolved, neither Company nor any of its Subsidiaries has received formal or informal notification that any deficiency for any Taxes has been or will be proposed, asserted or assessed against Company or any of its Subsidiaries by any other taxing authority or court with respect to any period.

(iii) Neither Company nor any of its Subsidiaries has (A) executed or entered into with the IRS or any other taxing authority any agreement or other document that continues in force and effect beyond the Effective Time and that extends or has the effect of extending the period for assessments or collection of any federal, state, local or foreign Taxes, (B) executed or entered into with the IRS or any other taxing authority any closing agreement or other similar agreement (nor has Company or any of its Subsidiaries received any ruling, technical advice memorandum or similar determination) affecting the determination of Taxes required to be shown on any Return not yet filed, or (C) requested any extension of time to be granted to file after the Effective Time any Return required by applicable law to be filed by it.

(iv) Neither Company nor any of its Subsidiaries has made an election under Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as such term is defined in Section 341(f)(4) of the Code) owned by Company or any of its Subsidiaries. None of the assets of Company or any of its Subsidiaries is required to be treated as being owned by any other person pursuant to the “safe harbor” leasing provisions of Section 168(f)(8) of the Internal Revenue Code of 1954 as formerly in effect.

(v) Neither Company nor any of its Subsidiaries is a party to, is bound by or has any obligation under any tax sharing agreement or similar agreement or arrangement.

(vi) Neither Company nor any of its Subsidiaries has agreed to make, nor is required to make, any material adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise and, to the knowledge of Company, the IRS has not proposed any such adjustment or change in accounting method.

(vii) Neither Company nor any of its Subsidiaries is, or has been, a United States Real Property Holding Corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(viii) Except for the group of which Company is presently a member, Company has never been a member of an affiliated group of corporations, within the meaning of Section 1504 of the Code, other than as a common parent corporation, and each of Company’s Subsidiaries has never been a member of an affiliated group of corporations, within the meaning of Section 1504 of the Code, except where Company was the common parent of such affiliated group.

(ix) Neither Company nor any Subsidiary is a party to any agreement, contract, arrangement or plan that has resulted, or would result, separately or in the aggregate, in the payment of any “excess parachute payments” within the meaning of Section 280G of the Code.

(x) All transactions between Company or any Subsidiary of Company incorporated, domiciled or operating in the United States and any Subsidiary of Company incorporated, domiciled or operating outside of the United States that result in the recognition of income have been consummated on arm’s-length terms and have been contemporaneously documented in a manner consistent with the documentation of arm’s-length transactions.

(xi) No power of attorney currently in force has been granted by Company or any of its Subsidiaries concerning any Tax matter.

(xii) Neither Company nor any of its Subsidiaries has made a disclosure on a Return pursuant to Section 6662 of the Code.

(q) Benefit Plans. Section 3.1(q) of the Disclosure Schedule sets forth a true, correct and complete list of all the employee benefit plans (as that phrase is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) maintained or contributed to (or to which Company or any of it Subsidiaries has any obligation to contribute) for the benefit of any current or former employee, officer or director of Company or any of its Subsidiaries (“Company ERISA Plans”) and any other benefit or compensation plan, program or arrangement maintained or contributed to (or to which Company or any of its Subsidiaries has any obligation to contribute) for the benefit of any current or former employee, officer or director of Company or any of its Subsidiaries (Company ERISA Plans and such other plans being referred to as “Company Plans”). Neither Company nor any of its Subsidiaries has any liability with respect to any plan, program or arrangement of the type described in the preceding sentence other than Company Plans.

Company has furnished or made available to Parent and its representatives a true, correct and complete copy of every document pursuant to which each Company Plan is established or operated (including any summary plan descriptions), a written description of any Company Plan for which there is no written document, all determination letters from the IRS with respect to any Company Plan, all trust agreements, insurance contracts, and other documents relating to the funding or payment of benefits under any Company Plan and the six most recent annual reports, financial statements and actuarial valuations with respect to each Company Plan. Except as specified in Section 3.1(q) of the Disclosure Schedule:

(i) no Company ERISA Plan is a “defined benefit plan” within the meaning of Section 3(35) of ERISA, a pension plan subject to the funding standards of Section 302 of ERISA or Section 412 of the Code, a “multiemployer plan” with the meaning of Section 3(37) of ERISA or a “multiple employer plan” within the meaning of Section 210(a) of ERISA or Section 413(c) of the Code;

(ii) no Company Plan promises or provides retiree health benefits or retiree life insurance benefits to any person (other than as required by Part 6 of Subtitle B of Title D of ERISA or Section 4980B of the Code or similar state law);

(iii) no Company Plan provides for payment of a benefit, the increase of a benefit amount, the payment of a contingent benefit or the acceleration of the payment or vesting of a benefit by reason of the execution of this Agreement or the consummation of the transactions contemplated by this Agreement;

(iv) neither Company nor any of its Subsidiaries has an obligation to adopt, or is considering the adoption of, any new benefit or compensation plan, program or arrangement or, except as required by law, the amendment of an existing Company Plan;

(v) each Company ERISA Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS that it is so qualified and each trust created thereunder has heretofore been determined by the IRS to be exempt from tax under the provisions of Section 501(a) of the Code, and nothing has occurred since the date of any such determination that could reasonably be expected to affect the qualified status of such Company ERISA Plan or the tax-exempt status of any such trust;

(vi) each Company Plan has been operated in material compliance with its terms and the requirements of all applicable law, and no prohibited transaction described in Section 406 of ERISA or Section 4975 of the Code (other than prohibited transactions for which an exemption applies) has occurred with respect to any Company ERISA Plan;

(vii) neither Company nor any of its Subsidiaries or members of their “controlled group” has incurred any direct or indirect liability under ERISA or the Code in connection with the termination of,

withdrawal from or failure to fund, any Company ERISA Plan or other retirement plan or arrangement, and no fact or event exists that could reasonably be expected to give rise to any such liability;

(viii) Company is not aware of any claims relating to any Company Plan, other than routine claims for benefits; and

(ix) no Company Plan provides for benefits or other participation therein, and Company has received no claims or demands for participation in or benefits under any Company Plan, by any individual who is not a current or former employee of Company or a dependent or other beneficiary of any such current or former employee (other than as required by Part 6 of Subtitle B of Title D of ERISA or Section 4980B of the Code or similar state law).

(r) Absence of Changes in Benefit Plans. Except as disclosed in the Filed SEC Documents or in Section 3.1(r) of the Disclosure Schedule, since the date of the most recent audited financial statements included in the Filed SEC Documents, neither Company nor any of its Subsidiaries has adopted or agreed to adopt any collective bargaining agreement or any Company Plan.

(s) Labor Matters.

(i) Except as specified in Section 3.1(s)(i) of the Disclosure Schedule, neither Company nor any of its Subsidiaries is a party to any employment, labor or collective bargaining agreement, and there are no employment, labor or collective bargaining agreements which pertain to employees of Company or any of its Subsidiaries.

(ii) No employees of Company or any of its Subsidiaries are represented by any labor organization and, to the knowledge of Company, no labor organization or group of employees of Company or any of its Subsidiaries has made a pending demand for recognition or certification. There are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened in writing to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority and, to the knowledge of Company, there are no organizing activities involving Company or any of its Subsidiaries pending with any labor organization or group of employees of Company or any of its Subsidiaries.

(iii) There are no (A) unfair labor practice charges, grievances or complaints pending or threatened in writing by or on behalf of any employee or group of employees of Company or any of its Subsidiaries, or (B) complaints, charges or claims against Company or any of its Subsidiaries pending, or threatened in writing to be brought or filed, with any Governmental Entity or arbitrator based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment of any individual by Company or any of its Subsidiaries.

(t) Brokers. Except as disclosed in Section 3.1(t) of the Disclosure Schedule, no broker, investment banker, financial advisor or other person, other than William Blair & Company, the fees and expenses of which will be paid by Company, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Company.

(u) Written Opinion of Financial Advisor. Company has received the written opinion of William Blair & Company, dated January 16, 2005 (a true, correct and complete copy of which has been delivered to Parent by Company), to the effect that, based upon and subject to the matters set forth therein and as of the date thereof, the Merger Consideration to be received by the holders of Shares in the Merger is fair, from a financial point of view, to such holders, and such opinion has not been withdrawn or modified as of the date thereof.

(v) Voting Requirements. The affirmative vote of the holders of a majority of the outstanding Shares entitled to vote at the Stockholders Meeting (as defined in Section 5.1(a)) with respect to the adoption of this Agreement is the only vote of the holders of any class or series of Company’s capital stock or other securities required in connection with the consummation by Company of the Merger and the other transactions contemplated hereby to be consummated by Company.

(w) Customer Contracts. Except for those contracts listed in Section 3.1(w)(A) of the Disclosure Schedule, which contracts have been made available to Parent for review, each non-pathology contract entered into between Company or any of its Subsidiaries and a customer during the past three years and in an amount in excess of $100,000 (each, a “Non-Pathology Customer Contract”) conforms substantially to one of the forms attached to the Disclosure Schedule as Exhibit A thereto (the “Non-Pathology Customer Contract Forms”), except for such modifications as are set forth in the addenda to each such Customer Contracts, copies of which addenda have been made available to Parent for review and which are listed in Section 3.1(w)(B) of the Disclosure Schedule (the “Addenda”). Each pathology contract entered into between Company or any of its Subsidiaries and a customer since December 23, 2003 and in an amount in excess of $100,000 and certain other pathology contracts, each of which is listed in Section 3.1(w)(C) of the Disclosure Schedule, has been made available to Parent for review (each, a “Pathology Customer Contract” and, together with the Non-Pathology Customer Contracts, the “Customer Contracts”). Each conformed copy of a Customer Contract or Addenda made available to Parent electronically is a true, correct and complete copy of the original executed version of such Customer Contract and Addenda. Neither Company nor, to the knowledge of Company, any of its Subsidiaries has received any payment from any contracting party in connection with or as an inducement for entering into any Customer Contract within the last three years, except for payment for actual services rendered or to be rendered by such Company or Subsidiary. With respect to each Customer Contract, (i) each customer to which Owned Software has been licensed pursuant to such Customer Contract and tendered or certified as operational by Company or any of its Subsidiaries (whichever is the case being referred to in this Section 3.1(w) as the “Vendor”) has accepted such software to the extent and on the terms and conditions provided for in such Customer Contract; (ii) in each case in which the Customer Contract pursuant to which Owned Software is licensed incorporates response(s) by Vendor to a request for proposal by the customer, such software has met all material requirements set forth in such response(s); and (iii) all warranties with respect to Owned Software made by Vendor in any Customer Contract, including warranties with respect to capacity, availability, downtime and response time have been satisfied in all material respects upon the terms and conditions and to the extent provided for in such Customer Contract. Except as set forth in the Addenda or in any contract listed in Section 3.1(w)(A)of the Disclosure Schedule or Section 3.1(w)(C) of the Disclosure Schedule, none of the Customer Contracts that involve the licensing or maintenance of Owned Software or content proprietary to Company or any of its Subsidiaries (“Content”) contains any of the following deviations (except for such deviations that are not material) from the Customer Contract Forms:

(i) any term for acceptance of any Owned Software or Content that fails to specify a period of time or date for acceptance or standards applicable thereto;

(ii) any provision granting the customer a right to a whole or partial refund of fees previously paid upon the non-acceptance or failure of any Owned Software or Content to perform as warranted;

(iii) any provision obligating the Vendor to indemnify a customer against consequential damages;

(iv) any commitment by the Vendor to provide a hardware upgrade in response to or as a remedy for a breach of any software-related response-time warranty unless the customer party to the Customer Contract in which the commitment is made is required to pay the cost of such upgrade and such costs are specified or described in such contract;

(v) any material deviation from the provisions regarding confidentiality of the Owned Software or Content;

(vi) any provision granting an ownership interest (other than a license) in any Owned Software or Content to a customer;

(vii) any license for use by more than a single entity of any Owned Software or Content unless the customer that is a party to such Customer Contract has agreed to pay a fee or fees with respect to each entity’s use thereof;

(viii) any provision naming a customer as an insured on any policy of insurance owned by the Vendor;

(ix) any joint product development agreement with any other party;

(x) any commitment or warranty made or given by the Vendor to design or modify any Owned Software or Content so as to comply with any governmental regulations;

(xi) any restrictions in any Customer Contract on the ability of the Vendor to increase the fees for maintenance of any Owned Software applicable to any period beyond the period specified in such contract during which the customer that is a party to such contract is obligated to pay maintenance fees;

(xii) any commitment by the Vendor to provide emergency back-up for either software or hardware;

(xiii) any commitment to maintain the source code of any Owned Software in escrow; or

(xiv) any commitment by the Vendor to provide existing customers products developed in the future as a credit to existing payment obligations or for less than normal prices.

Section 3.2 Representations and Warranties of Parent and Merger Sub. Parent and Merger Sub represent and warrant to Company as follows:

(a) Organization, Standing and Corporate Power. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated and has the requisite corporate power and authority to carry on its business as now being conducted. Each of Parent and Merger Sub is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent or Merger Sub.

(b) Authority; Noncontravention. Parent and Merger Sub have the requisite corporate power and authority to enter into this Agreement and the Stockholder Agreements and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Stockholder Agreements by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize the execution and delivery of this Agreement or to consummate the Merger and the other transactions contemplated hereby. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming this Agreement constitutes a valid and binding obligation of Company, constitutes a valid and binding obligation of each of Parent and Merger Sub, enforceable against each such party in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally and to general principles of equity. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not (i) conflict with any of the provisions of the certificate of incorporation or bylaws (or comparable charter or organizational documents) of Parent or Merger Sub, in each case as amended to the date of this Agreement, (ii) subject to the governmental filings and other matters referred to in Section 3.1(w)(c), conflict with, result in a breach of or default (with or without notice or lapse of time, or both) under, or give rise to a material obligation, a right of termination, cancellation or acceleration of any obligation or loss of a material benefit under, or require the consent of any person under, any indenture, or other agreement, permit, concession, franchise, license or similar instrument or undertaking to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any of their respective assets is bound or affected, or (iii) subject to the governmental filings and other matters referred to in Section 3.1(w)(c), contravene any domestic or foreign law, rule or regulation, or any order, writ, judgment, injunction, decree, determination or award currently in effect, which, in the case of clauses (ii) and (iii) above, could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

(c) Consents and Approvals. No consent, approval or authorization of, or declaration or filing with, or notice to, any Governmental Entity which has not been received or made is required by or with respect to Parent or Merger Sub in connection with the execution and delivery of this Agreement by Parent or Merger Sub or the consummation by Parent or Merger Sub, as the case may be, of any of the transactions contemplated hereby, except for (i) the filing of premerger notification and report forms under the HSR Act and certain premerger notifications to foreign Governmental Entities, (ii) the filing with the SEC of such reports under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby, (iii) the filing of the certificate of merger with the Delaware State Secretary and appropriate documents with the relevant authorities of other states in which Company is qualified to do business, and (iv) any other consents, approvals, authorizations, filings or notices the failure to make or obtain which could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

(d) Certain Information. None of the information supplied or to be supplied by Parent or Merger Sub in writing for inclusion or incorporation by reference in, or which may be deemed to be incorporated by reference in, the Proxy Statement will, at the time the Proxy Statement is filed with the SEC or published, sent or given to Company’s stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event with respect to Parent or Merger Sub, or with respect to any information supplied by Parent or Merger Sub for inclusion in the Proxy Statement, shall occur which is required to be described in an amendment of, or a supplement to, such document, Parent or Merger Sub shall so describe the event to Company.

(e) Financing. Parent and Merger Sub collectively have cash on hand or financing commitments from financially responsible third parties, or a combination thereof, in an aggregate amount sufficient to enable Parent and Merger Sub to pay in full (i) the Merger Consideration, and (ii) all fees and expenses payable by Parent and Merger Sub in connection with this Agreement and the transactions contemplated hereby. Parent has received a mandate letter, dated January 5, 2005, from Banc of America Securities Limited, Danske Bank A/S and SEB Merchant Banking, in a form acceptable to Company, a copy of which has been provided to Company (the “Mandate Letter”), with respect to the financing of the acquisition of the Shares in the Merger (the “Financing”). The Mandate Letter has not been revoked as of the date hereof. Nothing has come to the attention of Parent which would cause Parent to believe that the proceeds of the Financing will not be available to Parent.

(f) No Prior Activities. Except for obligations or liabilities in connection with its incorporation or organization or the negotiation and consummation of this Agreement and the transactions contemplated hereby, Merger Sub has not incurred any obligations or liabilities, and has not engaged in any business or activities or any type or kind whatsoever or entered into any agreements or arrangements with any person or entity.

(g) Brokers. No broker, investment banker, financial advisor or other person, other than Banc of America Securities Limited., the fees and expenses of which will be paid by Parent, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Parent or Merger Sub.

ARTICLE IV

CONDUCT OF BUSINESS OF COMPANY

Section 4.1 Conduct of Business of Company. Except as expressly provided for herein or in Section 4.1 of the Disclosure Schedule, during the period from the date of this Agreement to the earlier of the termination of this Agreement or the Effective Time, Company shall, and shall cause each of its Subsidiaries to, act and carry on its business only in the ordinary course of business consistent with past practice and, to the extent consistent therewith, use all reasonable efforts to preserve intact its current business organizations, keep available the services of its current key officers and employees and preserve the goodwill of those engaged in material business relationships with Company. To that end, without limiting the generality of the foregoing, Company shall not, and shall not permit any of its Subsidiaries to, without the prior consent of Parent:

(i) (A) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, securities or other property) in respect of, any of its outstanding capital stock (other than, with respect to a Subsidiary of Company, to its corporate parent), (B) split, combine or reclassify any of its outstanding capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its outstanding capital stock, or (C) purchase, redeem or otherwise acquire any shares of outstanding capital stock or any rights, warrants or options to acquire any such shares, except, in the case of this clause (C), for the acquisition of Shares from holders of Options in full or partial payment of the exercise price payable by such holder upon exercise of Options;

(ii) issue, sell, grant, pledge or otherwise encumber any shares of its capital stock, any other voting securities or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such shares, voting securities or convertible or exchangeable securities, other than upon the exercise of Options outstanding on the date of this Agreement and the issuance of shares of Company Common Stock issuable to participants in the Company ESPP consistent with the terms thereof and Section 2.2(d) hereto;

(iii) amend its certificate of incorporation, bylaws or other comparable charter or organizational documents;

(iv) directly or indirectly acquire, make any investment in, or make any capital contributions to, any person other than in the ordinary course of business consistent with past practice;

(v) directly or indirectly sell, pledge or otherwise dispose of or encumber any of its properties or assets that are material to its business, except for sales, pledges or other dispositions or encumbrances in the ordinary course of business consistent with past practice;

(vi) (A) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, other than indebtedness owing to or guarantees of indebtedness owing to Company or any direct or indirect wholly owned Subsidiary of Company or (B) make any loans or advances to any other person, other than to Company or to any direct or indirect wholly owned Subsidiary of Company and other than routine advances to employees consistent with past practice, except, in the case of clause (A), for borrowings under existing credit facilities described in the Filed SEC Documents in the ordinary course of business consistent with past practice;

(vii) make any new capital expenditure or expenditures in excess of $100,000 individually, or $1,000,000 in the aggregate;

(viii) enter into, amend or terminate any Material Contract, or waive release or assign any material rights or claims;

(ix) enter into any compromise or settlement of, or take any other material action with respect to, any litigation, action, suit, claim, proceeding or investigation other than the prosecution, defense and settlement of routine litigation, actions, suits, claims, proceedings or investigation in the ordinary course of business;

(x) grant or agree to grant to any officer, employee or consultant any increase in wages or bonus, severance, profit sharing, retirement, deferred compensation, insurance or other compensation or benefits, or establish any new compensation or benefit plans or arrangements, or amend or agree to amend any existing Company Plans, except as may be required under existing agreements or by law;

(xi) accelerate the payment, right to payment or vesting of any bonus, severance, profit sharing, retirement, deferred compensation, stock option, insurance or other compensation or benefits;

(xii) enter into or amend any employment, consulting, severance or similar agreement or arrangement with any individual, except with respect to new hires of non-officer employees in the ordinary course of business consistent with past practice;

(xiii) adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other material reorganization or any agreement relating to an Acquisition Proposal (as defined in Section 5.5(d)), except as permitted by Section 5.5;

(xiv) make or rescind any tax election or settle or compromise any income tax liability of Company or of any of its Subsidiaries involving on an individual basis more than $50,000;

(xv) make any change in any method of accounting or accounting practice or policy, except as required by any changes in generally accepted accounting principles;

(xvi) enter into any agreement, understanding or commitment that restrains, limits or impedes Company’s ability to compete with or conduct any business or line of business;

(xvii) plan, announce, implement or effect any reduction in force, lay-off, early retirement program, severance program or other program or effort concerning the termination of employment of employees of Company or its Subsidiaries;

(xviii) intentionally take any action that would result in (A) any of its representations and warranties set forth in this Agreement becoming untrue or (B) except to the extent such action is otherwise expressly contemplated by this Agreement, any of the conditions set forth in ARTICLE VI not being satisfied; or

(xix) authorize any of, or commit or agree to take any of, the foregoing actions in respect of which it is restricted by the provisions of this Section 4.1.

ARTICLE V

ADDITIONAL COVENANTS

Section 5.1 Company Stockholders Meeting; Preparation of the Proxy Statement.

(a) As soon as practicable after the date hereof, Company shall take all action necessary, in accordance with the DGCL, the Exchange Act and other applicable law and its certificate of incorporation and bylaws to duly call, give notice of, convene and hold a special meeting of the stockholders of Company (the “Stockholders Meeting”) for the purpose of considering and voting upon this Agreement and to solicit proxies pursuant to the Proxy Statement in connection therewith. Subject to the provisions of Section 5.5, the Board of Directors of Company shall recommend that the holders of Shares vote in favor of the adoption of this Agreement at the Stockholders Meeting and shall cause such recommendation to be included in the Proxy Statement.

(b) No later than February 7, 2005, Company shall prepare and file with the SEC a proxy statement or information statement (together with any supplement or amendment thereto, the “Proxy Statement”) relating to the Stockholders Meeting in accordance with the Exchange Act and the rules and regulations thereunder. Parent, Merger Sub and Company will cooperate with each other in the preparation of the Proxy Statement. Without limiting the generality or effect of the foregoing, Company shall use commercially reasonable efforts to respond to all SEC comments with respect to the Proxy Statement and, subject to compliance with SEC rules and regulations, to cause the Proxy Statement to be mailed to Company’s stockholders at the earliest practicable date. Each of Parent and Merger Sub shall be given reasonable opportunity to review the Proxy Statement and any other proxy materials related to the Merger prior to filing with the SEC, and shall promptly supply to Company in writing, for inclusion in the Proxy Statement, all information concerning Parent and Merger Sub required under the Exchange Act and the rules and regulations thereunder to be included in the Proxy Statement.

Section 5.2 Access to Information; Confidentiality. Upon reasonable prior notice and subject to the Confidentiality Agreement (as defined below), Company shall, and shall cause each of its Subsidiaries to, afford to Parent and its officers, employees, counsel, financial advisors and other representatives reasonable access during business hours during the period prior to the Effective Time to all of Company’s and its Subsidiaries’

properties, books, contracts, commitments, Returns, personnel and records as Parent may reasonably request and, during such period, Company shall, and shall cause each of its Subsidiaries to, furnish as promptly as practicable to Parent such information concerning Company’s and its Subsidiaries’ businesses, properties, financial condition, operations and personnel as Parent may from time to time request. Except as required by law, Parent and Company will hold, and will cause its directors, officers, employees, accountants, counsel, financial advisors and other representatives and affiliates to hold, any non-public information obtained from the other in confidence to the extent required by, and in accordance with the provisions of, the Mutual Confidentiality Agreement, dated March 24, 2004, between Parent and Company, with respect to confidentiality and other matters (the “Confidentiality Agreement”).

Section 5.3 Commercially Reasonable Efforts. On the terms and subject to the conditions set forth in this Agreement, each of the parties shall use its commercially reasonable efforts to take, or cause to be taken, all actions, and do, or cause to be done, and assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated hereby, including the satisfaction of the respective conditions set forth in ARTICLE VI. Without limiting the foregoing, Parent agrees that it will not enter into any definitive financing document that would materially reduce the likelihood of obtaining the financing required to consummate the transactions contemplated hereby.

Section 5.4 Public Announcements. Parent and Merger Sub, on the one hand, and Company, on the other hand, shall consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release, SEC filing (including without limitation the Proxy Statement and any proxy materials related thereto) or other public statements with respect to the transactions contemplated hereby, including the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law, by court process or by obligations pursuant to any listing agreement with any national securities exchange or The Nasdaq Stock Market.

Section 5.5 No Solicitation; Acquisition Proposals.

(a) Company shall not, and shall not authorize or permit any of its Subsidiaries, or any of its or their affiliates, officers, directors, employees, agents or representatives (including without limitation any investment banker, financial advisor, attorney or accountant retained by Company or any of its Subsidiaries), to, directly or indirectly, initiate, solicit or encourage (including by way of furnishing information) any Acquisition Proposal (as defined in Section 5.5(d)), or enter into or maintain or continue discussions or negotiations with any person in furtherance of, furnish any information to any other person with respect to, or approve, agree to, endorse or recommend, any Acquisition Proposal; provided, however, that nothing in this Agreement shall prohibit the Board of Directors of Company, prior to the consummation of the Merger, from furnishing the same information as was previously furnished to Parent (as revised or updated to reflect any changes or additions to such information if such revised information is contemporaneously furnished to Parent) to, or entering into, maintaining or continuing discussions or negotiations with, any person that makes an unsolicited bona fide written Acquisition Proposal after the date hereof under circumstances not involving any breach of the provisions of this Section 5.5(a) if, and to the extent that, (i) the Board of Directors of Company, after consultation with and based upon the advice of independent legal counsel, reasonably determines in good faith that the failure to take such action would be reasonably likely to constitute a breach by the Board of Directors of Company of its fiduciary duties to Company’s stockholders under applicable law, (ii) the Board of Directors of Company, after consultation with and based upon the advice of its financial advisor, reasonably determines in good faith that the Acquisition Proposal is a Superior Proposal, and (iii) prior to furnishing any non-public information to such person, Company receives from such person an executed confidentiality agreement with provisions no less favorable to Company than the Confidentiality Agreement. Company shall promptly (and, in any event within 24 hours) notify Parent after receipt of any Acquisition Proposal or any request for information relating to Company or any of its Subsidiaries or for access to the properties, books or records of Company or any of its Subsidiaries by any person who has informed Company that such person is considering making, or has made, an Acquisition Proposal (which notice shall identify the person making, or considering making, such Acquisition Proposal and shall set forth the material terms of any Acquisition Proposal received), and Company shall keep Parent informed in reasonable detail of the terms, status and other pertinent details of any such Acquisition Proposal.

(b) Neither the Board of Directors of Company nor any committee thereof shall (i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Parent or Merger Sub, the approval of this Agreement or the transactions contemplated hereby or the recommendations referred to in Section 1.7 or the penultimate sentence of Section 5.1(a), (ii) approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal, or (iii) cause Company to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Acquisition Proposal; provided, however, that nothing contained in this Agreement will prohibit the Board of Directors of Company from, prior to the consummation of the Merger, taking any of the actions set forth in clauses (i) or (ii) above following the receipt by Company of an unsolicited bona fide written Acquisition Proposal after the date hereof under circumstances not involving any breach of the provisions of Section 5.5(a) if, and to the extent that, (i) the Board of Directors of Company, after consultation with and based upon the advice of independent legal counsel, reasonably determines in good faith that the failure to take such action would be reasonably likely to constitute a breach by the Board of Directors of Company of its fiduciary duties to Company’s stockholders under applicable law, (ii) the Board of Directors of Company, after consultation with and based upon the advice of its financial advisor, determines in good faith that the Acquisition Proposal is a Superior Proposal and (iii) (x) at least three business days have elapsed following the delivery to Parent of a written notice of such determinations by the Board of Directors of Company and (1) Company has delivered to Parent the written notice required by the last sentence of Section 5.5(a) and (2) during such three business day period, Company shall provide Parent the opportunity to make a counter-proposal to such Superior Proposal and shall consider in good faith the terms of such counter-proposal and engage in good faith negotiations regarding such counter-proposal so as would enable Parent to proceed with the Merger on such adjusted terms and (y) at the end of such three business day period the Board of Directors of Company continues reasonably to believe that the Acquisition Proposal constitutes a Superior Proposal.

(c) Nothing in this Section 5.5, and no action taken by the Board of Directors of Company pursuant to this Section 5.5, will (i) permit Company to enter into any agreement providing for any transaction contemplated by an Acquisition Proposal for as long as this Agreement remains in effect or (ii) affect in any manner any other obligation of Company under this Agreement. Nothing in this Section 5.5 shall prohibit the Company or its Board of Directors from taking and disclosing to its stockholders a position in which it rejects a third-party tender offer and the reason therefor pursuant to Rules 14d-9 and 14e2(a) promulgated under the Exchange Act.

(d) For purposes of this Agreement, “Acquisition Proposal” means an inquiry, offer, proposal or other indication of interest regarding any of the following (other than the transactions provided for in this Agreement or the Stockholder Agreements involving Company or any of its Subsidiaries: (i) any merger, consolidation, share exchange, recapitalization, business combination or other similar transaction; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of all or substantially all the assets of Company and its Subsidiaries, taken as a whole, in a single transaction or series of related transactions; (iii) any purchase of or tender offer or exchange offer for or other acquisition of 20% percent or more of the outstanding shares of capital stock of Company or the filing of a registration statement under the Securities Act in connection therewith; or (iv) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing. For purposes of this Agreement, “Superior Proposal” means an Acquisition Proposal involving at least two-thirds of the shares of capital stock or all or substantially all of the assets of Company that the Board of Directors of Company determines, after consulting with Company’s financial advisors and independent legal counsel, to be more favorable to Company’s stockholders than the Merger (after considering any adjustment to the terms and conditions of the Merger in response to an Acquisition Proposal) and is reasonably likely of being completed.

(e) Company shall immediately terminate, and shall cause its subsidiaries and its and their respective directors, officers, employees, investment bankers, financial advisors, attorneys, or other representatives to immediately terminate, all discussions or negotiations, if any, with any third party with respect to, or any that could reasonably be expected to lead to or contemplate the possibility of, an Acquisition Proposal. Company shall immediately demand that each person which has heretofore executed a confidentiality agreement with Company or any of its affiliates or subsidiaries or any of its or their respective directors, officers, employees, investment bankers, financial advisors, attorneys, or other representatives with respect to such person’s consideration of a possible Acquisition Proposal to immediately return or destroy (which destruction shall be certified in writing by such person to Company) all confidential information heretofore furnished by Company or any of its affiliates or subsidiaries or any of its or their respective directors, officers, employees, investment bankers, financial advisors, attorneys, or other representatives to such person or any of its affiliates or subsidiaries or any of its or their respective directors, officers, employees, investment bankers, financial advisors, attorneys, or other representatives.

Section 5.6 Consents, Approvals and Filings. Upon the terms and subject to the conditions hereof, each of the parties hereto shall (a) make promptly its respective filings, and thereafter make any other required submissions, under the HSR Act and foreign premerger notification requirements and the Exchange Act, with respect to the Merger and the other transactions contemplated hereby and (b) use its commercially reasonable efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the Merger and the other transactions contemplated hereby, including without limitation using its commercially reasonable efforts to obtain all licenses, permits, consents, approvals, authorizations, qualifications and orders of Governmental Entities and parties to contracts with Company and its Subsidiaries as are necessary for the consummation of the Merger and the other transactions contemplated hereby and to fulfill the conditions to the Merger (and avoidance of breach or default under such contracts); provided, however, that in no event shall Parent or any of its Subsidiaries be required to agree or commit to divest, hold separate, offer for sale, abandon, limit its operation of or take similar action with respect to any assets (tangible or intangible) or any business interest of it or any of its Subsidiaries (including without limitation the Surviving Corporation after consummation of the Merger) in connection with or as a condition to receiving the consent or approval of any Governmental Entity (including without limitation under the HSR Act). In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement shall use their commercially reasonable efforts to take all such action.

Section 5.7 Employee Benefit Matters.

(a) From and after the Effective Time, Parent shall cause the Surviving Corporation to honor and provide for payment of all accrued obligations and benefits under all Company Plans and employment or severance agreements between Company and persons who are or had been employees of Company or any of its Subsidiaries at or prior to the Effective Time (“Covered Employees”), all in accordance with their respective terms.

(b) Parent will offer, or cause the Surviving Corporation to offer, Company employees who remain with the Surviving Corporation or a U.S. affiliate of Parent with employee benefits commensurate in all material respects with the benefits currently provided to Parent’s U.S. employees. Company employees who remain with the Surviving Corporation or a U.S. affiliate of Parent shall receive credit for past service with Company for purposes of accrual of vacation time and for purposes of eligibility for participation and vesting under employee benefit plans offered by Parent or the Surviving Corporation.

(c) Notwithstanding anything in this Agreement to the contrary, from and after the Effective Time, the Surviving Corporation will have sole discretion over the hiring, promotion, retention, firing and other terms and conditions of the employment of employees of the Surviving Corporation. Except as otherwise provided in this Section 5.7, nothing herein shall prevent Parent or the Surviving Corporation from amending or terminating any Company Plan in accordance with its terms.

Section 5.8 Indemnification; Directors’ and Officers’ Insurance.

(a) Subject to the Closing, Parent shall cause the Surviving Corporation to continue to provide such individuals who at any time prior to the Effective Time were directors or officers of Company (the “Indemnified Parties”) with indemnification in respect of actions or omissions occurring at or prior to the Effective Time (including without limitation the transactions contemplated by this Agreement), in accord with the provisions with respect to indemnification set forth in the certificate of incorporation and bylaws of Company as in effect on the date of this Agreement (true, correct and complete copies of which have been provided to Company) for a period of six years after the Effective Time, unless otherwise required by law. From and after the Effective Time, Parent shall, to the fullest extent permitted under applicable law, cause the Surviving Corporation to fulfill and honor in all respects the obligations of Company pursuant to any indemnification agreements between Company and its officers and directors in effect prior to the date of this Agreement.

(b) Prior to the Effective Time, Company shall purchase a “run-on” directors’ and officers’ liability insurance policy for a period of six years after the Effective Time, for the benefit of those persons who are covered by Company’s directors’ and officers’ liability insurance policies at the Effective Time, providing coverage with respect to matters occurring prior to the Effective Time that is at least equal to the coverage provided under Company’s current directors’ and officers’ liability insurance policies, for such premium and on such terms and conditions heretofore described to Parent, and shall not modify, amend or otherwise alter such terms and conditions without the prior written consent of Parent, which consent shall not be withheld unreasonably. In the event that such run-on policy is not available, the Surviving Corporation shall cause to be maintained in effect policies of directors’ and officers’ liability insurance for six years after the Effective Time providing such coverage to such persons at an annual cost not greater than 150 percent of the premium for the current Company directors’ and officers’ liability insurance policies; provided that if such insurance cannot be so maintained at such cost, the Surviving Corporation shall maintain as much of such insurance as can be so maintained at a cost equal to 150 percent of the current annual premiums of Company for such insurance.

(c) In the event that Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any person in a single transaction or a series of transactions, then, and in each such case, Parent or the Surviving Corporation, as applicable, shall make or cause to be made proper provision so that the successors and assigns of Parent or the Surviving Corporation, as applicable, assume by operation of law the obligations of Parent or the Surviving Corporation, as applicable, under this Section 5.8 for the benefit of the Indemnified Parties.

(d) This Section 5.8 is intended to be for the benefit of, and shall be enforceable by the Indemnified Parties and their heirs and personal representatives and shall be binding on Parent and the Surviving Corporation and its successors and assigns.

Section 5.9 Section 16 Matters. Prior to the Effective Time, Company shall take all such steps as may be required (to the extent permitted under applicable law) to cause any dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock) resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 5.10 Merger Sub and Surviving Corporation Compliance. Parent shall cause Merger Sub and, after the Effective Time, Surviving Corporation to comply with all of Merger Sub’s and Surviving Corporation’s obligations under or relating to this Agreement.

ARTICLE VI

CONDITIONS PRECEDENT

Section 6.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to effect the Merger shall be subject to the satisfaction or written waiver on or prior to the Closing Date of the following conditions:

(a) Stockholder Approval. This Agreement shall have been adopted by the affirmative vote of the holders of the requisite number of shares of capital stock of Company if such vote is required pursuant to Company’s certificate of incorporation, the DGCL or other applicable law.

(b) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect; provided, however, that prior to invoking this condition, the party so invoking this condition shall have complied with its obligations under Section 5.6.

(c) Governmental Approvals. Parent, Merger Sub and Company and their respective Subsidiaries shall have timely obtained from each Governmental Entity all approvals, waivers and consents, if any, necessary for consummation of, or in connection with, the Merger and the other transactions contemplated hereby. Without limiting the generality of the foregoing, (i) all applicable waiting periods under the HSR Act and under any applicable foreign or other antitrust laws shall have expired or been terminated, and (ii) if the SEC shall have reviewed and/or provided comments on the Proxy Statement or any other filings related to (or necessary or appropriate to facilitate) the Merger, such comments and any related issues or matters with the SEC shall have been resolved.

Section 6.2 Conditions to Parent’s and Merger Sub’s Obligation to Effect the Merger. The obligation of Parent and Merger Sub to effect the Merger shall be subject to the satisfaction or written waiver by Parent, on behalf of itself or Merger Sub, on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. The representations and warranties of Company contained in the Agreement (without giving effect to the materiality qualifications contained therein) shall be true and correct as of the Effective Time as though made on and as of such date (except for representations and warranties made as of a specified date, which need be true and correct only as of the specified date), except for any breach or breaches which, individually or in the aggregate, could not reasonably be expected to (i) have a Material Adverse Effect on Company (provided that this exception shall not apply to the representations and warranties of Company relating to the capital structure of Company); or (ii) prevent or materially delay the Closing, and Parent shall have received a certificate signed on behalf of Company by the Chief Executive Officer or the Chief Financial Officer of Company to the foregoing effect.

(b) Performance of Obligations. Company shall have performed or complied in all material respects with its obligations under the Agreement to be performed or complied with by it at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of Company by the Chief Executive Officer or the Chief Financial Officer of Company to the foregoing effect.

(c) Material Adverse Effect. There shall not have occurred any Material Adverse Effect on Company since the date hereof.

Section 6.3 Conditions to Company’s Obligation to Effect the Merger. The obligation of Company to effect the Merger shall be subject to the satisfaction or written waiver by Company on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. The representations and warranties of Parent and Merger Sub contained in the Agreement (without giving effect to the materiality qualifications contained therein) shall be true and correct as of the Effective Time as though made on and as of such date (except for representations and warranties made as of a specified date, which need be true and correct only as of the specified date), except for any breach or breaches which, individually or in the aggregate, could not reasonably be expected to (i) have a material adverse effect on Parent’s ability to pay the Merger Consideration; or (ii) prevent or materially delay the Closing, and Company shall have received certificates signed on behalf of Parent and Merger Sub by the Chief Executive Officer or the Chief Financial Officer of Parent and Merger Sub, respectively, to the foregoing effect.

(b) Performance of Obligations. Parent and Merger Sub shall have performed or complied in all material respects with each of their obligations under the Agreement to be performed or complied with by them at or prior to the Closing Date, and Company shall have received a certificate signed on behalf of each of Parent and Merger Sub by the Chief Executive Officer or the Chief Financial Officer of Parent and Merger Sub, respectively, to the foregoing effect.

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

Section 7.1 Termination.

(a) This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Effective Time, notwithstanding adoption thereof by the stockholders of Company, in any one of the following circumstances:

(i) By the mutual written consent of Parent (on behalf of itself and Merger Sub) and Company.

(ii) By Parent or Company if the Merger shall not have been consummated on or before May 31, 2005; provided, however, that the right to terminate this Agreement under this Section 7.1(a)(ii) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a material breach of this Agreement and provided further, however, that the right to terminate this Agreement under this Section 7.1(a)(ii) shall not be available until June 30, 2005 in the event that the condition set forth in Section 6.1(c) has not theretofore been satisfied.

(iii) By Parent or Company, if any court of competent jurisdiction or other Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the Merger and such order, decree or ruling or other action shall have become final and nonappealable, provided that the party seeking to terminate this Agreement shall have used its commercially reasonable efforts to remove or lift such order, decree or ruling;

(iv) By Parent, if the Board of Directors of Company or any committee thereof shall have (A) withdrawn or modified in a manner adverse to Parent or Merger Sub, or publicly taken a position materially inconsistent with, its approval or recommendation of this Agreement, the Merger or the other transactions contemplated hereby, (B) approved, endorsed or recommended an Acquisition Proposal, or (C) resolved or publicly disclosed any intention to do any of the foregoing;

(v) By Company, if, in accordance with Section 5.5(b), the Board of Directors of Company or any committee thereof shall have (A) withdrawn or modified in a manner adverse to Parent or Merger Sub, or publicly taken a position materially inconsistent with, its approval or recommendation of this Agreement, the Merger or the other transactions contemplated hereby, (B) approved, endorsed or recommended an Acquisition Proposal, or (C) resolved or publicly disclosed any intention to do any of the foregoing;

(vi) By Company if (A) there shall be a material inaccuracy of any of the Parent’s or Merger Sub’s representations or warranties hereunder, which inaccuracy shall not have been cured within ten days of the receipt of written notice thereof by Parent from Company or (B) there shall have been a material breach on the part of Parent or Merger Sub of any of their respective covenants or agreements hereunder, which breach shall not have been cured within 15 days of the receipt of written notice thereof by Parent from Company;

(vii) By Parent, if (A) there shall be a material inaccuracy of any of Company’s representations or warranties hereunder, which inaccuracy shall not have been cured within ten days of the receipt of written notice thereof by Company from Parent or (B) there shall have been a material breach on the part of Company of any of its covenants or agreements hereunder, which breach shall not have been cured within 15 days of the receipt of written notice thereof by Company from Parent; or

(viii) By Parent if the condition set forth in Section 6.1(a) has not been fulfilled or waived by Parent on or before May 31, 2005.

(b) (i) If this Agreement is terminated pursuant to Section 7.1(a)(iv) or Section 7.1(a)(v), then Company shall promptly (but not later than two business days after receipt of notice from Parent) pay to Parent or Merger Sub, as directed by Parent, a fee equal to $10,000,000 in cash (the “Fee”).

(ii) If this Agreement is terminated pursuant to Section 7.1(a)(vii) or Section 7.1(a)(viii) and, within 12 months following such termination, there is a Business Combination (as defined in Section 8.3), then Company shall promptly (but not later than two business days after receipt of notice from Parent) pay to Parent the Fee.

(iii) This Section 7.1(b) will survive any termination of this Agreement.

Section 7.2 Effect of Termination. In the event of the termination and abandonment of this Agreement pursuant to Section 7.1(a) hereof, this Agreement (except for the provisions of Section 3.1(t), the last sentence of Section 5.2, Section 5.4, Section 7.1(b), this Section 7.2 and ARTICLE VIII) shall forthwith become void and cease to have any force or effect, without any liability on the part of any party hereto or any of its affiliates; provided, however, that nothing in this Section 7.2 shall relieve any party to this Agreement of liability for any willful or intentional breach of this Agreement.

Section 7.3 Amendment. Subject to any applicable provisions of the DGCL, at any time prior to the Effective Time, the parties hereto may modify or amend this Agreement by written agreement executed and delivered by duly authorized officers of the respective parties; provided, however, that after adoption of this Agreement at the Stockholders Meeting, no amendment shall be made which would reduce the amount or change the type of consideration into which each Share shall be converted upon consummation of the Merger. This Agreement may not be modified or amended except by written agreement executed and delivered by duly authorized officers of each of the respective parties.

Section 7.4 Extension; Waiver. At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties of the other parties contained in this Agreement or in any document delivered pursuant to this Agreement, or (c) waive compliance with any of the agreements or conditions of the other parties contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

Section 7.5 Procedure for Termination, Amendment, Extension or Waiver. A termination of this Agreement pursuant to Section 7.1, an amendment of this Agreement pursuant to Section 7.3 or an extension or waiver pursuant to Section 7.4 shall, in order to be effective, require in the case of Parent, Merger Sub or Company, action by its board of directors or the duly authorized designee of its board of directors.

ARTICLE VIII

GENERAL PROVISIONS

Section 8.1 Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 8.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance either before or after the Effective Time.

Section 8.2 Fees and Expenses. Whether or not the Merger shall be consummated, except as provided by Section 7.1(b), each party hereto shall pay its own expenses incident to preparing for, entering into and carrying out this Agreement and the consummation of the transactions contemplated hereby, except that each of Company and Parent shall bear and pay one-half of the costs and expenses incurred in connection with (a) the filing, printing and mailing of the Proxy Statement (including SEC filing fees) and (b) the filing of the premerger notification and report forms under the HSR Act (including filing fees).

Section 8.3 Definitions. For purposes of this Agreement:

(a) an “affiliate” of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person;

(b) “Business Combination” shall mean (A) a merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Company pursuant to which the stockholders of Company immediately preceding such transaction hold less then 50% of the aggregate equity interests of the surviving or resulting entity of such transaction or any direct or indirect parent thereto; (B) a sale or other disposition by Company or its Subsidiaries of assets (in a transaction or series of transactions) representing in excess of 50% of the aggregate fair market value of Company’s business immediately prior to such sale; or (C) the acquisition by any person or group (including by way of a tender offer or an exchange offer or issuance by Company), directly or indirectly, of beneficial ownership or a right to acquire beneficial ownership of shares representing in excess of 50% of the voting power of the then outstanding shares of Company Common Stock.

(c) “business day” means any day other than Saturday, Sunday or any other day on which banks in the City of New York are required or permitted to close;

(d) “Company ESPP” means Company’s 2002 Employee Stock Purchase Plan;

(e) “Environmental Laws” means any federal, state or local law relating to: (i) releases or threatened releases of Hazardous Substances or materials containing Hazardous Substances; (ii) the manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Substances or materials containing Hazardous Substances; or (iii) otherwise relating to pollution of the environment or the protection of human health;

(f) “Hazardous Substances” means: (i) those materials, pollutants and/or substances defined in or regulated under the following federal statutes and their state counterparts, as each may be amended from time to time, and all regulations thereunder: the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act and the Clean Air Act; (ii) petroleum and petroleum products including crude oil and any fractions thereof; (iii) natural gas, synthetic gas and any mixtures thereof; (iv) radon; and (v) any materials, pollutants and/or substance with respect to which any Governmental Entity regulates and requires environmental investigation, monitoring, reporting or remediation;

(g) “Intellectual Property” means the items referred to in Section 3.1(j)(i) and the Company Software;

(h) “knowledge” means the actual knowledge, after due inquiry, of any executive officer of Company;

(i) “Liens” means, collectively, all pledges, claims, liens, charges, mortgages, conditional sale or title retention agreements, hypothecations, collateral assignments, security interests, and other encumbrances of any kind or nature whatsoever incurred by Company or any of its Subsidiaries, except for (a) liens for current taxes not yet due and payable (or being contested in good faith), (b) mechanic, contractor, carrier liens or other liens arising and continuing in the ordinary course of business for obligations which are either for amounts not yet due and payable or for amounts being contested in good faith and by appropriate proceedings;

(j) a “Material Adverse Effect” with respect to any person means a material adverse effect (i) on the ability of such person to perform its obligations under this Agreement or to consummate the transactions contemplated hereby; or (ii) on the person resulting from a change, development or event involving the business, financial condition or results of operation of such person and its Subsidiaries taken as a whole, except for such an effect resulting from: (A) general economic conditions in the United States or Western Europe, (B) changes in conditions generally applicable to persons engaged in the businesses engaged in by the affected entity, (C) the direct impact of this Agreement, the announcement or the performance of this Agreement and the transactions contemplated hereby (including any litigation or governmental investigations in respect thereof and the impact of this Agreement on relationships with customers, prospective customers, suppliers, distributors, employees, revenues, sales or orders); and (D) the matters provided on Schedule 8.3(j) hereto; provided that, in the case of clauses (A) and (B), such changes do not have a material disproportionate impact on the person when compared to other persons engaged in the same business; and provided, further, that any decrease in the market price or changes in trading volume of the affected entity’s capital stock, in and of themselves, shall not be deemed to constitute a Material Adverse Effect unless any change, development or event underlying such decrease or change would otherwise constitute or contribute to a Material Adverse Effect;

(k) “Owned Software” means computer software programs and related documentation used in electronic data processing in which Company or one of its Subsidiaries possesses sole legal right, title or interest except that elements that constitute Licensed Software authorized for use by Company or such Subsidiary therein or that are known to the computer software industry generally shall not constitute Owned Software.

(l) a “person” means an individual, corporation, partnership, joint venture, association, trust, unincorporated organization or other entity;

(m) “Principal Stockholders” means the 2003 Auerbach Family Trust, U/D/T December 17, 2003; the Dylan E. Auerbach Trust UTA Dated 12/27/99; the Jordan R. Auerbach Trust UTA Dated 12/27/99; the Ryan I. Auerbach Trust UTA Dated 12/27/99; the Hoey Family Trust; The Erin Marie Hoey Trust UTA Dated 12/27/99; The James Thomas Hoey Trust UTA Dated 12/27/99; The Kate Elizabeth Hoey Trust UTA Dated 12/27/99; Joseph K. Jachinowski; the Joseph K. Jachinowski, Jr. Trust; and the Benjamin J. Jachinowski Trust.

(n) a “Subsidiary” of any person means any other person of which (i) the first mentioned person or any Subsidiary thereof is a general partner, (ii) voting power to elect a majority of the board of directors or others performing similar functions with respect to such other person is held by the first mentioned person and/or by any one or more of its Subsidiaries, or (iii) at least 50% of the equity interests of such other person is, directly or indirectly, owned or controlled by such first mentioned person and/or by any one or more of its Subsidiaries;

(o) “Taxes” means all federal, state, local, foreign income, property, sales, excise, employment, payroll, franchise, withholding and other taxes, tariffs, charges, fees, levies, imposts, duties, licenses or other assessments of every kind and description, together with any interest and any penalties, additions to tax or additional amounts imposed by any federal, state, local or foreign taxing authority.

Section 8.4 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(i)	if to Parent or to Merger Sub, to

Elekta AB (publ)

Kungstensgatan 18

Box 7593

SE-103 93

Stockholm

Sweden

Attention:     Håkan Bergstrom

Telecopy:     +46 8 587 255 00

with a copy (which shall not constitute notice) to:

Jones Day

1420 Peachtree Street, N.E.

Suite 800

Atlanta, Georgia 30309

Attention:     R. Mason Cargill, Esq.

Telecopy:     (404) 581-8330

(ii)	if to Company, to

IMPAC Medical Systems, Inc.

100 West Evelyn Avenue

Mountain View, California 94041

Attention: Joseph K. Jachinowski

Telecopy: (650) 428-0721

with a copy (which shall not constitute notice) to:

Orrick, Herrington & Sutcliffe LLP

The Orrick Building

405 Howard Street

San Francisco, California 94105

Attention:     Alan Talkington, Esq.

Telecopy:     (415) 773-5762

Section 8.5 Interpretation. When a reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.

Section 8.6 Entire Agreement; Third-Party Beneficiaries. This Agreement, the Confidentiality Agreement and the Disclosure Schedule constitute the entire agreement and understanding of the parties hereto, and supersede (i) all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and thereof and (ii) any information provided by any party to any other party to this Agreement. This Agreement is not intended to confer upon any person (including without limitation any employees or former employees or stockholders of Company), other than the parties hereto, any rights or remedies.

Section 8.7 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

Section 8.8 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void, except that Parent and/or Merger Sub may assign this Agreement to any direct or indirect wholly owned Subsidiary of Parent without the prior consent of Company; provided that Parent and/or Merger Sub, as the case may be, shall remain liable for all of its obligations under this Agreement. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

Section 8.9 Enforcement. Irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Court of Chancery in and for New Castle County in the State of Delaware (or, if such court lacks subject matter jurisdiction, any appropriate state or federal court in New Castle County in the State of Delaware), this being in addition to any other remedy to which they are entitled at law or in equity. Each of the parties hereto (i) shall submit itself to the personal jurisdiction of the Court of Chancery in and for New Castle County in the State of Delaware (or, if such court lacks subject matter jurisdiction, any appropriate state or federal court in New Castle County in the State of Delaware) in the event any dispute arises out of this Agreement or any of the transactions contemplated hereby, (ii) shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (iii) shall not bring any action relating to this Agreement or any of the transactions contemplated hereby in any court other than the Court of Chancery in and for New Castle County in the State of Delaware (or, if such court lacks subject matter jurisdiction, any appropriate state or federal court in New Castle County in the State of Delaware).

Section 8.10 Submission to Jurisdiction. By execution and delivery of this Agreement, Parent acknowledges that it has, by separate written instrument, appointed and designated, without power of revocation, Corporation Service Company, with offices on the date hereof located at 1133 Avenue of the Americas, Suite 3100, New York, New York 10036, United States (and any successor entity) as its authorized agent (the “Authorized Agent”) to accept and acknowledge on its behalf, until the sixth anniversary of the Effective Time, service of any and all process which may be served in any claim in any way relating to or arising out of this Agreement or the transactions contemplated hereby brought in any Delaware State or U.S. Federal court located in New Castle County in the State of Delaware. Such service may be made by delivering a copy of such process to Parent in care of the Authorized Agent at the address specified above for the Authorized Agent and obtaining a receipt therefor, and Parent hereby irrevocably authorizes and directs the Authorized Agent to accept such service on its behalf. Parent represents and warrants that the Authorized Agent has agreed to act as said agent for service of process, and agrees that service of process in such manner upon the Authorized Agent shall be deemed to the fullest extent permitted by applicable law, in every respect effective service of process upon Parent in any claim. Parent further agrees to take any and all action, including the execution and filing of any and all such documents and instruments, as may be necessary to continue such designation and appointment of the Authorized Agent in full force and effect.

Section 8.11 Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

Section 8.12 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

[signature page follows]

IN WITNESS WHEREOF, Parent, Merger Sub and Company have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

ELEKTA AB (publ)

By:	/s/ LAURENT LEKSELL
Name:	Laurent Leksell
Title:	President

ERBIUM ACQUISITION CORPORATION

By:	/s/ HÅKAN BERGSTROM
Name:	Håkan Bergstrom
Title:	President

IMPAC MEDICAL SYSTEMS, INC.

By:	/s/ JOSEPH K. JACHINOWSKI
Name:	Joseph K. Jachinowski
Title:	President

Annex B

FORM OF STOCKHOLDER AGREEMENT

STOCKHOLDER AGREEMENT, dated as of January     , 2005 (this “Agreement”), among Elekta AB (publ), a Swedish corporation (“Parent”), Erbium Acquisition Corporation, a Delaware corporation (“Merger Sub”), and the parties listed on Exhibit A attached hereto (each a “Stockholder” and collectively, the “Stockholders”).

WHEREAS, Parent, Merger Sub and IMPAC Medical Systems, Inc., a Delaware corporation (“Company”), propose to enter into an Agreement and Plan of Merger, dated as of even date herewith (as the same may be amended from time to time, the “Merger Agreement”), which provides, upon the terms and subject to the conditions thereof, for the merger of Company with and into Merger Sub (the “Merger”);

WHEREAS, each Stockholder is the owner of the number of shares of common stock, par value $.001 per share, of Company (“Company Common Stock”) set forth opposite such Stockholder’s name on Exhibit A attached hereto; and

WHEREAS, as a condition to the willingness of Parent and Merger Sub to enter into the Merger Agreement, Parent and Merger Sub have requested that the Stockholders agree, and, in order to induce Parent and Merger Sub to enter into the Merger Agreement, each of the Stockholders have agreed, to enter into this Agreement.

NOW, THEREFORE, in consideration of the premises and of the mutual agreements and covenants set forth herein and in the Merger Agreement, the parties hereto agree as follows:

ARTICLE I

REPRESENTATIONS AND WARRANTIES; COVENANTS

OF THE STOCKHOLDERS

Each Stockholder hereby severally represents and warrants and covenants to Parent and Merger Sub as follows:

Section 1.01. Power; Binding Agreement. Such Stockholder has the legal capacity, power and authority to enter into and perform all of such Stockholder’s obligations under this Agreement. This Agreement has been duly and validly authorized, executed and delivered by such Stockholder and, assuming its due authorization, execution and delivery by Parent and Merger Sub, constitutes a legal, valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms. If such Stockholder is married and such Stockholder’s Shares constitute community property or otherwise require spousal or other approval for this Agreement to be legal, valid and binding, this Agreement, has been duly authorized, executed and delivered by, and constitutes a valid and binding agreement of, such Stockholder’s spouse, enforceable against such person in accordance with its terms.

Section 1.02. No Conflict; Required Filings and Consents. (a) The execution and delivery of this Agreement by such Stockholder does not, and the performance of this Agreement by such Stockholder will not, conflict with or violate any law, rule, regulation, order, judgment or decree applicable to such Stockholder or any agreement to which Stockholder is a party or by which such Stockholder is bound, including, without limitation, any voting agreement, stockholders agreement, voting trust or other agreement. There is no beneficiary or holder of a voting trust certificate or other interest of any trust of which such Stockholder is a trustee whose consent is required for the execution and delivery of this Agreement or the consummation by such Stockholder of the transactions contemplated by this Agreement.

(b) The execution and delivery of this Agreement by such Stockholder does not, and the performance of this Agreement by such Stockholder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign, except (i) for applicable requirements, if any, of the Securities Exchange Act of 1934 and the Hart-Scott-Rodino Antitrust Improvement Act of 1976 and the rules and regulations promulgated thereunder (the “HSR Act”) and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or materially delay the performance by such Stockholder of its or his obligations under this Agreement.

Section 1.03. Ownership of Shares and Stock Options; Title to Shares. Such Stockholder is the record holder and beneficial owner of the number of shares of Company Common Stock set forth opposite such Stockholder’s name on Exhibit A hereto (the “Existing Shares,” and any shares of Company Common Stock acquired by such Stockholder after the date hereof and prior to the termination hereof, whether upon exercise of options or warrants, conversion of convertible securities, purchase, exchange or otherwise, the “Shares”). On the date hereof, the Existing Shares set forth opposite such Stockholder’s name on Exhibit A constitute all of the shares of Company Common Stock beneficially owned by such Stockholder. Such Stockholder (A) has, with respect to all of such Stockholder’s Existing Shares, and (B) will have at all times during the term hereof, with respect to all of such Stockholder’s Shares, except as set forth on Exhibit A, (1) sole power of disposition; (2) sole voting power; and (3) sole power to demand dissenter’s or appraisal rights, with no restrictions on such rights, subject to applicable federal securities laws and the terms of this Agreement. Each Stockholder has full right, power and authority to sell, transfer and deliver, or cause to be transferred or delivered its or his respective Shares pursuant to this Agreement. Upon delivery of such Shares and payment of the Option Price therefor as contemplated herein, Merger Sub will receive good and valid title to such Shares, free and clear of any pledge, lien, security interest, charge, claim, equity, option, proxy, voting restriction or encumbrance of any kind.

Section 1.04. Acquisition Proposals. Each Stockholder shall comply with Section 5.5(a) of the Merger Agreement, as if references therein to Company were references to each Stockholder.

Section 1.05. No Broker. No broker, investment banker, financial advisor or other person or entity is entitled to any broker’s, finder’s, financial adviser’s or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of such Stockholder.

ARTICLE II

REPRESENTATIONS AND WARRANTIES; COVENANT

OF PARENT AND MERGER SUB

Each of Parent and Merger Sub hereby represents and warrants and covenants to each Stockholder as follows:

Section 2.01. Due Organization; Binding Agreement. Each of Parent and Merger Sub is duly organized and validly existing under the laws of its jurisdiction of incorporation. Each of Parent and Merger Sub has all necessary corporate or limited liability power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by each of Parent and Merger Sub have been duly authorized by all necessary corporate or limited liability action on the part of Parent and Merger Sub, respectively. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming its due authorization, execution and delivery by each Stockholder, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms.

Section 2.02. No Conflict; Required Filings and Consents. (a) The execution and delivery of this Agreement by each of Parent and Merger Sub does not, and the performance of this Agreement by each of Parent and Merger Sub will not, (i) conflict with or violate the organizational documents of either of Parent or Merger Sub, (ii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to either of Parent or Merger Sub or by which either of Parent or Merger Sub or any of their respective properties is bound or affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which either of Parent of Merger Sub is a party or by which either of them or any of their respective properties is bound or affected, except for any such breaches, defaults or other occurrences that would not prevent or materially delay the performance by either of Parent or Merger Sub of its obligations under this Agreement.

(b) The execution and delivery of this Agreement by each of Parent and Merger Sub does not, and the performance of this Agreement by each of Parent and Merger Sub will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign, except (i) for applicable requirements, if any, of the Exchange Act and the HSR Act and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay the performance by either of Parent and Merger Sub of its obligations under this Agreement.

Section 2.03. Payment of Merger Consideration. As promptly as practicable after (i) the Effective Time and (ii) the Stockholders deliver to Parent (A) duly executed letters of transmittal, (B) the certificates representing the Shares, and (C) such other documents as Parent reasonably may require to effect the surrender of the Shares in exchange for the Merger Consideration, Parent shall pay, or cause to be paid, the Merger Consideration payable to the Stockholders.

ARTICLE III

TRANSFER AND VOTING OF SHARES

Section 3.01. Restriction on Transfer, Proxies and Non-Interference; Restriction on Withdrawal; Waiver of Appraisal and Dissenter’s Rights. Except as set forth on Schedule 3.01 attached hereto, each Stockholder shall not, directly or indirectly: (i) except pursuant to the terms of the Merger Agreement and this Agreement, offer for sale, sell, transfer, tender, pledge, hypothecate, encumber, assign or otherwise dispose of (each such action, a “Disposition”), enforce or permit the execution of the provisions of any agreement with Company whereby Company may be obligated to repurchase, or enter into any other contract, option or other arrangement or understanding with respect to, or otherwise consent to a Disposition of any or all of such Stockholder’s Shares or any interest therein; (ii) except as contemplated hereby, grant any proxies or powers of attorney, deposit any Shares into a voting trust or enter into a voting agreement with respect to any Shares; or (iii) take any action that would make any representation or warranty of such Stockholder contained herein untrue or incorrect or have the effect of preventing or disabling such Stockholder from performing such Stockholder’s obligations under this Agreement. Such Stockholder hereby waives any rights of appraisal or rights to dissent from the Merger that such Stockholder may have.

Section 3.02. Voting of Shares; Further Assurances. (a) Each Stockholder, by this Agreement, with respect to those Shares that it or he owns of record, does hereby constitute and appoint Merger Sub, or any nominee of Merger Sub, with full power of substitution, as his true and lawful attorney and proxy, for and in its name, place and stead, to vote each of such Shares as its or his proxy, at every annual, special or adjourned meeting of the stockholders of Company (including the right to sign its or his name (as stockholder) to any consent, certificate or other document relating to Company that may be permitted or required by applicable law) (i) in favor of the adoption of the Merger Agreement and approval of the Merger and the other transactions contemplated by the Merger Agreement, (ii) against any transaction pursuant to an Acquisition Proposal (as defined in the Merger Agreement) or any other action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of Company under the Merger Agreement or which could result in any of the conditions to Company’s obligations under the Merger Agreement not being fulfilled, and (iii) except as specifically requested in writing by Merger Sub in advance, against the following actions (other than the

Merger and the transactions contemplated by the Merger Agreement): (A) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving Company or its subsidiaries; (B) a sale, lease or transfer of a material amount of assets of Company or its subsidiaries or a reorganization, recapitalization, dissolution, liquidation or winding up of Company or any of its subsidiaries; (C) any change in the board of directors of Company; (D) any change in the present capitalization of Company or any amendment of Company’s Certificate of Incorporation; (E) any other material change in Company’s corporate structure or business; and (F) any other action which is intended or could reasonably be expected to impede, interfere with, delay, postpone, discourage or materially adversely affect the Merger, the transactions contemplated by the Merger Agreement or this Agreement or the contemplated economic benefits of any of the foregoing. No Stockholder shall enter into any agreement or understanding with any Person prior to the Termination Date (as defined below) to vote in any manner inconsistent with clause (i), (ii) or (iii) of the preceding sentence. Each Stockholder, severally itself or himself but not jointly, further agrees to cause all Shares owned by it or him beneficially to be voted in accordance with the foregoing. Each Stockholder acknowledges receipt and review of a copy of the Merger Agreement.

(b) If Merger Sub shall exercise its Options (as defined in Section 4.01) in accordance with the terms of this Agreement, and without additional consideration, each Stockholder shall execute and deliver further transfers, assignments, endorsements, consents and other instruments as Merger Sub may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement and the Merger Agreement, including the transfer of any and all of such Stockholder’s Shares to Merger Sub and the release of any and all liens, claims and encumbrances covering such Shares.

(c) Each Stockholder shall perform such further acts and execute such further documents and instruments as may reasonably be required to vest in Merger Sub the power to carry out the provisions of this Agreement.

(d) Each Stockholder shall take all such other actions as shall be reasonably requested by Merger Sub in order to assist in, and shall cooperate with Merger Sub in connection with, the consummation of the transactions contemplated by the Merger Agreement, including (i) participating in meetings with shareholders of Company and financing sources, (ii) soliciting proxies and (iii) providing information concerning Company to third parties.

(e) Notwithstanding anything to the contrary herein, each Stockholder is only executing this Agreement in his, her or its capacity as the beneficial owner of the Shares. To the extent a Stockholder is also a Company director, such Stockholder is not making any agreement hereunder in his capacity as a Company director, and the agreements herein shall in no way restrict such Stockholder in the exercise of his fiduciary duties as a Company director.

(f) The obligations of each of the Stockholders pursuant to this ARTICLE III shall terminate upon the earlier of (i) the date of termination of the Merger Agreement and (ii) the consummation of the Merger (the “Termination Date”); provided that the obligations of the Stockholders pursuant to Section 3.01 shall survive until the expiration of the Option Period (as defined in Section 4.01(b).

ARTICLE IV

THE OPTIONS

Section 4.01. Grant of Options. (a) Each Stockholder, severally as to itself or himself and not jointly, hereby grants to Merger Sub an irrevocable option (each, an “Option” and collectively, the “Options”) to purchase all or any portion of such Stockholders’ Shares in each case on the terms and subject to the conditions set forth herein, at a price per Share equal to $24.00 (the “Option Price”). In the event of any stock dividends, stock splits, recapitalizations, combinations, exchanges of shares or the like or any other action that would have the effect of changing the Stockholder’s ownership of Company’s capital stock or other securities, the Option Price will be appropriately adjusted for the purpose of this Agreement.

(b) The Options shall expire if not exercised prior to the close of business on the date that is 12 months following termination of the Merger Agreement (the “Option Period”).

Section 4.02. Exercise of Options. Provided that (a) to the extent necessary, any applicable waiting periods (and any extension thereof) under the HSR Act with respect to the exercise of an Option shall have expired or been terminated and (b) no preliminary or permanent injunction or other order, decree or ruling issued by any court or governmental or regulatory authority, domestic or foreign, of competent jurisdiction prohibiting the exercise of the Options or the delivery of Shares shall be in effect, Merger Sub may exercise its Options at any time following termination of the Merger Agreement pursuant to Sections 7.1(a)(iv) or (v) thereof, until the expiration of such Options. In the event that Merger Sub wishes to exercise its Options, Merger Sub shall give written notice (the date of such notice being herein called the “Notice Date”), to each Stockholder specifying a place and date (not later than two Business Days (as defined below) following the Notice Date) for closing such purchase (the “Closing”). For the purpose of this Agreement, the term “Business Day” shall mean any day other than a Saturday, a Sunday or any other day on which banks in the City of New York are required or permitted to be close.

Section 4.03. Payment for Delivery of Certificates. At the Closing, (a) Merger Sub shall pay, and Parent shall cause Merger Sub to pay, the aggregate Purchase Price for the shares being purchased from such Stockholder by wire transfer in immediately available funds of the total amount of the Purchase Price for such Shares to an account designated by such Stockholder by written notice to Merger Sub, and (b) the Stockholder shall deliver to Merger Sub a certificate or certificates evidencing such Shares, and such Stockholder agrees that such Shares shall be transferred free and clear of all liens. All such certificates shall be duly endorsed in blank, or with appropriate stock powers, duly executed in blank, attached thereto, in prior form for transfer, with the signature of such Stockholder thereon guaranteed, and with all applicable taxes paid or provided for.

Section 4.04. Profit Sharing. If, during the Option Period, (i) Company consummates a Business Combination (as defined below), (ii) a Holder (as defined below) disposes of any or all of his or its Shares to any person not an affiliate of Parent or Merger Sub or to Company or any affiliate thereof in connection with a Business Combination or (iii) a Holder realizes cash proceeds in respect of such Shares as a result of a distribution to such Holder by Company following the sale of a material amount of Company’s assets in connection with a Business Combination (each, a “Subsequent Transaction”), in each case at a per share price or with equivalent per share proceeds (including, in the case of clause (iii), the remaining value of the Shares), as the case may be (the “Subsequent Price”), with a value in excess of the Option Price, then the Holder will promptly pay to Parent or Merger Sub, as directed by Parent, if the Holder is a Stockholder, or the Holder will promptly pay to each Stockholder by whom an Option was granted, if the Holder is Merger Sub, an amount equal to 50% of the product of (x) the excess of the Subsequent Price over the Option Price and (y) the number of Shares beneficially owned by the Holder at the time a Business Combination is consummated. For purposes of this Agreement, a “Business Combination” shall mean (A) a merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Company pursuant to which the stockholders of Company immediately preceding such transaction hold less then 50% of the aggregate equity interests of the surviving or resulting entity of such transaction or any direct or indirect parent thereto; (B) a sale or other disposition by Company or its Subsidiaries of assets (in a transaction or series of transactions) representing in excess of 50% of the aggregate fair market value of Company’s business immediately prior to such sale; or (C) the acquisition by any person or group (including by way of a tender offer or an exchange offer or issuance by Company), directly or indirectly, of beneficial ownership or a right to acquire beneficial ownership of shares representing in excess of 50% of the voting power of the then outstanding shares of Company Common Stock. For purposes of this Agreement, a “Holder” shall mean the owner of the Shares immediately prior to the consummation of a Business Combination.

ARTICLE V

GENERAL PROVISIONS

Section 5.01. Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by cable, telecopy, telegram or telex or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address as shall be specified by notice given in accordance with this Section 5.01):

(a)	If to Parent or Merger Sub:

[            ]

with a copy to:

[            ]

(b)	If to Stockholders:

[            ]

with a copy to:

[            ]

Section 5.02. Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 5.03. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in any acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

Section 5.04. Entire Agreement. This Agreement constitutes the entire agreement of the parties and supersedes all prior agreements and undertakings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof.

Section 5.05. Assignment. This Agreement shall not be assigned by operation of law or otherwise.

Section 5.06. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 5.07. Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

Section 5.08. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that State. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined in any Delaware state or federal court. THE STOCKHOLDERS, PARENT AND MERGER SUB KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHT THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT

OF ANY LITIGATION BASED ON, ARISING OUT OF, UNDER OR IN CONNECTION WITH, THIS AGREEMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENT (VERBAL OR WRITTEN) OR ACTION OF THE STOCKHOLDERS OR BUYER OR MERGER SUB.

Section 5.09. Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

[signature page follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

ELEKTA AB (publ)

By:
Name:	Laurent Leksell
Title:	President

ERBIUM ACQUISITION CORP.

By:
Name:	Håkan Bergstrom
Title:	President

STOCKHOLDER

By:
Name:
Title:

EXHIBIT A

Name of Stockholder	Number of Shares

Annex C

January 17, 2005

Board of Directors

IMPAC Medical Systems, Inc.

100 West Evelyn Avenue

Mountain View, CA 94041

Gentlemen:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of the outstanding shares of common stock (collectively the “Stockholders”) of IMPAC Medical Systems, Inc. (the “Company”) of the $24.00 per share in cash (the “Merger Consideration”) proposed to be paid to the Stockholders pursuant to the draft of the Agreement and Plan of Merger dated as of January 15, 2005 (the “Merger Agreement”) by and among Elekta AB (“Elekta”), Elekta Merger Sub (“Merger Sub”), a wholly-owned subsidiary of Elekta, and the Company. Pursuant to the terms of and subject to the conditions set forth in the Merger Agreement, the Merger Sub will be merged into the Company (the “Merger”) and each share of common stock of the Company, $0.001 par value per share, will be converted into the right to receive the Merger Consideration upon consummation of the Merger.

We are familiar with the Company, having provided certain investment banking services to the Company from time to time, including serving as a co-managing underwriter for the Company’s common stock follow-on offering in 2003.

In connection with our review of the proposed Merger and the preparation of our opinion herein, we have examined, among other things:

(a) The Merger Agreement; and we have assumed that the final form of this document will not differ from the draft provided to us in any material respects;

(b) The audited financial statements of the Company for the three years ended September 30, 2004;

(c) The report on form 10-K for the year ended September 30, 2004 for the Company;

(d) The report on form 10-K/A for the year ended September 30, 2003 for the Company;

(e) Certain internal business, operating and financial information and forecasts (the “Forecasts”) of the Company prepared by the senior management of the Company;

(f) The financial position and operating results of the Company compared with those of certain publicly traded companies we deemed relevant;

(g) Information regarding publicly available financial terms of certain other business combinations we deemed relevant; and

(h) Certain other information related to the Company.

We have also held discussions with members of the senior management of the Company to discuss the foregoing, have considered other matters which we have deemed relevant to our inquiry and have taken into account such accepted financial and investment banking procedures and considerations as we have deemed relevant. In connection with our engagement, we were requested to approach, and held discussions with, certain third parties to solicit indications of interest in a possible acquisition of the Company.

In rendering our opinion, we have assumed and relied, without independent verification, upon the accuracy and completeness of all the information examined by or otherwise reviewed or discussed with us for purposes of this opinion including without limitation the Forecasts provided by senior management. We have not made or obtained an independent valuation or appraisal of the assets, liabilities or solvency of the Company. We have

C-1

been advised by the senior management of the Company that the Forecasts examined by us have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the senior management of the Company. In that regard, we have assumed, with your consent, that (i) the Forecasts will be achieved and (ii) all material assets and liabilities (contingent or otherwise) of the Company are as set forth in the Company’s financial statements or other information made available to us. We express no opinion with respect to the Forecasts or the estimates and judgments on which they are based. We further express no opinion with respect to the terms of the stockholder agreements dated January 15, 2005 among Elekta, Merger Sub and certain Stockholders. Our opinion herein is based upon economic, market, financial and other conditions existing on, and other information disclosed to us as of, the date of this letter. It should be understood that, although subsequent developments may affect this opinion, we do not have any obligation to update, revise or reaffirm this opinion. We have relied as to all legal matters on advice of counsel to the Company, and have assumed that the Merger will be consummated on the terms described in the draft Merger Agreement, without any waiver of any material terms or conditions by the Company.

William Blair & Company has been engaged in the investment banking business since 1935. We continually undertake the valuation of investment securities in connection with public offerings, private placements, business combinations, estate and gift tax valuations and similar transactions. In the ordinary course of our business, we may from time to time trade the securities of the Company for our own account and for the accounts of customers, and accordingly may at any time hold a long or short position in such securities. We have acted as the investment banker to the Company in connection with the Merger and will receive a fee from the Company for our services, a significant portion of which is contingent upon consummation of the Merger. In addition, the Company has agreed to indemnify us against certain liabilities arising out of our engagement.

Our investment banking services and our opinion were provided for the use and benefit of the Board of Directors of the Company in connection with its consideration of the transaction contemplated by the Merger Agreement. Our opinion is limited to the fairness, from a financial point of view, to the Stockholders of the Merger Consideration to be received in connection with the Merger, and we do not address the merits of the underlying decision by the Company to engage in the Merger, and this opinion does not constitute a recommendation to any stockholder as to how such stockholder should vote with respect to the proposed Merger. It is understood that this letter may not be disclosed or otherwise referred to without prior written consent, except that the opinion may be included in its entirety in a proxy statement mailed to the Stockholders by the Company with respect to the Merger.

Based upon and subject to the foregoing, it is our opinion as investment bankers that, as of the date hereof, the Merger Consideration is fair, from a financial point of view, to the Stockholders.

Very truly yours,

/s/ William Blair & Company, LLC
WILLIAM BLAIR & COMPANY, L.L.C.

C-2

Annex D

DELAWARE GENERAL CORPORATION LAW

SECTION 262

§ 262. Appraisal rights

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

DETACH HERE	ZIMS42

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

IMPAC MEDICAL SYSTEMS, INC.

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS [                    ]

The undersigned hereby appoints Joseph K. Jachinowski, James P. Hoey and David A. Auerbach, or any of them, each with power of substitution, as proxies of the undersigned, to attend the Annual Meeting of Stockholders of IMPAC MEDICAL SYSTEMS, INC. to be held at the offices of Orrick, Herrington & Sutcliffe LLP, The Orrick Building, 405 Howard Street, San Francisco, California 94105 on [                                        ], and any adjournment thereof, and to vote the number of shares the undersigned would be entitled to vote if personally present on the matters set forth on the reverse side.

SEE REVERSE SIDE	CONTINUED AND TO BE SIGNED ON REVERSE SIDE	SEE REVERSE SIDE

DETACH HERE	ZIMS41

☒	Please mark votes as in this example.	#IMS

This proxy will be voted as directed. In the absence of contrary directions, this proxy will be voted FOR proposals 1 and 2 and FOR the election of the directors listed below.

1.	To approve and adopt the Agreement and Plan of Merger, dated as of January 17, 2005, by and among IMPAC, Elekta AB (publ) and Erbium Acquisition Corporation, an indirect wholly owned subsidiary of Elekta, pursuant to which, among other things, IMPAC will become an indirect wholly owned subsidiary of Elekta.
FOR ☐ AGAINST ☐ ABSTAIN ☐

2.	To grant IMPAC management the discretionary authority to adjourn the 2005 Annual Meeting one or more times, to a date not later than May 31, 2005.
FOR ☐ AGAINST ☐ ABSTAIN ☐

3.	To elect two Class III directors to serve until the 2008 Annual Meeting of Stockholders.

Nominees: (01) Joseph K. Jachinowski and (02) Gregory M. Avis

☐	FOR ALL NOMINEES	☐	WITHHELD FROM ALL NOMINEES	☐

For all nominees except as noted above

4.	In their discretion, upon any and all such other matters as may properly come before the meeting or any adjournment thereof.

MARK HERE IF YOU PLAN TO ATTEND THE MEETING	☐

MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT	☐

STOCKHOLDERS ARE URGED TO MARK, DATE, SIGN AND RETURN THIS PROXY PROMPTLY IN THE ENVELOPE PROVIDED, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

The signature should correspond exactly with the name appearing on the certificate evidencing your Common Stock. If more than one name appears, all should sign. Joint owners should each sign personally.

Signature:	Date:	Signature:	Date: